Preliminary Offering Circular, Dated March 13, 2020

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.  INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED.  THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE.  WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Remembrance Group, Inc.

365 5th Ave South, Suite 201

Naples, FL 34102

239-666-3440

www.remembrancegroup.com

UP TO 1,200,000 SHARES OF

SERIES A REDEEMABLE PREFERRED STOCK

Remembrance Group, Inc., which we refer to as “our company,” “we,” “our” and “us,” is offering up to 1,200,000 shares of series A preferred stock, par value $0.0001 per share, which we refer to as the series A preferred stock, at an offering price of $10.00 per share, for a maximum offering amount of $12,000,000. There is a minimum initial investment amount per investor of $5,000 for the series A preferred stock and any additional purchases must be made in increments of at least $100.

The series A preferred stock will rank as to dividend rights and rights upon our liquidation, dissolution, or winding up, senior to our common stock, par value $0.0001 per share, which we refer to as our common stock. Holders of our series A preferred stock will be entitled to receive cumulative dividends in the amount of $0.175 per share each quarter in arrears, which is equivalent to 7% per annum; provided that upon an event of default (generally defined as our failure to pay dividends when due or to redeem shares when requested by a holder following the date when redemptions are permitted), such amount shall be increased to $0.25 per quarter, which is equivalent to 10% per annum. The liquidation preference for each share of our series A preferred stock is $15.00. Upon a liquidation, dissolution or winding up of our company, holders of shares of our series A preferred stock will be entitled to receive the liquidation preference with respect to their shares plus an amount equal to any accrued but unpaid dividends (whether or not declared) to, but not including, the date of payment with respect to such shares. Commencing immediately after the initial closing of this offering and continuing indefinitely thereafter, we will have a right to call for redemption all or any portion of the outstanding shares of our series A preferred stock at a call price equal to 150% of the original issue price of our series A preferred stock. Each holder of shares of our series A preferred stock will have a right to put all (but not less than all) of the shares of series A preferred stock held by such holder back to us at a put price equal to 150% of the original issue purchase price of such shares commencing on the fifth anniversary of the initial closing of this offering. The series A preferred stock will have no maturity date and no voting rights (except for certain limited matters) and are not convertible into shares of our common stock. See “Description of Securities” beginning on page 50 for additional details.

This is our initial public offering, and no public market currently exists for our stock. Our common stock is not listed for trading on any exchange or automated quotation system. The offering price of the series A preferred stock may not reflect the market price of our series A preferred stock after this offering. We do not expect to apply to have our series A preferred stock quoted on any national securities exchange or any tier of the OTC Markets.

This offering is being conducted on a “best efforts” basis pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended, or the Securities Act, for Tier 2 offerings. This offering will terminate at the earlier of: (1) the date at which the maximum amount of offered shares has been sold, (2) the date which is 180 days after this offering is qualified by the U.S. Securities and Exchange Commission, or the SEC, subject to an extension of up to an additional 180 days at the discretion of our company and the underwriter, or (3) the date on which this offering is earlier terminated by us in our sole discretion.

Digital Offering LLC, a broker-dealer registered with the SEC and a member of the Financial Industry Regulatory Authority, or FINRA, and the Securities Investor Protection Corporation, or SIPC, which we refer to as the underwriter or managing broker-dealer, is the lead underwriter for this offering. The underwriter is selling our shares in this offering on a best efforts basis and is not required to sell any specific number or dollar amount of shares offered by this offering circular, but will use its best efforts to sell such shares. Cambria Capital LLC, or Cambria Capital, has been appointed by us and the underwriter as a soliciting dealer for this offering. Cambria Capital is an SEC registered broker-dealer and member of FINRA and SIPC. Cambria Capital operates the My IPO platform (available at www.myipo.com) as a separate unincorporated business division. Cambria Capital’s clearing firm, which we refer to as the Clearing Firm, is an SEC registered broker-dealer and member of FINRA and SIPC and is authorized to act as a clearing broker-dealer. Cambria Capital and its My IPO division clear through the Clearing Firm as do other broker-dealers who may participate in this offering. We refer to such other broker-dealers that clear through the Clearing Firm and who may participate in this offering as Other Broker-Dealers.

We may undertake one or more closings on a rolling basis. Until we complete a closing, the proceeds for this offering will be kept in an escrow account maintained at Wilmington Trust, National Association, or, in the case of investors who invest through Cambria Capital, the My IPO platform, or Other Broker-Dealers that clear through the Clearing Firm, proceeds will remain in the investor’s own brokerage account with Cambria Capital or one of the Other Broker-Dealers, as applicable. At a closing, the proceeds will be distributed to us and the associated series A preferred stock will be issued to the investors. If there are no closings or if funds remain in the escrow account upon termination of this offering without any corresponding closing, the funds so deposited for this offering will be promptly returned to investors, without deduction and generally without interest, or, in the case of investors who invest through Cambria Capital, the My IPO platform, or Other Broker-Dealers, their funds will remain unrestricted in their own investment account. See “Underwriting.”

	Price to Public(1)	Underwriting discount and commissions(2)	Proceeds to issuer(3)
Per Share	$10.00	$0.70	$9.30
Total Maximum	$12,000,000	$840,000	$11,160,000

(1) Per Share price represents the offering price for one share of series A preferred stock.

(2) This table depicts broker-dealer commissions of 7% of the gross offering proceeds. In addition to commissions, we have agreed to reimburse the underwriter for its reasonable, documented out-of-pocket expenses of up to $30,000. We have also agreed to issue to the underwriter warrants to purchase a number of shares of the series A preferred stock equal to 2% of the number of shares sold in this offering. The underwriter warrants will be exercisable for five years from the effective date of the offering at an exercise price equal to $10.00 per share. Please refer to the section captioned “Underwriting” for additional information regarding total underwriter compensation.

(3) Before deducting expenses of the offering, which are estimated to be approximately $218,000, including a clearing broker processing fee of $60,000. See the section captioned “Underwriting” for details regarding the compensation payable in connection with this offering. This amount represents the proceeds of the offering to us, which will be used as set out in the section captioned “Use of Proceeds.”

Our business and an investment in our series A preferred stock involve significant risks. See “Risk Factors” beginning on page 11 of this offering circular to read about factors that you should consider before making an investment decision. You should also consider the risk factors described or referred to in any documents incorporated by reference in this offering circular, before investing in these securities.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

This offering circular follows the disclosure format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

The approximate date of commencement of proposed sale to the public is [*], 2020.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This offering circular and the documents incorporated by reference herein contain, in addition to historical information, certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation: statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; trends affecting our financial condition, results of operations or future prospects; statements regarding our financing plans or growth strategies; statements concerning litigation or other matters; and other similar expressions concerning matters that are not historical facts. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes” and “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith beliefs as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to:

●	changes in general economic conditions;
●	the inherent risks associated with owning funeral homes, governing laws and regulations affecting the funeral and cemetery industry and illiquidity of real estate investments;
●	our ability to continue to manage through the societal shift to growing cremation rates;
●	increased competition in the geographic areas in which we own and operate funeral homes;
●	our ability to continue to identify, negotiate and acquire funeral businesses;
●	changes in market rates of interest;
●	our ability to repay debt financing obligations;
●	our ability to refinance amounts outstanding under our credit facilities at maturity on terms favorable to us;
●	our ability to comply with certain debt covenants;
●	our ability to integrate acquired properties and operations into existing operations;
●	the availability of other debt and equity financing alternatives;
●	continued ability to access the debt or equity markets;
●	the loss of any member of our management team;
●	our ability to maintain internal controls and processes to ensure all transactions are accounted for properly, all relevant disclosures and filings are timely made in accordance with all rules and regulations, and any potential fraud or embezzlement is thwarted or detected;
●	market conditions affecting our investment securities;
●	changes in federal or state tax rules or regulations that could have adverse tax consequences; and
●	those risks and uncertainties referenced under the caption “Risk Factors” contained in this offering statement.

Potential investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. Potential investors should not make an investment decision based solely on our company’s projections, estimates or expectations.

The specific discussions herein about our company include financial projections and future estimates and expectations about our company’s business. The projections, estimates and expectations are presented in this offering circular only as a guide about future possibilities and do not represent actual amounts or assured events. All the projections and estimates are based exclusively on our company management’s own assessment of its business, the industry in which it works and the economy at large and other operational factors, including capital resources and liquidity, financial condition, fulfillment of contracts and opportunities. The actual results may differ significantly from the projections.

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Please read this offering circular carefully. It describes our business, our financial condition and results of operations. We have prepared this offering circular so that you will have the information necessary to make an informed investment decision.

You should rely only on the information contained in this offering circular. We have not, and the underwriter has not, authorized anyone to provide you with any information other than that contained in this offering circular. We are offering to sell, and seeking offers to buy, the securities covered hereby only in jurisdictions where offers and sales are permitted. The information in this offering circular is accurate only as of the date of this offering circular, regardless of the time of delivery of this offering circular or any sale of the securities covered hereby. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriter is not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not, and the underwriter has not, taken any action that would permit this offering or possession or distribution of this offering circular in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this offering circular must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby or the distribution of this offering circular outside the United States.

This offering circular includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable. We are ultimately responsible for all disclosure included in this offering circular.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the offering statement of which this offering circular is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS OFFERING CIRCULAR. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS OFFEIRNG CIRCULAR IS NOT AN OFFER TO SELL OR BUY ANY SECURITIES IN ANY STATE OR OTHER JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS OFFERING CIRCULAR IS CURRENT AS OF THE DATE ON THE COVER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFERING CIRCULAR.

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SUMMARY

This summary highlights selected information contained elsewhere in this offering circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire offering circular, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this offering circular, before making an investment decision.

Our Company

Overview

We acquire and operate funeral homes and related businesses, primarily in tier 2 – 4 markets in the United States. We are a Delaware corporation that was incorporated on January 31, 2020, but we were formed originally as a Delaware limited liability company on December 11, 2012 under the name PF Management Services, LLC. We converted from a limited liability company to a corporation in Delaware on February 1, 2020. We serve as the management company for one wholly owned and six affiliated, independent operating businesses, all of which we refer to as the operating businesses. We refer to the six affiliated, independent operating businesses, which are independent legal entities, as the independent operating companies. Based in Naples, Florida, we operate seven businesses with 14 locations on a consolidated basis and we plan to operate in 23 states located throughout the Midwest, Mid-South, Appalachian, Mid-Atlantic and Mid-Eastern regions of the United States. These target markets represent our current base of businesses and other markets where we plan to operate in the future. These are the same markets in which our senior management team has operated death care and complementary businesses throughout their careers.

We serve as the management company for the operating businesses of the Remembrance Group, a brand name used to describe our consolidated operating businesses. We provide consulting and management services, such as accounting and bookkeeping services, developing operational plans, and workforce management and recruitment to Remembrance Group’s funeral homes and other non-competing clients. We employ Remembrance Group’s executive officers and have contractual management administrative services agreements, which we refer to as MSAs, with each of Remembrance Group’s six independent operating companies. The MSAs in effect enable the independent operating companies to operate with us on a consolidated basis.

We also have option agreements in place, which we refer to as the option agreements, to acquire, at our option, 100% of the ownership interests in each of the six independent operating companies.

We own 100% of Premier Funeral Management Group V LLC, a Delaware limited liability company, or PFMG V, our one wholly owned operating subsidiary. PFMG V was formed to acquire and operate the Premier Sharp Funeral Home in Tennessee.

Each of the six independent operating companies within the Remembrance Group are Delaware limited liability companies which were formed to acquire and operate one or more specific funeral businesses. The six independent operating companies along with their wholly owned funeral businesses are listed below:

●	Premier Funeral Management Group, LLC, or PFMG, which owns and operates the Creech Funeral Home in Kentucky.
●	Premier Funeral Management Group II, LLC, or PFMG II, which owns and operates the Markwell & Son Funeral Home and the Greenwell Funeral Home in Illinois.
●	Premier Funeral Management Group, IV, or PFMG IV, which owns and operates the Whinery Funeral Service, the Rose Chapel Funeral Service and Whinery Huddleston, in Oklahoma
●	Premier Funeral Management Group, VI, or PFMG VI, which owns and operates the Masciarelli Family Funeral Homes in Massachusetts.
●	Premier Funeral Management Group, VII LLC, or PFMG VII, which owns and operates the Adams Funeral Chapel in Illinois.
●	Premier Funeral Management Services, III LLC, or PFMS III, which owns and operates the McFarland Funeral Chapel and Polk Memorial Gardens Cemetery in , North Carolina.

Remembrance Group anticipates consolidating these independent operating companies into a unified ownership structure in the future and expects to use a substantial portion of the net proceeds of the Offering to exercise its acquisition rights under one or more of the Option Agreements. See “Use of Proceeds” below.

The Funeral Industry

We believe current market dynamics and trends are ideal to implement our company’s business and growth strategy. In 2018, United States sales related to funeral services totaled nearly $15.2 billion, a 10.7 percent increase since 2014. In 2019, there were approximately 19,136 funeral home locations in the United States according to National Directory of Morticians Redbook. The “death care” industry is highly fragmented. There are three publicly traded companies that operate funeral homes and cemeteries in North America, which control an estimated 10.8% of funeral homes in the United States, and the remaining 89.2% are privately owned by families or individuals; 97% of these businesses employ fewer than 20 employees and 89% employ less than 10 employees. The publicly traded companies include Service Corporation International, America’s largest provider of death care products and services; StoneMor Partners, L.P., which primarily focuses on cemetery operations; and Carriage Services, Inc.

The industry is growing steadily, driven by current demographic (“baby boomer” death rate) trends. According to ACL.Gov and the Census Bureau, the United States’ population over 65 years of age was 50.9 million in 2017 and is expected to rise to 83.7 million by 2050, a 61% increase and compound annual growth rate of about 2%. An increase in the number of older Americans inevitably leads to an increasing number of deaths, while controlling for improvements in end-of-life stage healthcare, as well as increases in obesity and associated diseases that reduce life expectancy. The number of deaths per year in the United States was 2.9 million in 2017 according to the Center for Disease Control and Prevention, up from 2.5 million in 2014, an increase of approximately 3% per year. Combining this increase in the annual number of deaths with an expected decrease in the total number of business locations to service those cases results in an expected double-digit market opportunity for existing Funeral businesses.

Our Competition

We face competition in all of our markets. Most of our competitors are, and are expected to continue to be, independent operations. Our ability to compete successfully depends on our management’s forward vision, timely responses to changes in the business environment, our operating businesses’ ability to maintain a good reputation and high professional standards as well as offer products and services at competitive prices. We anticipate that additional consolidators will enter the industry and likely pursue acquisitions in our market areas, potentially increasing the average consideration required to successfully purchase a funeral home business. If we face price competition in our markets, or if local competitors successfully exploit the perception that our acquired businesses are now owned by a “corporate consolidator,” we will be challenged to successfully execute our business plan in a given market.

Our Competitive Strengths

We believe that our focus on secondary markets in certain Midwest, Mid-South, Appalachian, Mid-Atlantic Mid-Eastern states provides our company with several strategic advantages. We believe that these markets offer a large and growing base of owners interested in selling their properties, and we expect that we will be able to buy funeral properties for near-historically low prices and on favorable terms. Twenty of our twenty-three initially targeted states rank in the top twenty-four states for potential funeral services market size. We believe that the sector’s competitive dynamics in these geographic areas offer significant opportunities to improve an acquired location’s financial performance and local market share. These areas also are largely insulated from the downward per-service revenue pressure created by the growing trend of cremation, due to their location in the “Bible Belt” which has historically seen greater focus on traditional values and traditional funeral and burial practices.

In addition, we believe the following competitive strengths position us well to implement our acquisition and market growth strategy:

●	Focus on Calls (i.e., the number of “deceased” whose families we serve) – Continued management efforts to relate all location activities and expenses to a positive impact on call growth;
●	Experienced, proven management team;
●	Operational expertise and focus;
●	Disciplined, value-oriented approach towards acquisitions;
●	Innovative approach to funeral home operations and strategy; and
●	Strategic partnerships and vendor relationships.

Our Growth Strategy

Our corporate level strategy is to acquire funeral home businesses generating approximately $1 million to $2 million in revenue per location at a multiple of 3.0x - 5.0x trailing earnings before interest, taxes, depreciation and amortization, or EBITDA, on an adjusted basis, or Adjusted EBITDA. Adjusted EBITDA is typically calculated by adding back expenses associated with the seller that we no longer expect to incur after an acquisition. Through a planned reduction of expenses associated with cost of goods sold, or COGS, and overhead, management aims to improve EBITDA margins after the consummation of an acquisition from approximately 25% to 30% before acquisition to 35% to 40% post acquisition.

We focus on expanding EBITDA margins through leveraging our volume purchasing agreements for products like caskets and vaults, eliminating or reducing excess expenditures, and right-sizing staffing levels, including contracted or outsourced services. We estimate that we can immediately reduce an acquired business’ cost of goods sold through our vendor relationships and pricing, e.g., with suppliers like Batesville Casket Company, resulting in a gross profit and EBITDA margin expansion of approximately 3.0% - 5.0%. We also implement back office systems and controls, such as accounting and payroll functions, at our acquired businesses, to both improve system functionality and reduce costs associated with facility operations. Recent technological advances, particularly in the area of “cloud based” business services, have enabled us to integrate the systems of an acquired business into our accounting, financial and back-office software programs on a shorter timeframe, providing us with around the clock visibility into the operating and financial performance of each company we acquire. Our goal is to implement these changes in collaboration with the local employees to minimize any disruptions associated with the sale of the business.

A core component of our operating and growth strategy involves developing and executing a specific strategic plan for each business we acquire in partnership with the prior owners and existing “key man” staff members on location. A plan is developed for each individual location, as we believe every funeral home is unique in its market. Our general approach involves providing outstanding client service levels and innovative product and service offerings and fee structures. We additionally employ various marketing approaches in each market, including brand differentiation, ongoing client and prospect relationship management, public and community relations, on and off-site events, and various other initiatives that are expected to drive market share and revenue, as well as client satisfaction surveys.

We believe that a top-tier team - from executive level members to junior employees at our local funeral homes - is a critical element of our strategy to build an industry-leading death care company. We seek to recruit, hire and retain top-performing employees through a systematic process and core focus of our company. Prospective employees are professionally evaluated to assess their skills, interests and potential to succeed in their positions. We aim to create individual performance and growth programs for all employees and continually measure and provide feedback associated with established goals and actual performance. We also implement compensation programs that are connected to individual and group performance.

We have carefully chosen our initial target markets based on the likelihood that we can realize improvements at our acquired funeral homes in the short term in partnership with the previous owner and retained staff. Funeral homes in the “trade areas” we have selected are mostly small, independently owned and operated, and have conducted business in the same manner for decades. The funeral homes in these areas generally do not focus on proactive marketing, client development and packaged services for families. More “modern” marketing practices, like customer relationship management and referral generation programs, often do not exist in a trade area. We confirm this market attribute during our due diligence process. Funeral homes that meet our criteria in these markets usually also have bloated overhead expenses and inefficient purchasing. After close of an acquisition, we work to expand our EBITDA margins through general and administrative expense reductions and implement product purchasing initiatives. By providing back office services, such as accounting, payroll functions, HR, legal and merchandising to our acquired businesses, we seek to improve system functionality and reduce costs associated with facility operations.

Our Risks and Challenges

Our prospects should be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by similar companies. Our ability to realize our business objectives and execute our strategies is subject to risks and uncertainties, including, among others, the following:

●	changes in general economic and demographic conditions that may negatively affect our business;
●	the inherent risks associated with owning and operating funeral homes, governing laws and regulations affecting the funeral and cemetery industry;
●	increased competition in the geographic areas in which we own and operate funeral homes;
●	our ability to continue to manage through the societal shift to growing cremation rates;
●	our ability to continue to identify, negotiate, acquire and integrate funeral businesses;
●	the failure of our acquired businesses to perform as expected;
●	our reliance on third party product and service providers;
●	changes in market rates of interest and our ability to fund acquisitions through debt;
●	our ability to repay debt financing obligations and comply with certain debt covenants;
●	the availability of other debt and equity financing alternatives;
●	the loss of any member of our management team; and
●	those risks and uncertainties referenced under the caption “Risk Factors” contained in this offering statement.

In addition, we face other risks and uncertainties that may materially affect our business prospects, financial condition, and results of operations. You should consider the risks discussed in “Risk Factors” and elsewhere in this offering circular before investing in our series A preferred stock.

Recent Developments

On February 14, 2020, the Company entered into an agreement to divest one of its six funeral home businesses that was not majority owned by the Company. The Company has entered into a long-term management agreement with this funeral home business pursuant to which it will receive management fees but it will no longer exert the power to direct the activities that most significantly impact this operating business entity’s economic performance. Therefore, the financial results of this business will no longer be included in the Company’s consolidated financial results. This divestiture has relieved the Company of $3.3 million of the long term debt obligations reported on the Company’s December 31, 2019 consolidated financial statements. See Exhibit 3.3 - Promissory Note dated May 16, 2014. Management believes that there will be minimal financial impact to the Company’s statement of operations from this divesture due to the long-term management fees associated with the new management agreement now in place with this funeral home business.

Corporate Information

Our principal executive offices are located at 365 5th Ave South, Suite 201, Naples, FL 34102 and our telephone number is (239) 666-3440. We maintain a website at www.Remembrancegroup.com. Information available on our website is not incorporated by reference in and is not deemed a part of this offering circular.

The Offering

Securities being offered:	Up to 1,200,000 shares of series A preferred stock at an offering price of $10.00 per share, for a maximum offering amount of $12,000,000.

Terms of series A preferred stock:

●     Ranking - The series A preferred stock ranks, as to dividend rights and rights upon our liquidation, dissolution, or winding up, senior to our common stock. The terms of the series A preferred stock will not limit our ability to (i) incur indebtedness or (ii) issue additional equity securities that are equal or junior in rank to the shares of our series A preferred stock as to distribution rights and rights upon our liquidation, dissolution or winding up.

●     Dividend Rate and Payment Dates - Dividends on the series A preferred stock being offered will be cumulative and payable quarterly in arrears to all holders of record on the applicable record date. Holders of our series A preferred stock will be entitled to receive cumulative dividends in the amount of $0.175 per share each quarter, which is equivalent to the annual rate of 7% of the $10.00 per share purchase price of the series A preferred stock; provided that upon an event of default (generally defined as our failure to pay dividends when due or to redeem shares when properly requested by a holder), such amount shall be increased to $0.25 per quarter, which is equivalent to the annual rate of 10% of the $10.00 liquidation preference per share described below. Dividends on shares of our series A preferred stock will continue to accrue even if any of our agreements with banks or other third parties prohibit the current payment of dividends or we do not have earnings.

●    Liquidation Preference - The liquidation preference for each share of our series A preferred stock is $15.00, or 150% of the original per share purchase price of the series A preferred stock. Upon a liquidation, dissolution or winding up of our company, holders of shares of our series A preferred stock will be entitled to receive the liquidation preference with respect to their shares plus an amount equal to any accrued but unpaid dividends (whether or not declared) to, but not including, the date of payment with respect to such shares.

●    Company Call and Stockholder Put Options - Commencing immediately following the initial closing of this offering and continuing indefinitely thereafter, we shall have a right to call for redemption all or any portion of the outstanding shares of our series A preferred stock at a call price equal to 150% of the original issue price of our series A preferred stock. Each holder of shares of our series A preferred stock shall have a right to put all (but not less than all) of the shares of series A preferred stock held by such holder back to us at a put price equal to 150% of the original issue purchase price of such shares commencing on the fifth anniversary of the initial closing of this offering.

●    Further Issuances - The shares of our series A preferred stock have no maturity date, and we will not be required to redeem shares of our series A preferred stock at any time except as otherwise described above under the caption “Company Call and Stockholder Put Options.” Accordingly, the shares of our series A preferred stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our call right or the holder of the series A preferred stock exercises his put right.

●    Voting Rights - We may not authorize or issue any class or series of equity securities ranking senior to the series A preferred stock as to dividends or distributions upon liquidation (including securities convertible into or exchangeable for any such senior securities) or amend our articles of incorporation (whether by merger, consolidation, or otherwise) to materially and adversely change the terms of the series A preferred stock without the affirmative vote of at least two-thirds of the votes entitled to be cast on such matter by holders of our outstanding series A preferred stock, voting together as a class. Otherwise, holders of the series A preferred stock will not have any voting rights.

●     No Conversion Right - The series A preferred stock is not convertible into shares of our common stock.

Best efforts offering:	The underwriter is selling the shares of series A preferred stock offered in this offering circular on a “best efforts” basis and is not required to sell any specific number or dollar amount of series A preferred stock offered by this offering circular, but will use its best efforts to sell such shares.

Securities issued and outstanding before this offering: (1)	9,850,522 shares of common stock; warrants to purchase 150,000 shares of common stock; and no shares of series A preferred stock.

Securities issued and outstanding after this offering:(2)	9,850,522 shares of common stock; warrants to purchase 150,000 shares of common stock; and 1,200,000 shares of series A preferred stock if the maximum number of shares being offered are sold.

Minimum subscription price:	The minimum initial investment is per investor is $5,000 and any additional purchases must be made in increments of at least $100.

Use of proceeds:

We estimate our net proceeds from this offering will be approximately $10,882,000 if the maximum number of shares being offered are sold based upon the offering price of $10.00 per share and after deducting the 7% underwriting discounts and commissions and estimated offering expenses of $130,000 plus transaction processing fees of $60,000 payable to the clearing broker by us.

We intend to use the net proceeds from this offering to fund acquisitions pursuant to the exercise of existing option agreements with certain of our operating businesses and for debt repayment. For a discussion, see “Use of Proceeds.”

Termination of the offering:	This offering will terminate at the earlier of: (1) the date at which the maximum amount of offered shares has been sold, (2) the date which is 180 days after this offering is qualified by the SEC, subject to an extension of up to 180 days by us and the underwriter, or (3) the date on which this offering is earlier terminated by us in our sole discretion.

Closings of the offering; Subscribing through Cambria Capital, the My IPO platform, or Other Broker-Dealers:

We may undertake one or more closings on a rolling basis. Until we complete a closing, the proceeds for this offering will be kept in an escrow account maintained at Wilmington Trust, National Association or will be held in your own brokerage account as described below. At a closing, the proceeds will be distributed to us and the associated shares will be issued to the investors. If there are no closings or if funds remain in the escrow account upon termination of this offering without any corresponding closing, the investments for this offering will be promptly returned to investors, without deduction and generally without interest.

You may not subscribe to this offering prior to the date this offering is qualified by the SEC, which we will refer to as the qualification date. Before the qualification date, you may only make non-binding indications of your interest to purchase securities in the offering. For any subscription agreements received after the qualification date, we have the right to review and accept or reject the subscription in whole or in part, for any reason or for no reason. If rejected, we will return all funds to the rejected investor within ten business days. If accepted, the funds will remain in the escrow account until all conditions to closing have been satisfied or waived, at which point we will have an initial closing of the offering and the funds in escrow will then be transferred into our general account.

Following the initial closing of this offering, we expect to have several subsequent closings of this offering until the maximum offering amount is raised or the offering is terminated. We expect to have closings on a monthly basis and expect that we will accept all funds subscribed for each month subject to our working capital and other needs consistent with the use of proceeds described in this offering circular.  Investors should expect to wait approximately one month and no longer than forty-five days before we accept their subscriptions and they receive the securities subscribed for.  An investor’s subscription is binding and irrevocable and investors will not have the right to withdraw their subscription or receive a return of funds prior to the next closing unless we reject the investor’s subscription. You will receive a confirmation of your purchase promptly following the closing in which you participate.

Procedures for Subscribing through Cambria Capital, the My IPO Platform or Other Broker-Dealers

Cambria Capital is an SEC registered broker-dealer and member of FINRA and SIPC. Cambria Capital has been appointed by us and the underwriter, our managing broker-dealer, as a soliciting dealer for this offering. Cambria Capital operates the My IPO platform as a separate unincorporated business division. Cambria Capital’s clearing firm, who we refer to as the Clearing Firm, is an SEC registered broker-dealer and member of FINRA and SIPC and is authorized to act as a clearing broker-dealer. Cambria Capital and its My IPO division clear through the Clearing Firm as do other broker-dealers who may participate in this offering. We refer to such other broker-dealers that clear through the Clearing Firm and who may participate in this offering as Other Broker-Dealers.

Prospective investors investing through Cambria Capital, My IPO or Other Broker-Dealers will acquire shares of our series A preferred stock through book-entry order by opening an account with Cambria Capital, My IPO, or an Other Broker-Dealer, or by utilizing an existing Cambria Capital account, My IPO account or account with an Other Broker-Dealer. In each such case, the account will be an account owned by the investor and held at the Clearing Firm, as the clearing firm for the exclusive benefit of such investor. The investor will also be required to complete and submit a subscription agreement. Subscriptions for shares of series A preferred stock acquired through an account at Cambria Capital, My IPO or an Other Broker-Dealer are all processed online

The process for investing through Cambria Capital, My IPO or through Other Broker-Dealers will work in the following manner. The Clearing Firm will enter into a custody agreement with us pursuant to which we will issue uncertificated securities to be held at the Clearing Firm, and the shares of series A preferred stock held at the Clearing Firm will be reflected as an omnibus position on our records and the transfer agent's records in the name of the Clearing Firm, for the exclusive benefit of customers. We will open a brokerage account with the Clearing Firm and the Clearing Firm will hold the shares of series A preferred stock to be sold in the offering in book-entry form in our company’s Clearing Firm account. When the shares of series A preferred stock are sold, the Clearing Firm maintains a record of each investor’s ownership interest in those securities. Under an SEC no-action letter provided to the Clearing Firm in January 2015, the Clearing Firm is allowed to treat the issuer as a good control location pursuant to Exchange Act Rule 15c3-3(c)(7) under these circumstances. The customer's funds will not be transferred into a separate account awaiting the initial closing, or any other closing, but will remain in the customer's account at the Clearing Firm pending instructions to release funds to us if all conditions necessary for a closing are met.

In order to subscribe to purchase the shares of series A preferred stock through Cambria Capital, My IPO or through another Broker-Dealer, a prospective investor must electronically complete and execute a subscription agreement and provide payment using the procedures indicated below. When submitting the subscription request through Cambria Capital, My IPO or an Other Broker-Dealer, a prospective investor is required to agree to various terms and conditions by checking boxes and to review and electronically sign any necessary documents. We will not accept any subscription agreements prior to the SEC’s qualification of this offering.

After any contingencies of the offering or any particular closing are met, we will notify the Clearing Firm when we wish to conduct a closing. The Clearing Firm executes the closing by transferring each investor’s funds from their Cambria Capital, My IPO or Other Broker-Dealer accounts to our Clearing Firm account and transferring the correct number of book-entry shares to each investor’s account from our Clearing Firm account. The shares are then reflected in the investor’s online account and shown on the investor's Cambria Capital, My IPO or Other Broker-Dealer account statements. Cambria Capital, My IPO and Other Broker-Dealers will also send trade confirmations individually to the investors.

Other Subscription Procedures

Investors not purchasing through Cambria Capital, My IPO or an Other Broker-Dealer that clears through the Clearing Firm must complete and execute a subscription agreement for a specific number of shares and pay for the shares at the time of the subscription. Completed subscription agreements will be sent by your broker-dealer or registered investment advisor, as applicable, to Digital Offering at the address set forth in the subscription agreement. Subscription payments should be delivered directly to the escrow agent. If you send your subscription payment to your broker or registered investment advisor, then your broker or registered investment advisor will immediately forward your subscription payment to the escrow agent. Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part.

Restrictions on investment amount:	Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Risk factors:	Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 11 before deciding to invest in our securities.

(1) The number of shares of our capital stock outstanding excludes shares of common stock issuable upon the exercise of warrants representing the right to purchase a total of 150,000 shares of common stock at an exercise price of $0.01 per share.

(2) The total number of shares of our capital stock outstanding after this offering is based on 9,850,522 shares of common stock outstanding as of February 3, 2020 and excludes:

●	2,141,390 shares of our common stock granted pursuant to our 2020 Equity Incentive Plan;
●	358,741 shares of our common stock reserved for future grants pursuant to our 2020 Equity Incentive Plan; and
●	Up to 24,000 shares of series A preferred stock underlying the underwriter warrants.

Summary Financial Data

The following tables summarize selected financial data regarding our business and should be read in conjunction with our financial statements and related notes contained elsewhere in this offering circular and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The summary consolidated financial data as of December 31, 2019 and 2018 and for the years then ended for our company are derived from our audited consolidated financial statements included elsewhere in this offering circular. Our consolidated financial statements include the accounts of Remembrance Group, Inc. and all subsidiaries in which we hold a controlling financial interest. The subsidiaries are consolidated because they are controlled by us. Control over a subsidiary exists because we possess the power to direct the activities that most significantly impact the subsidiary’s economic performance. The power to direct those activities arises either through our owning a majority voting interest in the subsidiary, or, alternatively, through legal or contractual rights or obligations of ours whose terms implicitly or explicitly convey that power. Intercompany balances and transactions have been eliminated in consolidation.

Our consolidated financial statements also include the accounts of the funeral service trusts in which we have a variable interest and are the primary beneficiary. We have retained the specialized industry accounting principles when consolidating the trusts. Our trusts are variable interest entities, for which we have determined that we are the primary beneficiary as we absorb a majority of the losses and returns associated with these trusts. Although we consolidate the trusts, it does not change the legal relationships among the trusts, us, or our customers. The customers are the legal beneficiaries of these trusts; therefore, their interests in these trusts represent a liability to us.

We have a wholly owned subsidiary, which operates one funeral services location. We also operate six funeral services entities, which are separately owned, but managed by us. Of these seven funeral services locations, four are under long-term leases with operating and management agreements. We manage three funeral services locations under long-term contract and other agreements that do not qualify as acquisitions for accounting purposes. As a result, our company did not consolidate all of the existing assets and liabilities related to these funeral services locations. Under the long-term contract and other agreements associated with these properties, which are subject to certain termination provisions, our company is the exclusive operator of these funeral services locations and earns revenues through its management fees related to sales of services and merchandise. Upon termination of these agreements, our company will retain certain benefits related to the contractual agreement. We have also recognized the existing customer contract-related performance obligations that we assumed as part of these agreements.

On February 14, 2020, the Company entered into an agreement to divest one of its six funeral home businesses that was not majority owned by the Company. The Company has entered into a long-term management agreement with this funeral home business pursuant to which it will receive management fees but it will no longer exert the power to direct the activities that most significantly impact this operating business entity’s economic performance. Therefore, the financial results of this business will no longer be included in the Company’s consolidated financial results. This divestiture has relieved the Company of $3.3 million of long term debt obligations reported in the Company’s December 31, 2019 consolidated financial statements. See Exhibit 3.3 - Promissory Note dated May 16, 2014. Management believes that there will be minimal financial impact to the Company’s statement of operations from this divesture due to the long-term management fees associated with the new management agreement now in place with this funeral home business.

The summary financial data information is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere herein. The financial statements contained elsewhere in this offering circular fully represent our financial condition and operations; however, they are not necessarily indicative of our future performance.

	Years Ended December 31,
	2019	2018
	(audited)	(audited)
Statements of Operations Data
Total revenues	$8,854,905	$9,166,966
Cost and expense applicable to revenue	1,752,413	1,745,394
Corporate payroll	3,171,285	3,360,865
Depreciation and amortization expense	896,005	899,697
Other operating expenses	2,351,628	2,142,244
Interest expense	1,831,175	1,780,664
Other income (loss)	(658,107)	(413,416)
Net loss	$(1,805,708)	$(1,175,314)

Net income (loss) attributable to the non-controlling interest	$(825,588)	$(874,617)
Net income (loss) attributable to common and preferred units	$(980,120)	$(300,697)
Weighted average shares - basic	8,015,562	7,676,205
Weighted average shares - diluted	8,165,562	8,253,037
Net loss per share - basic and fully diluted	(.12)	(.04)

	As of	As of
	31-Dec-19	31-Dec-18
	(audited)	(audited)
Balance Sheet Data
Cash and cash equivalents	459,099	182,435
Preneed receivables, net and trust investments	2,997,120	2,673,221
Total assets	15,705,934	15,956,042
Total liabilities	27,065,673	25,506,923
Stockholders’ equity (deficit)	(11,359,739)	(9,550,881)
Total liabilities and stockholders’ equity (deficit)	15,705,934	15,956,042

RISK FACTORS

An investment in our shares of series A preferred stock involves a high degree of risk. You should carefully read and consider all of the risks described below, together with all of the other information contained or referred to in this offering circular, before making an investment decision with respect to our securities. If any of the following events occur, our financial condition, business and results of operations (including cash flows) may be materially adversely affected. In that event, the value of your shares of series A preferred stock could decline, and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS AND OUR INDUSTRY

We may not be able to identify, complete, fund or successfully integrate additional funeral home business acquisitions, which could have an adverse effect on our results of operations.

A primary component of our business strategy is to grow through acquisitions of funeral homes at attractive prices and on favorable terms. We cannot assure you that we will be able to identify and acquire businesses on terms favorable to us or at all. We may face competition from other death care companies in making acquisitions. Industry consolidation or rising valuations could lead to a dearth of suitable acquisition targets. To date, we have funded our initial acquisitions primarily through senior debt facilities and seller financing, with limited up front equity (cash) contributions to transactions. Our ability to make acquisitions in the future may be limited by our inability to secure adequate financing, restrictions under our existing or future debt agreements, competition from third parties, or a lack of suitable properties.

In addition, if we complete acquisitions, we may encounter various associated risks, including the possible inability to integrate an acquired business into our operations, diversion of management’s attention, and unanticipated problems or liabilities, some or all of which could have a material adverse effect on our operations and financial performance. We cannot predict the competitive dynamics in a specific market after we acquire a funeral home business. Also, when we acquire funeral homes that do not have an existing pre-need sales program, the operation of the business and implementation of a preneed insurance sales program after acquisition may require significant time resources on the part of our management. This may make it more difficult for us to focus on additional acquisitions. We cannot assure you that we will source, close and effectively provide management services to additional funeral businesses that we do not own.

We are dependent upon highly qualified personnel, including our current management, and the loss of such personnel is a risk to our success.

We will be substantially dependent upon current and future management team members who have experience in our business and complementary firms, to carry out our business plan. A component of our business strategy is to purchase businesses that we believe already employ high quality managers and licensed and unlicensed employees and then retain them after we acquire the firm. We are highly dependent upon the efforts of our acquired businesses’ management and technically skilled personnel, including licensed funeral directors, insurance sales representatives and additional staff, and our future performance will depend in part upon the ability of management to manage growth effectively and to retain the services of these full time and contract employees. Because competition for high quality management, technical and other personnel is intense, we may be unable to retain our key employees or attract other highly qualified employees in the future.

The loss of the services of any of our management team members or the failure to attract and retain additional key employees could have a material adverse effect on our business, financial condition and results of operations. In particular, the success of our business is substantially dependent on the continued services and on the performance of our senior executives including our President, Dennis Smith, who have extensive experience and expertise in our business and have led our company to execute its business model and strategy during the most recent phase of our growth. While we intend to provide the management team members long-term incentive compensation arrangements to retain them, the loss of the services of Mr. Smith, or the additional members of the management team could harm our business and prospects. We currently do not have key man life insurance policies on our executives.

The death care business and funeral home industry continues to be competitive, both generally and in our target markets.

We face competition in all of our markets. Most of our competitors are and will be independent operations. Our ability to compete successfully depends on our management’s forward vision, timely responses to changes in the business environment, our funeral homes’ ability to maintain a good reputation and high professional standards as well as offer products and services at competitive prices. We anticipate that additional consolidators will enter the industry and likely pursue acquisitions in our market areas, potentially increasing the average consideration required to successfully purchase a funeral home business. If we face price competition in our markets, or if local competitors successfully exploit the fact that our acquired businesses are now owned by a perceived “corporate consolidator,” we may not be able to successfully execute our business plan in a particular market. If we are unable to successfully compete in our markets, our financial condition, results of operations and cash flows could be materially adversely affected.

Our financial results could be negatively affected if acquisitions fail to perform as expected or we realize unexpected liabilities.

Our capital deployed to acquire funeral home acquisitions may be significant individually or in the aggregate. As a result, if a significant investment in one or more businesses fails to perform as expected, our financial results could be more negatively affected and the magnitude of the loss could be more significant than if we had made smaller investments in more businesses. Our financial results could be negatively affected if any of our acquired businesses encounter unexpected financial burdens and fail to perform as expected. Additionally, though our acquisitions are typically structured as asset purchases which somewhat alleviate potential costs and problems associated with unknown liabilities, we may experience various liabilities unknown at the time of acquisition, negatively impacting our expenses, brand and reputation, and our company’s attention required to address such circumstances.

Failure to maintain effective internal control over financial reporting could adversely affect our results of operations.

The accuracy of our financial reporting depends on the effectiveness of our internal control over financial reporting. Internal control over financial reporting can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements and may not prevent or detect misstatements because of its inherent limitations. If we do not maintain effective internal control over financial reporting or implement controls sufficient to provide reasonable assurance with respect to the preparation and fair presentation of our financial statements, our results of operations could be materially adversely affected.

Demand for our products and services are dependent on death rates and are influenced by a variety of general economic factors.

Key drivers of demand are death rates and overall trends related to the national and local economies. While death rates generally have been increasing, medical advances could reverse that trend and negatively impact demand in the funeral services business. Spending on funeral services and related products is dependent on general economic factors; in times of economic distress consumers spend less on funeral services and related products. If the US experiences a general economic downturn, our business results may suffer.

Our operating results may involve significant fluctuations.

Various factors contribute to significant periodic and seasonal fluctuations in our results of operations. These factors include the following:

●	Death rates in our local markets, including seasonal variations;
●	competitive dynamics in our markets;
●	the volume of calls relative to our capacity;
●	effectiveness in managing overhead costs;
●	changes in cost and availability of labor and products; and
●	changes in financing costs.

Accordingly, you should not rely on the results of any period as an indication of our future performance.

An increase in cremation rates would negatively impact total industry revenue and potentially impact our revenue and profitability.

Cremations on average generate approximately 20% of our revenues with the remaining 80% primarily related to traditional burial services. According the Cremation Association of North America, or CANA, cremations accounted for approximately 53.1% of US funeral services in 2018, an increase of 7.9% over a five-year period (i.e., 45.2% in 2013). This change represents an annual growth rate of 1.58% which is expected to continually rise as consumer preferences evolve. Our management has focused on providing consumers with an expanded product and service offering related to cremation memorial services, resulting in higher than market average revenue and profit per case. We have invested heavily in training our staffs on the importance of memorial services when cremation is chosen as a final disposition at our business locations. If we are unable to successfully expand our cremation memorialization products and services and increase revenue per case at our acquired businesses and cremations remain a significant percentage of our funeral services, however, our financial condition, results of operations, and cash flows could be materially adversely affected.

Our ability to generate preneed insurance sales depends on a number of factors, including sales capabilities and incentives and local and general economic conditions.

We typically seek to acquire businesses that we believe can increase their sales of preneed contracts funded by “final expense” - insurance, generating revenue for our company and potentially increasing future market share. This focus is a core component of our business strategy. We expect that a portion of our acquired businesses will have little if any experience selling preneed insurance or will have “incumbent” agreements and relationships with marketing agencies, carriers and others involved in pre-planning funerals. Implementing a new preneed sales program involves upfront costs in terms of personnel, training, marketing and other related expenses. We additionally currently rely on a third party preneed insurance marketer to assist us with targeting, marketing, and selling to customer prospects in specific markets and several of our current funeral homes have legacy relationships with local agencies. If we fail and/or our marketing partners fail to effectively implement a new preneed sales effort or increase preneed sales at an acquired business would reduce our backlog and revenue and could reduce our future market share.

Increasing death benefits related to preneed funeral contracts funded through life insurance contracts may not cover future increases in the cost of providing a price-guaranteed funeral service.

We sell price-guaranteed preneed funeral contracts through various programs providing for future funeral services at prices prevailing when the agreements are signed. Typically, there is an increasing death benefit associated with the contract that may vary over the contract life. There is no guarantee that the increasing death benefit will cover future increases in the cost of providing a price-guaranteed funeral service, and any such excess cost could be materially adverse to our future cash flows, revenue, and operating margins.

The financial condition of third-party insurance companies that fund our preneed contracts may impact our future revenue.

Where permitted, customers may arrange their preneed contracts by purchasing life insurance or annuity policies from third-party insurance companies. The customer/policy holder assigns the policy benefits to us as payment for their preneed contract at the time of need. If the financial condition of the third-party insurance companies were to deteriorate materially because of market conditions or otherwise, there could be an adverse effect on our ability to collect all or part of the proceeds of the life insurance policies, including the annual increase in the death benefits, if we fulfill the preneed contract at the time of need. Failure to collect such proceeds could have a material adverse effect on our financial condition, results of operations, and cash flows.

We have employed a significant amount of leverage to fund acquisitions, an approach we expect to continue.

Bank debt and seller financing have accounted for as much as 100% of the purchase price of certain of our acquisitions. As a result, total senior debt has accounted for up to approximately 70% of our transaction capital structure. We expect to use proceeds from this Offering to provide additional upfront equity capital to fund acquisitions going forward, which we believe may also enhance our ability to secure lending facilities on relatively more favorable terms than if we did not contribute equity capital to transactions. An unexpected downturn related to revenue at our acquired businesses, or increased one time or ongoing expenses experienced by our funeral homes, may impair our ability to service our debt payments and/or pay down our lending facilities.

Changes in economic conditions, including, for example, interest rates, exchange rates, inflation rates, industry conditions, competition, technological developments, political and diplomatic events and trends, tax laws and innumerable other factors, can affect substantially and adversely the business and prospects of our company. While recent indicators suggest modest improvement in the capital markets, there is no assurance that these conditions will not worsen. If these conditions continue or worsen, the prolonged period of market illiquidity may have an adverse effect on the value of our company’s ability to secure senior debt or other forms of capital. None of these conditions will be foreseeable or within the control of our company.

Rising interest rates would lead to higher costs of financing and more stringent terms associated with our debt facilities.

Recent interest rates have been lower than on average over the past twenty years. We anticipate that our lending facilities will include variable interest rates. As our strategy is reliant on senior lending facilities to finance our acquisitions, either through commercial banks or private debt providers, a rise in interest rates would negatively impact earnings and could lead to a slowing in acquisition-related growth. Additionally, we have financed our initial acquisitions with seller financing, such as promissory notes, on relatively favorable terms associated with interest rates, term to maturity, subordination and other material terms. If we are unable to secure similar terms from sellers in the future due to a rise in interest rates generally or if fewer sellers are willing to accept a portion of an acquisition in seller financing, or other market conditions including economic and industry trends, we may experience higher costs of financing our acquisitions.

The sale of our products and services and our local market shares depend to some extent on our reputation.

Reputation is considered a key driver of funeral home selection. Any future degradation of our brand equity or the reputations and brands of our acquired businesses could negatively impact operating results.

We currently rely, and will continue to rely, on other parties and partners for several key aspects of our business and operations.

We rely on other parties for certain portions of our business operations and services and will rely on other parties to develop key business relationships. We also significantly rely on partners and there can be no assurance that we will find the appropriate partners. For example, we rely on third parties to provide critical products associated with funeral services, such as caskets, urns, and services, such as preneed insurance sales and marketing. If any of these parties fail to provide the products and services as outlined in our agreements with them or if these businesses fail generally, our business and operations will suffer. Additionally, if the failure of one or more of these partners involves product liability, civil litigation, alleged breach of any industry rules or regulations or the like, our company’s brand, financial performance and ability to grow may be negatively impacted, despite any indemnification agreements we have in place with such suppliers. We currently do not have agreements with all anticipated or potentially necessary suppliers and providers, and we may not be able to enter into any such agreements. If we fail to enter into agreements with any of these parties, our business could be negatively impacted.

Our financial projections are uncertain and should not be relied upon.

We have internally prepared financial projections that we use for management decision making. These financial projections are based on many assumptions, some of which are described throughout this offering circular, including assumptions relating to future events and conditions. Many of these assumptions relate to matters beyond our control and they are susceptible to wide variation. To the extent that our actual experience differs from any one or more of these assumptions, our actual financial results will differ from the financial projections. Such differences are likely to be material. Accordingly, you should not rely on the accuracy of any projections or predictions about the future in making an investment in the securities.

RISKS RELATED TO THE REGULATORY AND LEGAL ASPECTS OF OUR BUSINESS

Regulation and compliance could have a material adverse impact on our financial results.

Our operations are subject to regulation, supervision, and licensing under numerous federal, state, and local laws, ordinances, and regulations, including extensive regulations concerning trust funds, preneed sales of funeral and cemetery products and services, and various other aspects of our business. For example, the funeral home industry is regulated by the Federal Trade Commission (“FTC”), which requires funeral homes to take actions designed to protect consumers. Our facilities are also subject to stringent health, safety and environmental regulations. Violations of applicable laws could result in fines or sanctions against us, including the loss of licenses necessary to operate the businesses lawfully. Businesses in general are subject to the impact of recent major legislation, including the Patient Protection and Affordable Care Act (“Care Act”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”). Many provisions of these complex laws could impact our business, and many of the provisions require implementation through regulations that have not yet been promulgated.

Although we do not know the ultimate impact of these laws, we expect such laws will increase our costs and the potential risks of failure to comply. In addition, from time to time, governments and agencies propose to amend or add regulations, which could increase costs and decrease cash flows. For example, foreign, federal, state, local, and other regulatory agencies have considered and may enact additional legislation or regulations that could affect the death care industry. These include regulations that require more liberal refund and cancellation policies for preneed sales of products and services, limit or eliminate our ability to use surety bonding for preneed liabilities, increase trust deposit requirements, require the deposit of funds or collateral to offset unrealized losses of trusts, and/or prohibit the common ownership of funeral homes and cemeteries in the same market. If adopted by the regulatory authorities of the jurisdictions in which we operate, these and other possible proposals could have a material adverse effect on our financial condition, results of operations, and cash flows.

Compliance with laws, regulations, industry standards, and customs concerning burial procedures and the handling and care of human remains is critical to the continued success of our business and any operations we may acquire. Litigation and regulatory proceedings regarding these issues could have a material adverse effect on our financial condition, results of operations, and cash flows. We are continually monitoring and reviewing our operations and completing risk assessments in an effort to ensure that we are in compliance with these laws, regulations, and standards and, where appropriate, taking appropriate corrective action. However, we cannot ensure investors that a business will be at all times fully in compliance with any of these laws and regulations, or that employees at individual businesses or service providers with which we contract will not violate them.

If state laws or their interpretations change, or new laws are enacted relating to the ownership of funeral homes and/or cemeteries, our business, financial condition and results of operations could be adversely affected.

Some state laws restrict ownership of funeral homes to licensed funeral directors and/or to funeral directors who are licensed in that particular state, and these restrictions typically vary from state to state. If state laws change or new laws are enacted that prohibit us from managing funeral homes in those instances, then our business, financial condition and results of operations could be adversely affected. In some cases, we may acquire cemeteries, typically as part of a multi-business acquisition. Some states require cemeteries to be organized in the nonprofit form but permit those nonprofit entities to contract with for-profit companies for management services. If state laws change or new laws are enacted that prohibit us from managing cemeteries in those states, then our business, financial condition and results of operations could be adversely affected. Additionally, several states are implementing laws that restrict the types of activities companies commonly employ to solicit potential customers of preneed insurance. If these regulations impede our ability to cost- effectively grow our preneed business or if we potentially violate (unknowingly or otherwise) such new rules and regulations, our preneed initiatives may fail to perform.

If state laws or interpretations of existing state laws change or if new laws are enacted, we may be required to increase trust/escrow deposits or to alter the timing of withdrawals from trusts/escrows, which may have a negative impact on our revenues and cash flow.

We are required by most state laws to deposit specified percentages of the proceeds from our preneed sales of cemetery and funeral services and merchandise into merchandise and service trusts and, once we own cemetery assets, at-need and pre-need sales of interment rights into endowment care trusts. These laws also determine when we are allowed to withdraw funds, whether principal or interest, from those trusts/escrows. If those laws or the interpretations of those laws change or if new laws are enacted, we may be required to deposit more of the sales proceeds we receive from our sales into the trusts/escrows or to defer withdrawals from the trusts/escrows, thereby decreasing our cash flow until we are permitted to withdraw the deposited amounts. This could also reduce our cash available for distribution.

We face risks associated with general liability, civil claims and misconduct, which we may not be able to foresee or control.

Our company faces a general inherent business risk of exposure to service liability and civil claims. A successful claim brought against our company or one of our individual funeral businesses in excess of available insurance coverage, or any claim that results in significant adverse publicity against our company, would have a material adverse effect on our company’s business and financial condition. If an employee, contractor, and/or service provider associated with one of our acquired companies becomes involved in a civil or criminal litigation, our business results could suffer.

Our financial results could be negatively affected if we cannot negotiate favorable agreements with industry vendors and service providers.

A core component of our strategy involves executing agreements with vendors and service providers that are more favorable than those of our acquired firms or a company that currently generates our volume of business. An example of this type of strategic vendor is Hillenbrand Industries/Batesville Casket Company, together with its subsidiaries, such as Batesville Interactive. These agreements allow us to quickly lower costs of goods sold and generate higher gross profit and EBITDA margins after close of an acquisition. If we are unable to negotiate similar agreements or satisfy the minimum volume and other terms in our existing contractual agreements, our financial results could be negatively impacted.

We are subject to environmental and health and safety laws and regulations that may adversely affect our operating results.

Our funeral home operations are subject to numerous federal, state and local environmental and health and safety laws and regulations, as will any future cemetery operations. We may become subject to liability for the removal of hazardous substances and solid waste under the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, and other federal and state laws. Under CERCLA and similar state laws, strict, joint and several liability may be imposed on various parties, regardless of fault or the legality of the original disposal activity. Our funeral home and future cemetery and crematory operations will include the use of some materials that may meet the definition of “hazardous substances” under CERCLA or state laws and thus may give rise to liability if released to the environment through a spill or release. We cannot assure you that we will not face liability under CERCLA or state laws for any environmental conditions at our facilities, and we cannot assure you that these liabilities will not be material. Our funeral home and potential future cemetery operations are subject to regulation of underground and above ground storage tanks and laws managing the disposal of solid waste. If new requirements under local, state or federal laws were to be adopted, and were more stringent than existing requirements, new permits or capital expenditures may be required.

Our funeral home operations are generally subject to federal and state laws and regulations regarding the disposal of medical waste, and are also subject to regulation by federal, state or local authorities under the EPCRA. We are required by EPCRA to maintain, and report, to the regulatory authorities, if applicable thresholds are met, a list of any hazardous chemicals and extremely hazardous substances, which are stored or used at our facilities.

We expect to acquire crematory operations in the future, either as part of a multi-location purchase or outright. Our future crematory operations may be subject to regulation under the federal Clean Air Act and any analogous state laws. If new regulations applicable to our crematory operations were to be adopted, they could require permits or capital expenditures that could increase our costs of operation and compliance.

RISKS RELATED TO THIS OFFERING AND OWNERSHIP OF THE SERIES A PREFERRED STOCK

The securities being offered will not be publicly tradable following the Offering and there is no assurance that there will ever be a public market for our Securities at any time.

There is no public trading market for our securities at this time and we cannot assure you that any market for our securities will ever develop. We have no plans to pursue a public market for our securities, and we cannot assure that we will ever register our securities or become a publicly traded company. Our securities are not readily marketable, and their value may be subject to adverse conditions that are impossible to predict. There can be no assurance that if it becomes necessary to sell or transfer our series A preferred stock, a buyer could be found, or a suitable purchase price could be obtained. With no public trading market, it may be extremely difficult or impossible for you to resell your series A preferred stock if you should desire to do so. In addition, there can be no assurance that, in the event you are able to find a purchaser for your series A preferred stock, that you will be able to resell such securities at the price you paid in this offering. Therefore, prospective investors who require liquidity in their investment should not rely upon the series A preferred stock being offered under this offering as a short-term component of their return on investment.

This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for our shares may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for our shares is fixed and will not vary based on the underlying value of our assets at any time.  Our board of managers has determined the offering price in its sole discretion.  The fixed offering price for our shares has not been based on appraisals of any assets we own or may own, or of our company as a whole, nor do we intend to obtain such appraisals.  Therefore, the fixed offering price established for our shares may not be supported by the current value of our company or our assets at any particular time.

Management has broad discretion in using the proceeds from this Offering.

We plan to use the proceeds from this offering to fund acquisitions pursuant to existing option agreements with certain of our operating businesses and for debt repayment. We have broad discretion in the application of proceeds and the timing of the expenditure of the proceeds of this Offering. If we fail to apply the proceeds effectively, we may not be successful in implementing our business plan. You will not have the opportunity to evaluate all of the economic, financial or other information upon which we base our decisions.

You will not have a vote or influence on the management of our company.

All decisions with respect to the management of our company will be made exclusively by the officers, directors, managers or employees of our company. You, as an investor in our series A preferred stock, have very limited voting rights and will have no ability to vote on issues of company management and will not have the right or power to take part in the management of our company and will not be represented on the board of directors of our company. Accordingly, no person should purchase our series A preferred stock unless he or she is willing to entrust all aspects of management to our company.

We may amend our business policies without stockholder approval.

Our board of directors determines our growth, investment, financing, capitalization, borrowing, operations and distributions policies. Although our board of directors has no intention at present to change or reverse any of these policies, they may be amended or revised without notice to holders of our series A preferred stock. Accordingly, holders of our series A Preferred stock will not have any control over changes in our policies. We cannot assure you that changes in our policies will serve fully the interests of all holders of our series A preferred stock.

We cannot assure you that we will be able to pay dividends.

Our ability to pay dividends on our series A preferred stock is dependent on our ability to operate profitably and to generate cash from our operations and the operations of our operating businesses. We cannot guarantee that we will be able to pay dividends as required by the terms of our series A preferred stock.

Certain provisions of our proposed amended and restated charter may make it more difficult for a third party to effect a change-of-control.

Our amended and restated charter which we expect to file with the Secretary of State of the State of Delaware immediately prior to the initial closing of this offering will authorize our board of managers to issue up to a certain number of shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of managers without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of existing shares, and therefore could reduce the value of such shares. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of managers to issue preferred stock could make it more difficult, delay, discourage, prevent or make it costlier to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the value of our common stock.

Upon the completion of this offering, we do not expect to elect to become a public reporting company under the Exchange Act, or publicly report on an ongoing basis as an “emerging growth company” under the reporting rules set forth under the Exchange Act. In any case, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. As such, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our stockholders could receive less information than they might expect to receive from more mature public companies.

Upon the completion of this offering, we do not expect to elect to become a public reporting company under the Exchange Act. If we were to elect to do so, we would be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we were to remain an “emerging growth company,” we would be able to take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;
●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;
●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

A company could remain an “emerging growth company” for up to five years, although if the market value of its common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, such company would cease to be an “emerging growth company” as of the following December 31.

We do not expect to elect to become a public reporting company under the Exchange Act and we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our stockholders could receive less information than they might expect to receive from more mature public companies.

We may not raise sufficient funds to implement our business plan.

In our Use of Proceeds discussion below, we present a table showing our expected uses of proceeds assuming the sale of 25%, 50%, 75% and 100% of the securities offered for sale in this offering by us. If we fail to sell at least 25% of the series A preferred stock we are offering, we may not be able to implement a material portion of our planned use of proceeds. This could have a deleterious effect on your investment in us.

We may terminate this Offering at any time during the Offering period.

We reserve the right to terminate this Offering at any time, regardless of the number of shares sold. In the event that we terminate this Offering at any time prior to the sale of all of the shares offered hereby, whatever amount of capital that we have raised at that time will have already been utilized by our company and no funds will be returned to subscribers.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $10,882,000 if the maximum number of shares of series A preferred stock being offered are sold after deducting the estimated underwriting discount and estimated offering expenses payable by us.

The following table below sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100% of the securities offered for sale in this offering by us. For further discussion, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Offering Proceeds

Shares Sold	300,000	600,000	900,000	1,200,000
Gross Proceeds	$3,000,000	$6,000,000	$9,000,000	$12,000,000
Underwriting Commissions (7%)	210,000	420,000	630,000	840,000
Processing Fees (0.5%)	15,000	30,000	45,000	60,000
Net Proceeds Before Expenses	2,775,000	5,550,000	8,325,000	11,100,000

Offering Expenses
Underwriter Expenses	30,000	30,000	30,000	30,000
Legal & Accounting	165,000	165,000	165,000	165,000
Publishing/EDGAR	5,000	5,000	5,000	5,000
Transfer Agent	5,000	5,000	5,000	5,000
Blue Sky Compliance	13,000	13,000	13,000	13,000
Total Offering Expenses	218,000	218,000	218,000	218,000

Amount of Offering Proceeds Available for Use	2,557,000	5,332,000	8,107,000	10,882,000

Uses*
Payoff of Bridge Loans	1,767,753	1,767,753	1,767,753	1,767,753
Exercise of Option Agreement and refinance of debt of Premier Funeral Management Group, LLC	292,581	292,581	292,581	292,581
Exercise of Option Agreement and refinance of debt of Premier Funeral Management Group II, LLC	287,851	287,851	287,851	287,851
Exercise of Option Agreement Funeral and refinance of debt of Premier of Management Group VI, LLC	541,412	541,412	541,412	541,412
Exercise of Option Agreement Funeral and refinance of debt of Premier Funeral Management Group VII, LLC	289,210	289,210	289,210	289,210
Exercise of Option Agreement Funeral and refinance of debt of PF Management Services, III, LLC	817,248	817,248	817,248	817,248
Refinance of Premier Funeral Management Group V, LLC debt	448,840	448,840	448,840	448,840
Transaction costs related to exercise of Option Agreements	240,675	240,675	240,675	240,675

Total Expenditures	4,685,570	4,685,570	4,685,570	4,685,570

Net Remaining Proceeds Reserved for General Corporate Purposes	$(2,128,570)	$646,430	$3,421,430	$6,196,430

*	Debt payoff and option exercise costs as of December 31, 2019

We intend to use the net proceeds from this offering to fund acquisitions pursuant to the exercise of existing option agreements with certain of our operating businesses and for debt repayment.

As of the date of this offering circular and except as explicitly set forth herein, we cannot specify with certainty all of the particular uses of the net proceeds from this offering. Pending use of the net proceeds from this offering as described above, we may invest the net proceeds in short-term interest-bearing investment grade instruments.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

The above description of the anticipated use of proceeds is not binding on us and is merely a description of our current intentions. We reserve the right to change the above use of proceeds if management believes it is in the best interests of our company.

DETERMINATION OF OFFERING PRICE

There will be no trading market for our series A preferred stock upon issuance and we do not expect any trading market to develop for the series A preferred stock. The series A preferred stock is being sold at par, which we have determined to be $10.00 per share, and it is expected that at some time after the initial closing of this offering we will exercise our right to call the series A preferred stock for redemption at a call price equal to 150% of par (i.e., of the original issue price of the series A preferred stock) or that, after the fifth anniversary of the initial closing of this offering, holders of the series A preferred stock will exercise their right to put their shares of series A preferred stock to us at 150% of par. Accordingly, the $10.00 price per share of series A preferred stock is arbitrary and represents the amount of investment made by an investor for purposes of determining the redemption price upon a put or call (i.e., the redemption price will be 150% of the purchase price or $15.00 per share of series A preferred stock).

DIVIDEND POLICY

Dividends on the series A preferred stock being offered will be cumulative and payable quarterly in arrears to all holders of record on the applicable record date. Holders of our series A preferred stock will be entitled to receive cumulative dividends in the amount of $0.175 per share each quarter, which is equivalent to the annual rate of 7% of the $10.00 original per share purchase price; provided that upon an event of default (generally defined as our failure to pay dividends when due or to redeem shares when requested by a holder), such amount shall be increased to $0.25 per quarter, which is equivalent to the annual rate of 10% of the $10.00 original per share purchase price. Dividends on shares of our series A preferred stock will continue to accrue even if any of our agreements prohibit the current payment of dividends or we do not have earnings.

Our anticipated source of funds to pay the cumulative dividends for our series A preferred stock will be from net operating income, retained earnings and the proceeds of the refinancing of our other indebtedness.  We believe that our net operating income will increase as we deploy the funds raised in this offering in a manner consistent with the use of proceeds described in this offering circular.  We expect that our retained earnings will increase as we increase net operating income and we expect to refinance other indebtedness on our properties based upon our increased net operating income and then use the proceeds of such refinancing along with our retained earnings to repay investors.

See also “Risk Factors—Risks Related to this Offering and Ownership of Our series A preferred stock—We cannot assure you that we will be able to pay dividends.”

We have never declared dividends or paid cash dividends on our common stock. Our board of directors will make any future decisions regarding dividends. We currently intend to retain and use any future earnings for the development and expansion of our business and, other than as indicted above with respect to the series A preferred stock, we do not anticipate paying any cash dividends in the near future. Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay additional dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of financial condition and results of operations provides information that management believes is relevant to an assessment and understanding of our plans and financial condition. The following selected financial information is derived from our historical financial statements should be read in conjunction with such financial statements and notes thereto set forth elsewhere herein and the “Cautionary Note Regarding Forward-Looking Statements” explanation included herein.

Overview

We acquire and operate funeral homes and related businesses, primarily in tier 2 – 4 markets in the United States. We are a Delaware corporation that was incorporated on January 31, 2020, but we were formed originally as a Delaware limited liability company on December 11, 2012 under the name PF Management Services, LLC. We converted from a limited liability company to a corporation in Delaware on February 1, 2020. We serve as the management company for one wholly owned and six affiliated, independent operating businesses, all of which we refer to as the operating businesses. We refer to the six affiliated, independent operating businesses, which are independent legal entities, as the independent operating companies. Based in Naples, Florida, we operate seven businesses with 14 locations on a consolidated basis and we plan to operate in 23 states located throughout the Midwest, Mid-South, Appalachian, Mid-Atlantic and Mid-Eastern regions of the United States. These target markets represent our current base of businesses and other markets where we plan to operate in the future. These are the same markets in which our senior management team has operated death care and complementary businesses throughout their careers.

We serve as the management company for the operating businesses of the Remembrance Group, a brand name used to describe our consolidated operating businesses. We provide consulting and management services, such as accounting and bookkeeping services, developing operational plans, and workforce management and recruitment to Remembrance Group’s funeral homes and other non-competing clients. We employ Remembrance Group’s executive officers and have contractual management administrative services agreements, which we refer to as MSAs, with each of Remembrance Group’s six independent operating companies. The MSAs in effect enable the independent operating companies to operate with us on a consolidated basis.

We also have option agreements in place, which we refer to as the option agreements, to acquire, at our option, 100% of the ownership interests in each of the six independent operating companies.

Recent Developments

On February 14, 2020, the Company entered into an agreement to divest one of its funeral home businesses that was not majority owned by the Company but whose financial results were included in the Company’s consolidated financial data as of December 31, 2019 and 2018. The Company has entered into a long-term management agreement with this funeral home business and will receive management fees but will no longer exert the power to direct the activities that most significantly impact this operating business entity’s economic performance. Therefore, the f9nancial results of this business will no longer be included in the Company’s consolidated financial results. Management believes that there will be a minimal financial impact on the consolidated financial results from this divesture.

Results of Operations

	Years Ended December 31,
	2019	2018
	(audited)	(audited)
Statements of Operations Data
Total revenues	$8,854,905	$9,166,966
Cost and expense applicable to revenue	1,752,413	1,745,394
Corporate payroll	3,171,285	3,360,865
Depreciation and amortization expense	896,005	899,697
Other operating expenses	2,351,628	2,142,244
Interest expense	1,831,175	1,780,664
Other income (loss)	(658,107)	(413,416)
Net loss	$(1,805,708)	$(1,175,314)

Net income (loss) attributable to the non-controlling interest	$(825,588)	$(874,617)
Net income (loss) attributable to common and preferred units	$(980,120)	$(300,697)
Weighted average shares - basic	8,015,562	7,676,205
Weighted average shares - diluted	8,165,562	8,253,037
Net loss per share - basic and fully diluted	(.12)	(.04)

	As of	As of
	31-Dec-19	31-Dec-18
	(audited)	(audited)
Balance Sheet Data
Cash and cash equivalents	459,099	182,435
Preneed receivables, net and trust investments	2,997,120	2,673,221
Total assets	15,705,934	15,956,042
Total liabilities	27,065,673	25,506,923
Stockholders’ equity (deficit)	(11,359,739)	(9,550,881)
Total liabilities and stockholders’ equity (deficit)	15,705,934	15,956,042

Comparison of Years Ended December 31, 2019 and 2018

Revenues. For the year ended December 31, 2019, we had total revenues of $8,854,905, as compared to $9,166,966 for the year ended December 31, 2018, a decrease of $312,061. Service revenue decreased $85,107 from year ended December 31, 2018 to $5,048,660. Property and merchandise revenue increased $88,034 from year ended December 31, 2018 to $3,595,547. The decrease in revenues between the periods was primarily due to a decrease of $314,988 in other revenues. Other revenues for 2018 included a one-time $39,838 investment gain charge as well as operational gains of $121,751 from pre-arranged funeral performance audits which occurred in 2018 on all preneed funeral trust accounts.

Expenses. For the year ended December 31, 2019, we had total expenses of $10,002,506, as compared to $9,928,864 for the year ended December 31, 2018, an increase of 1%. Total expenses for the year ended December 31, 2019 consisted of costs and expenses applicable to revenue of $1,752,413, corporate payroll expenses of $3,171,285, depreciation and amortization expense of $896,005, other operating expenses of $2,351,628 and interest expense of $1,831,175, while total expenses for the year ended December 31, 2018 consisted of costs and expenses applicable to revenue of $1,745,394, corporate payroll expenses of $3,360,865, depreciation and amortization expense of $899,697, other operating expenses of $2,142,244 and interest expense of $1,780,664.

Corporate Payroll. For the year ended December 31, 2019, we had corporate payroll expenses of $3,171,285, or 36% of revenues, as compared to $3,360,865, or 37% of revenues, for the year ended December 31, 2018, a decrease of $189,580 or 6% year over year. Corporate payroll decreased as a result of our on-going efforts in converting fixed labor costs to variable labor costs utilizing more part time employees and contract labor.

Interest Expense. For the year ended December 31, 2019, we had interest expense of $1,831,175, as compared to $1,780,664 for the year ended December 31, 2018, an increase of $50,511. The increase in interest expense was due to additional debt incurred related to our 2019 borrowings of $1,600,000 in convertible unsubordinated debt and contractual annual increases in our capital lease obligations.

Net Loss. The factors described above resulted in a net loss of $1,805,708 for the year ended December 31, 2019, as compared to $1,175,314 for the year ended December 31, 2018.

Liquidity and Capital Resources

As reflected in the accompanying consolidated financial statements, at December 31, 2019, our company had cash and cash equivalents of $459,099, a working capital deficit of $891,468 and an equity deficit of $11,359,739.

In addition to cash generated through operations, we use a variety of sources to fund our cash needs, including bridge loans, which totaled approximately $1,600,000 in 2019.

Off-Balance Sheet Arrangements

As of December 31, 2019, we had no off-balance sheet arrangements.

Critical Accounting Policies

Use of Estimates in the Preparation of Financial Statements

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. As a result, actual results could differ from these estimates.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, our company considers all highly liquid investments that are purchased within three months or less of an instrument’s maturity date to be cash equivalents.

Revenue Recognition

The Company’s revenues are derived from contracts with customers through sale and delivery of death care products and services. Primary sources of revenue are derived from Funeral Home operations generated both at the time of death (“at-need”) and prior to the time of death (“pre-need”), classified on the Consolidated Statements of Operations as Service Revenue and Property and Merchandise Revenue and investment income which includes income earned on assets maintained in service trusts related to sales of Funeral Home services occurring prior to the time of death and required to be maintained in the trust by state law as well as interest earned on pre-need installment contracts. Investment income is presented within Other revenue on the Consolidated Statements of Operations.

Revenue is recognized when control of the merchandise or services is transferred to the customer. Our performance obligations include the delivery of Funeral and Cemetery property, merchandise and services. Control transfers when merchandise is delivered or services are performed. Sales taxes collected are recognized on a net basis in our consolidated financial statements. On our at-need contracts, we generally deliver the merchandise and perform the services at the time of need.

We also sell price-guaranteed pre-need contracts through various programs providing for future merchandise and services at prices prevailing when the agreements are signed. Revenue associated with sales of pre-need contracts is deferred until control of the merchandise or the services is transferred to the customer, which is upon delivery of the merchandise or as services are performed, generally at the time of need. Revenue is recognized at the time of delivery when control of the memorialization merchandise is transferred.

All personalized marker merchandise is sold on an at-need contract, when delivery is made with manufacturer fulfillment, we will:

●	purchase the merchandise from vendors,
●	personalize such merchandise in accordance with the customer’s specific written instructions,
●	install or deliver for installation the merchandise, based on the customer’s instructions and
●	transfer title to the customer.

We recognize revenue during the period in which it was sold. There is no general right of return for delivered items. Costs related to delivery or performance of merchandise and services are charged to expense when merchandise is delivered, or services are performed.

Total consideration received for price-guaranteed pre-need and for at-need contracts with customers represents the stated amount of the contract excluding any amounts collected on behalf of third parties, such as sales taxes. Additionally, pursuant to state or provincial law, all or a portion of the proceeds from merchandise or services sold on a pre-need basis may be required to be deposited into trust funds and earnings on these trust funds, which are specifically identifiable for each performance obligation, are also included in total consideration.

The total consideration received for contracts with customers is allocated to each performance obligation based on relative selling price. Relative selling prices are determined by either the amount we sell the performance obligation for on a stand-alone basis or our best estimate of the amount we would sell it for based on an adjusted market assessment approach that is consistent with our historical pricing practices.

Payment on at-need contracts is generally due at the time the merchandise is delivered or the services are performed. For pre-need contracts, payment generally occurs prior to our fulfillment of the performance obligations. Our pre-need contracts may also have extended payment terms. We do not accrue interest on pre-need receivables if they are not paid in accordance with the contractual payment terms given the nature of our merchandise and services, the nature of our contracts with customers, and the timing of the delivery of our services. We do not consider pre-need receivables to be past due until the merchandise or services are required to be delivered at which time the pre-need receivable is paid or reclassified as a trade receivable with payment terms of less than thirty days. For unfulfilled performance obligations on cancelable pre-need contracts, our Consolidated Balance Sheet reflects the net contract liability, which represents the amount we have collected from customers, in deferred revenue, net.

Pursuant to state or provincial law, all or a portion of the proceeds from services sold on a pre-need basis may be required to be deposited into trust funds. When we receive payments from the customer, we deposit the amount required by law into the service trusts and reclassify the corresponding amount from deferred revenue, net into deferred receipts held in trust. Amounts are withdrawn from the service trusts when we fulfill the performance obligations. Earnings on these trust funds, which are specifically identifiable for each performance obligation, are also included in total consideration. We defer these investment earnings related to the service trusts until the associated services are performed.

If a pre-need contract is canceled prior to delivery, state or provincial law determines the amount of the refund owed to the customer, if any, including the amount of the attributed investment earnings. Upon cancellation, we receive the amount of principal deposited to the trust and previously undistributed net investment earnings and, where required, issue a refund to the customer. In addition, we are entitled to retain, in certain jurisdictions, a portion of collected customer payments when a customer cancels a pre-need contract. We recognized these retained funds, if any, and the attributed investment earnings (net of any investment earnings payable to the customer) as revenue in the Consolidated Statement of Operations. In certain jurisdictions, we may be obligated to fund any shortfall if the amount refundable to the customer exceeds the funds in trust.

Accounts Receivable and Allowance for Doubtful Accounts

Our trade receivables primarily consist of amounts due for funeral services already performed. We provide various allowances and cancellation reserves for our receivables. These allowances are based on an analysis of historical trends of collection and cancellation activity. At-need receivables are considered past due after thirty days. Collections are generally managed by the locations or third-party agencies acting on behalf of the locations, until a receivable is one hundred eighty days delinquent at which time it is fully reserved and sent to a collection agency. These estimates are impacted by a number of factors, including changes in the economy, and demographic or competitive changes in our areas of operation.

Inventories

Funeral merchandise items are stated at the lower of average cost or net realizable value. Inventory costs and Cemetery property are relieved using specific identification in fulfillment of performance obligations on our contracts.

Property and Equipment, Net

Property and equipment is stated at cost or, upon acquisition of a business, at the fair value of the assets acquired and depreciated on a straight-line basis. Maintenance and repairs are charged to expense, whereas renewals and major replacements that extend the assets useful lives are capitalized. Depreciation is recognized ratably over the estimated useful lives of the various classes of assets. Buildings and improvements are depreciated over a period ranging from seven to forty years, equipment is depreciated over a period from three to seven years, and leasehold improvements are depreciated over the shorter of the lease term or the life of the asset. When property or equipment is sold or retired, the cost and related accumulated depreciation are removed from the Consolidated Balance Sheet; resulting gains and losses are included in the Consolidated Statement of Operations in the period of sale or disposal.

Leases

We have lease arrangements related to real estate for funeral service locations that are classified as finance leases at December 31, 2019. Lease terms related to real estate generally range from seven to forty years with options to renew at varying terms. We consider reasonably assured renewal options and fixed escalation provisions in our calculation.

Fair Value of Measurements

We measure the available-for-sale securities held by our funeral services trusts at fair value on a recurring basis. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We utilize a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

●	Level 1 -	Financial assets or liabilities whose values are based on unadjusted quoted prices available in active markets for identical assets or liabilities.

●	Level 2 -	Financial assets or liabilities whose values are based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly for substantially the full term of the asset or liability.

●	Level 3 -	Financial assets or liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

An asset’s or liability’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Fixed income commingled funds and money market funds are measured at net asset value. Fixed income commingled funds and money market funds are redeemable for net asset value with two weeks’ notice and immediately, respectively.

We assess our investments in fixed income instruments for other-than-temporary declines in fair value on a quarterly basis. Prior to our adoption of the new guidance on financial instruments discussed below in “Recently Issued Accounting Pronouncements”, we also assessed our investments in equity instruments for other-than temporary declines in fair value on a quarterly basis. Impairment charges resulting from these assessments are recognized as investment losses in other income (expense), net. These investment losses, if any, are offset by the corresponding reclassification in other income (expense), net, related to deferred receipts held in trust.

Insurance-Funded Pre-Need Contracts

Where permitted by state or provincial law, we may sell a life insurance or annuity policy from third-party insurance companies, for which we earn a commission as general sales agent for the insurance company. These general agency commissions are based on a percentage per contract sold and are recognized as funeral revenue when the insurance purchase transaction between the pre-need purchaser and third-party insurance provider is completed. All selling costs incurred pursuant to the sale of insurance-funded pre-need contracts are expensed as incurred. Pre-need funeral contracts to be funded at maturity by third-party insurance policies totaled approximately $13,884,000 on a consolidated basis at December 31, 2019, however these policies are not recorded as an asset or liability on the consolidated balance sheet.

We do not reflect the unfulfilled insurance-funded pre-need contract amounts in our Consolidated Balance Sheet. The policy amount of the insurance contract between the customer and the third-party insurance company generally equals the amount of the pre-need contract. Where jurisdictions allow, the policyholder may have made a revocable commitment to assign the proceeds from the policy to us at the time of need. The proceeds of the life insurance policies or annuity contracts will be reflected in funeral service and merchandise revenue as we perform these funerals.

Deferred Revenues

Revenues from the sale of services and merchandise as well as any investment income is deferred until such time that the services are performed and the merchandise is delivered. In addition to amounts deferred on new contracts, investment income, deferred revenues include deferred revenues from pre-need sales that were entered into by entities prior to our company’s acquisition of those entities or the assets of those entities. The Company provides for a profit margin for these deferred revenues to account for the projected future costs of delivering products and providing services on pre-need contracts that our company acquired through acquisition. These revenues and their associated costs are recognized when the related merchandise is delivered or services are performed and are presented on a gross basis on the Consolidated Statements of Operations.

Income Taxes

The Company was not subject to U.S. federal and most state income taxes for the years ended December 31, 2019 and 2018. For these years, when the Company was a Delaware limited liability company, the then members of the Company are liable for income tax in regard to their distributive share of the Company’s taxable income. Such taxable income may vary substantially from net income reported in the accompanying consolidated financial statements. The Company’s corporate subsidiaries and consolidated affiliates are also not subject to U.S. federal and most state income taxes. The members of the affiliated consolidated companies are liable for income tax in regard to their distributive share of the Company’s taxable income.

Accounting principles generally accepted in the United States of America require the Company to examine its tax positions for uncertain positions. Management is not aware of any tax positions that are more likely than not to change in the next 12 months or that would not sustain an examination by applicable taxing authorities. The Company’s policy is to recognize penalties and interest as incurred in its Consolidated Statement of Operations. The Company’s federal and various state income tax returns for 2017 through 2019 are subject to examination by the applicable tax authorities, generally for three years after the later of the original or extended due date.

Recent Accounting Pronouncements

In June 2016 and November 2018, the FASB amended “Financial Instruments” to provide financial statement users with more decision-useful information about the expected credit losses on debt instruments and other commitments to extend credit held by a reporting entity at each reporting date. This amendment replaces the incurred loss impairment methodology in the current standard with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to support credit loss estimates. The new guidance is effective for us on January 1, 2023, and we are still evaluating the impact of adoption on our consolidated results of operations, consolidated financial position and cash flows.

In February 2016, the FASB issued Accounting Standards Update 2016-02, “Leases”. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard also requires a lessor to classify leases as either sales-type, finance or operating. A lease will be treated as a sale if it transfers all of the risks and rewards, as well as control of the underlying asset, to the lessee. If risks and rewards are conveyed without the transfer of control, the lease is treated as financing. If the lessor doesn’t convey risks and rewards or control, an operating lease results. The new standard is effective for fiscal years beginning after deferred one year to January 1, 2021, including interim periods within those fiscal years. A modified retrospective transition approach is required for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available.

We adopted the new guidance on January 1, 2019 using the full retrospective transition method. The full retrospective transition method included a number of optional practical expedients and accounting policy elections.

1.	We elected a package of practical expedients to not reassess:

a.	whether a contract is or contains a lease (as an accounting policy election, we will not reassess whether arrangements grandfathered under EITF 01-8 are or contain leases),

b.	lease classification, or

c.	initial direct costs.

2.	We did not elect a practical expedient to use hindsight when determining lease term.

3.	We did not elect the short-term lease recognition exemption.

4.	The remaining practical expedients did not apply and did not have a material impact when examined.

Our current lease portfolio is composed of real estate. Upon adoption of this standard, we recognized a right-of-use asset and liability related to lease arrangements which were originally recorded as capital leases. The adoption of the new standard did not significantly impact our consolidated financial position due to the recognition of the right-of-use asset and liability for our leases as the leases were originally recorded as capital leases.

In January 2017, the FASB amended “Goodwill” to simplify the subsequent measurement of goodwill. The amended guidance eliminates Step 2 from the goodwill impairment test. Instead, impairment is defined as the amount by which the carrying value of the reporting unit exceeds its fair value, up to the total amount of goodwill. The new guidance is effective for us on January 1, 2020 and is not expected to have an impact on our consolidated results of operations, consolidated financial position, and cash flows.

In August 2018, the FASB amended “Fair Value Measurements” to modify the disclosure requirements. The amendment removes requirements to disclose (1) the amount of and reasons for transfers between levels 1 and 2 of the fair value hierarchy, (2) our policy for timing of transfers between levels, and (3) the valuation processes used in level 3 measurements. It clarifies that, for investments measured at net asset value, disclosure of liquidation timing is only required if the investee has communicated the timing either to us or publicly. It also clarifies that the narrative disclosure of the effect of changes in level 3 inputs should be based on changes that could occur at the reporting date. The amendment adds a requirement to disclose the range and weighted average of significant unobservable inputs used in level 3 measurements. The amended guidance is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years and is not expected to have an impact on our consolidated results of operations, consolidated financial position, and cash flows.

Our BUSINESS

Our Corporate History and Background

We acquire and operate funeral homes and related businesses, primarily in tier 2 – 4 markets in the United States. We serve as the management company for our one wholly owned and six affiliated, independent operating businesses, all of which we refer to as the operating businesses. We refer to the six affiliated, independent operating businesses, which are independent legal entities, as the independent operating companies. Based in Naples, Florida, we operate seven businesses with 14 locations on a consolidated basis and we plan to operate in 23 states located throughout the Midwest, Mid-South, Appalachian, Mid-Atlantic and Mid-Eastern regions of the United States. These target markets represent our current base of businesses and other markets where we plan to operate in the future. These are the same markets in which our senior management team has operated death care and complementary businesses throughout their careers.

We serve as the management company for the operating businesses of the Remembrance Group, a brand name used to describe our consolidated operating businesses. We provide consulting and management services, such as accounting and bookkeeping services, developing operational plans, workforce management and recruitment to Remembrance Group’s funeral homes and other non-competing clients. We employ Remembrance Group’s executive officers and have contractual management administrative services agreements, which we refer to as MSAs, with each of Remembrance Group’s six independent operating companies. The MSAs in effect enable the independent operating companies to operate with us on a consolidated basis.

Our Corporate Structure and History

We are a Delaware corporation that was incorporated on January 31, 2020, but we were formed originally as a Delaware limited liability company on December 11, 2012 under the name PF Management Services, LLC. We converted from a limited liability company to a corporation in Delaware on February 1, 2020.

We own 100% of Premier Funeral Management Group V LLC, a Delaware limited liability company, or PFMG V, our one wholly owned operating subsidiary. PFMG V was formed to acquire and operate the Premier Sharp Funeral Home in Tennessee.

Each of the six independent operating companies within the Remembrance Group is a Delaware limited liability company which was formed to acquire and operate one or more specific funeral businesses.

We have Option Agreements in place to acquire, at our option, 100% of the ownership interests in each of the six independent operating companies.

The six independent operating companies along with their wholly owned funeral businesses are listed below:

●	Premier Funeral Management Group, LLC, or PFMG, which owns and operates the Creech Funeral Home in Kentucky.
●	Premier Funeral Management Group II, LLC, or PFMG II, which owns and operates the Markwell & Son Funeral Home and the Greenwell Funeral Home in Illinois.
●	Premier Funeral Management Group, IV, or PFMG IV, which owns and operates the operates the Whinery Funeral Service, the Rose Chapel Funeral Service and Whinery Huddleston , in Oklahoma.
●	Premier Funeral Management Group, VI, or PFMG VI, which owns and operates the Masciarelli Family Funeral Homes in Massachusetts.
●	Premier Funeral Management Group, VII LLC, or PFMG VII, which owns and operates the Adams Funeral Chapel in Illinois.
●	Premier Funeral Management Services, III LLC, or PFMS III, which owns and operates the McFarland Funeral Chapel and Polk Memorial Gardens Cemetery in North Carolina.

Remembrance Group anticipates consolidating these independent operating companies into a unified ownership structure in the future and expects to use a substantial portion of the net proceeds of the Offering to exercise its acquisition rights under one or more of the Option Agreements.

The following chart reflects our organizational structure as of the date of this offering circular.

Our Option Agreements

We have option agreements in place to acquire, at our option, ownership interests in each of the six independent operating companies. The material terms of these option agreements is described below:

●	On September 24, 2015, we entered into an amended and restated option agreement with Premier Funeral Management Group, LLC, or PFMG, which owns and operates the Creech Funeral Home in Kentucky, and certain of its members and option and warrant holder pursuant to which these members, and the option and warrant holder, granted us an exclusive right and option to acquire ninety-nine percent (99%) of the outstanding membership interests in PFMG. We may exercise this option upon or at any time after (a) the earlier of (i) the repayment in full of all principal and accrued interest under PFMG’s outstanding small business administration loans or (ii) consent of the lenders for the transfer of the PFMG membership interests to us, and (ii) any federal or state regulatory body or other governmental authority approvals having been obtained. If we exercise this option, we must pay to each of the members of PFMG their unpaid tax liability amount distributable to such members under the PFMG operating agreement for the calendar year in which we exercise the option.

●	On September 24, 2015, we entered into an amended and restated option agreement with Premier Funeral Management Group II, LLC, or PFMG II, which owns and operates the Markwell & Son Funeral Home and the Greenwell Funeral Home in Illinois, and its members and option and warrant holder pursuant to which these members, and the option and warrant holder, granted us an exclusive right and option to acquire one hundred percent (100%) of the outstanding membership interests in PFMG II. We may exercise this option upon or at any time after (a) the earlier of (i) the repayment in full of all principal and accrued interest under PFMG II’s outstanding small business administration loans or (ii) consent of the lenders for the transfer of the PFMG II membership interests to us, and (ii) any federal or state regulatory body or other governmental authority approvals having been obtained. If we exercise this option, it must pay to each of the members of PFMG II their unpaid tax liability amount distributable to such members under the PFMG II operating agreement for the calendar year in which we exercise the option.

●	On September 24, 2015, we entered into an amended and restated option agreement with Premier Funeral Management Group IV, LLC, or PFMG IV, which owns and operates the Whinery Funeral Service, the Rose Chapel Funeral Service and Whinery Huddleston, in Oklahoma, and its members and option and warrant holder pursuant to which these members, and the option and warrant holder, granted us an exclusive right and option to acquire one hundred percent (100%) of the outstanding membership interests in PFMG IV. We may exercise this option upon or at any time after (a) the earlier of (i) the repayment in full of all principal and accrued interest under PFMG IV’s outstanding small business administration loans or (ii) consent of the lenders for the transfer of the PFMG IV membership interests to us, and (ii) any federal or state regulatory body or other governmental authority approvals having been obtained. If we exercise this option, it must pay to each of the members of PFMG IV their unpaid tax liability amount distributable to such members under the PFMG IV operating agreement for the calendar year in which we exercise the option.

●	On September 23, 2016, we entered into an option agreement with Premier Funeral Management Group VI, LLC, or PFMG VI, which owns and operates the Masciarelli Family Funeral Homes in Massachusetts, and its members pursuant to which these members granted us an exclusive right and option to acquire one hundred percent (100%) of the outstanding membership interests in PFMG VI. We may exercise this option upon or at any time after (a) the earlier of (i) the repayment in full of all obligations under PFMG VI’s outstanding debt and lease financing facilities provided by PFGM Holdings, L.L.C., a PFMG affiliate, or (ii) consent of the lender for the transfer of the PFMG VI membership interests to us, and (ii) any federal or state regulatory body or other governmental authority approvals having been obtained. If we exercise this option, we must pay to each of the members of PFMG VI their unpaid tax liability amount distributable to such members under the PFMG VI operating agreement for the calendar year in which we exercise the option.

●	On September 23, 2016, we entered into an option agreement with Premier Funeral Management Group VII, LLC, or PFMG VII, which owns and operates the Adams Funeral Chapel in Illinois, and its members pursuant to which these members granted us an exclusive right and option to acquire one hundred percent (100%) of the outstanding membership interests in PFMG VII. We may exercise this option upon or at any time after (a) the earlier of (i) the repayment in full of all obligations under PFMG VII’s outstanding debt and lease financing facilities provided by PFGM Holdings, L.L.C., a PFMG affiliate, or (ii) consent of the lender for the transfer of the PFMG VII membership interests to us, and (ii) any federal or state regulatory body or other governmental authority approvals having been obtained. If we exercise this option, we must pay to each of the members of PFMG VII their unpaid tax liability amount distributable to such members under the PFMG VII operating agreement for the calendar year in which we exercise the option.

●	On September 24, 2015, we entered into an option agreement with Premier Funeral Management Services, III LLC, or PFMS III, which owns and operates the McFarland Funeral Chapel and Polk Memorial Gardens Cemetery in North Carolina, and its members and option and warrant holder pursuant to which these members, and the option and warrant holder, granted us an exclusive right and option to acquire one hundred percent (100%) of the outstanding membership interests in PFMS III. We may exercise this option upon or at any time after (a) the earlier of (i) the repayment in full of all principal and accrued interest under PFMG IV’s outstanding small business administration loans, or (ii) consent of the lender for the transfer of the PFMS III membership interests to us, and (ii) any federal or state regulatory body or other governmental authority approvals having been obtained. If we exercise this option, we must pay to each of the members of PFMS III their unpaid tax liability amount distributable to such members under the PFMS III operating agreement for the calendar year in which we exercise the option.

The foregoing descriptions of the option agreements are only summaries, do not purport to be complete and are qualified in their entirety by reference to the full text of the option agreements, copies of which are attached hereto as exhibits 6.1 through 6.7.

Our Strategy

We believe our corporate and operating strategy positions us for success in the current and evolving death care industry environment. The core elements of our strategy include:

●	Target acquisitions in certain tier 2 through tier 4 markets that offer specific profiles.
●	Execute a highly disciplined and efficient acquisition program.
●	Implement an integration and operations plan after closing an acquisition.
●	Focus on continuous top line growth and profitability and unmet customer demands.
●	Build a talent and performance-based company.
●	Provide value-added services to our acquired firms and independent businesses.

Target Acquisitions in Certain Tier 2 through Tier 4 Markets that Offer Specific Profiles. We generally target tier 2 through tier 4 markets, primarily in the Midwest, Mid-South, Appalachian, Mid-Atlantic and Mid-Eastern, where our team has operated funeral businesses during its members’ careers. If we find profitable acquisition opportunities in surrounding markets, we will pursue those acquisitions selectively. We typically pursue businesses that are independently owned, operate one to three locations, and generate approximately $1 - $3 million in gross revenue per location at a multiple of 4.0x – 6.0x trailing adjusted EBITDA basis. We also seek businesses that hold the leading or number two market share in the local area, which we believe is important for future growth, and have existing management and/or staff members we have evaluated and wish to retain after close.

We believe that our target markets offer numerous benefits. First, we have chosen the target markets based on the likelihood that we can realize rapid improvements at our acquired businesses in partnership with the previous owner and retained staff. Funeral homes in the “trade areas” we have selected are mostly small, independently owned and operated, and have conducted business in the same manner for decades. Funeral homes that meet our criteria in these markets also generally have bloated overhead expenses and inefficient purchasing. Most have extremely dated technology and reporting systems. The funeral homes in these areas generally do not focus on proactive marketing, branding, client development and packaged services for families. We target markets wherein we believe we can grow revenue and market share due to such competitive dynamics. Our “base case” goal is to increase EBITDA margins by 10% within several months after close and generate consistent year over year organic growth. We evaluate and confirm these market attributes during our due diligence process.

Additionally, we have found that these markets offer a large and growing base of owners interested in selling their properties, and we can buy them for near-historically low prices and on favorable terms. Currently, there are few active “consolidators” competing for these businesses in our target markets, creating a relatively large pool of available properties at nearly historically low price multiples and on favorable terms to our company. Numerous industry contacts estimate there is a steadily growing list of funeral home and cemetery properties currently for sale or that are in the process of preparing for sale.

Execute a Highly Disciplined and Efficient Acquisition Program. We believe we have developed an efficient and disciplined corporate development program that will allow us to grow continuously but profitably. First, we aim to never “overpay” for a business. We seek to pay between 4.0 – 6.0X adjusted EBITDA for the last twelve months for each acquisition (with exceptions, typically for larger, established businesses) and on terms that are favorable to our company. We propose that sellers carry up to 30% of the consideration in a seller promissory note with a term between 10 and 15 years. Through our experience evaluating, buying and restructuring funeral homes, we can complete initial financial and business due diligence within two to three days which allows our company to manage our corporate development efforts efficiently and quickly. Additionally, we leverage the networks and contacts of our local businesses and strategic partners to source potential acquisitions for our company, providing us the benefits of personal “insight” into such prospects and the ability to develop regional, cost-effective, clusters of funeral homes.

Implement an Integration and Operations Plan After Closing an Acquisition. We focus on expanding EBITDA margins through leveraging our volume purchasing agreements for products like caskets and vaults, eliminating or reducing excess expenditures, and right-sizing staffing levels, including contracted or outsourced services. We estimate we can immediately reduce an acquired business’ COGS through our vendor relationships and pricing with suppliers like Batesville, resulting in a gross profit and EBITDA margin expansion of approximately 2.0 - 3.0%. We also implement back office systems and controls, such as accounting and payroll functions, at our acquired businesses, to both improve system functionality and reduce costs associated with facility operations. Recent technological advances, particularly in the area of “cloud based” business services, have enabled us to integrate the systems of an acquired business into our accounting, financial and back- office software programs on a shorter timeframe than was possible even several years ago, providing us with around the clock visibility into the operating and financial performance of each company we acquire. Our goal is to implement these changes in collaboration with the local employees to minimize any disruptions associated with the sale of the business

Focus on Continuous Top Line Growth and Profitability and Unmet Customer Demands. We have carefully chosen our initial target markets based on the likelihood that we can realize rapid improvements at our acquired homes in partnership with the previous owner and retained staff. We also assess each potential market we enter on an individual basis. Funeral homes in the “trade areas” we have selected are mostly small, independently owned and operated, and often have conducted business in the same manner for decades. The homes in these areas generally do not focus on proactive marketing, client development and packaged services for families, in our experience. We embrace evolving consumer expectations of funeral businesses, such as personalized services and cremation-based funerals. We believe these consumer preferences are generally unmet by the industry, an aspect of the funeral industry that has been demonstrated by numerous third-party market studies

In terms of marketing, “modern” practices, like customer relationship management, or CRM, and referral generation initiatives, often don’t exist in a particular trade area. We, however, focus on developing and implementing a customized growth program for each business we acquire. Our general approach involves providing outstanding client service levels and innovative product and service offerings. Our company employs various marketing approaches in each market, including brand differentiation, ongoing client and prospect relationship management, public and community relations, on and off-site events, and various other initiatives proven to drive market share and revenue, as well as client satisfaction. In our experience, such efforts can generate annual double-digit growth at each business location

Build a Talent and Performance Based Company. We believe that a top-tier team - from executive level members to junior employees at our local funeral homes - is a critical element of our strategy to build an industry- leading death care business. We seek to recruit, hire and retain top-performing employees through a systematic process and core focus of our company. Prospective employees are professionally evaluated to assess their skills, interests and potential to succeed in their position. We aim to create individual performance and growth programs for all employees and continually measure and provide feedback associated with established goals and actual performance. We also implement compensation programs that are connected to individual and group performance

Competitive Strengths

We believe that our focus on secondary markets in certain Midwest, Mid-South, Appalachian, Mid-Atlantic and Mid-Eastern states provides our company with several strategic advantages. We believe that these markets offer a large and growing base of owners interested in selling their properties, and we believe we can buy those properties for near-historically low prices and on favorable terms. Twenty of our twenty-three initially targeted states rank in the top twenty-four states for potential funeral services market size. The sector’s competitive dynamics in these geographic areas offer significant opportunities to improve an acquired location’s financial performance and local market share. These areas also are largely insulated from the downward per-service revenue pressure created by the growing trend of cremation due to their location in the “Bible Belt”, which has historically seen greater focus on traditional values and burial practices.

In addition, we believe the following competitive strengths position us well to implement our acquisition and market growth strategy. These include:

●	Focus on Calls – We define calls for our funeral homes as the number of “deceased” whose families we serve. Continued management efforts to relate all location activities and expenses to a positive impact on Call growth.
●	Experienced, proven management team.
●	Operational expertise and focus.
●	Disciplined, value-oriented approach towards acquisitions.
●	Innovative approach to funeral home operations and strategy.
●	Strategic partnerships and relationships.

Focus on Calls

Senior management’s relentless focus on calls permeates all aspects of our funeral homes’ daily operations. We believe that everything our firm’s employees do in some way ties back to the decision made by a potential client to choose a funeral home for their future needs and we want that funeral home to be one of ours. We constantly educate our employees in this belief.

Experienced, Proven Management Team. Our team includes executives who have spent their careers in the funeral home industry and offer a proven track record of purchasing, integrating and restructuring funeral home properties. The team also includes successful executives from the hospitality, retail, marketing and financial sectors, from which they bring “best practices” generally not employed by the owners of funeral businesses. Additionally, this team has demonstrated an ability to drive top line growth every year, improved client services and expanded EBITDA margins. Members of our executive team also have also accomplished successful exits for their investors in the past.

Operational Expertise and Focus. We believe our management team, network and executives who will join our company after the close of each acquisition possess the expertise and experience in all critical areas required to execute our strategy. Our team includes executives who have spent their lifelong careers in the death care industry and offer a proven track record of purchasing, integrating and operating successful businesses.

Strategic Partnerships and Relationships. Though the Remembrance Group is an early stage firm in the traditional sense, our team possesses decades of experience and we are acquiring mature, existing businesses that believe in us and are leaders in their markets. We also have relationships with Tier 1 suppliers and service providers in the industry and have negotiated discounted rates that we believe are typically provided to the largest corporate death care company owners and operators. Additionally, we have sought out professional advisors which/who are generally considered leading experts in the death care industry; these include financial and accounting advisory; legal and regulatory services; and transaction and acquisition advisory.

Our Management Services and Fees

Through MSAs we provide various management services to the operating businesses in exchange for a management fee as described below.

Services Provided

In accordance with the terms of the MSAs, we act as a management company and have the following rights and responsibilities with respect to the operating businesses:

●	We manage each specific operating business;
●	We can employ, discharge, terminate, determine compensation for and other arrangements with and supervise all present or future officers, employees, agents, independent contractors, consultants and representatives of the specific operating business; and
●	We can negotiate, execute on behalf of the operating business, or otherwise enter into, adjust, compromise or deal with, contracts, agreements and documents relating to the business.

Management services provided to the operating businesses by us include, but are not limited to, the following:

●	Maintain or cause the operating business to maintain accurate financial accounts and records evidencing all transactions in respect of the operations of the business and provide financial, accounting and operational systems, including various technology platforms, related to such systems, as well as the management of the business’ cash inflows and outflows (cash management);
●	Create or cause the business to create a business strategy and growth and operational plan for the business, and establish associated performance metrics, goals and budgets;
●	Evaluate, negotiate and execute, or cause the business to evaluate, negotiate and execute, agreements with various vendors, service providers, and others to provide products and services to the business and, if applicable, pay or cause the business to be responsible for providing payments for such products and services;
●	Assist with the recruiting, evaluation, on-boarding, training, retention, and management of employees, independent contractors, consultants and other representatives of the business as well as developing performance-based incentive plans for the business;

●	Conduct and cause the business to conduct all activities of the business in accordance with all known federal, state and local laws and governmental rules and regulations and ordinances applicable to the operations of the business;
●	Cause the business to timely pay all of its obligations to third parties;
●	Provide ongoing assessments of business activity, including the measurement of financial and operational performance, market share and growth results, client satisfaction, benchmarking against industry “best practices” and peers, and the like, all compared to established goals, milestones and targets established by the business and by us;
●	Cause our employees and agents to keep confidential all knowledge and information of a non-public nature regarding the business which they now know or hereafter come to know;
●	Make such reports regarding the business as the board of managers of the business may reasonably require from time to time and develop an annual budget for the business in accordance with the firm’s operating agreement; and
●	Provide such other services as are reasonably necessary for the business to ensure the efficient delivery of funeral and related services and agreed to in writing by the parties.

Reimbursements and Management Fee(s).

In exchange for providing the services listed above, each operating company pays us compensation on an ongoing basis, including a management fee as described below.

Reimbursements. The operating businesses reimburse us for any expenses, payments, fees, and other costs incurred by us on behalf of the businesses. These expenses include, for example, payments associated with casket product purchases and employee benefits programs.

Minimum Balance Amount. Pursuant to the terms of the MSAs, we and the operating businesses establish a minimum level of liquid capital to operate the specific operating business (a Minimum Balance Amount).

Management Fee. Each of the operating businesses pays us a management fee according to the following calculations:

●	Base Management Fee. The base management fee equals nineteen and thirty-three and one-third percent (19.33%) of the net cash increase at the operating business on a month to month basis and the base management fee can equal up to one hundred percent (100%) of the increase in the business’ combined cash balances.
●	Additional Management Fee. In addition to the base management fee, we may increase the total management fee during the period in an amount equal to the fair market value of management services provided during the period.
●	Management Services and Fees To-Date. Our company has not completely implemented the specific formulas above and instead has generally taken a flexible approach to the minimum cash balances and management fee amounts based on the ongoing financial results of the operating businesses. Establishing a specific management fee amount that would be paid by the operating businesses each month has been discussed as an enhancement to accounting and tax preparation practices.

Pipeline of Late Stage and Potential Acquisitions

A core component of our strategy is to consistently have a robust pipeline of targets we are sourcing, evaluating, pursuing, and moving to acquire.

We seek to accomplish this through managing and building our extensive network of industry brokers, advisors, operators and executives, as well as encouraging the managers at our acquired businesses to source potential transactions for our company. We believe this approach yields valuable insights into the overall quality of a target funeral home business and its staff, plus it allows our company to build regional “clusters” surrounding our existing businesses. However, consummating the proposed acquisitions cannot be guaranteed and is subject to final negotiations which are yet to be determined.

Our Market Opportunity

The Funeral Industry. We believe current market dynamics and trends are ideal to implement our company’s business and growth strategy. In 2018, United States sales related to funeral services totaled nearly $15.2 billion, a 10.7% increase since 2014. As of 2019, there were approximately 19,136 funeral home locations in the United States according to National Directory of Morticians Redbook. The “death care” industry is highly fragmented. There are three publicly traded companies that operate funeral homes and cemeteries in North America, which control an estimated 10.8% of funeral homes in the United States and the remaining 89.2% are privately owned by families or individuals; 97% of these businesses employ fewer than 20 employees and 89% employ less than 10 employees. The publicly traded companies include Service Corporation International, the largest provider of death care products and services in the US, StoneMor Partners, L.P., which primarily focuses on cemetery operations, and Carriage Services, Inc.

Large and Growing Market. The industry is growing steadily, driven by current demographic (baby boomer-death rate) trends. According to ACL.Gov and the Census Bureau, the United States population over 65 years of age was 50.9 million in 2016 and is expected to rise to 83.7 million by 2052, a 64% increase and compound annual growth rate of about 2%. An increase in the number of older Americans inevitably leads to an increasing number of deaths, while controlling for improvements in end-of-life stage healthcare, as well as increases in obesity and associated diseases that reduce life expectancy. The number of deaths per year in the United States was 2.9 million in 2017 according to the Center for Disease Control and Prevention, up from 2.5 million in 2014, an increase of approximately 3% per year. Combining this increase in the annual number of deaths with an expected decrease in the total number of business locations to service those cases results in an expected double-digit market opportunity for existing funeral businesses.

We have carefully chosen our initial target markets based on the likelihood that we can realize rapid improvements at our acquired Funeral Homes in partnership with the previous owner and retained staff. Funeral Homes in the “trade areas” we have selected are mostly small, independently owned and operated, and have conducted business in the same manner for decades. The Funeral Homes in these areas generally do not focus on proactive marketing, client development and packaged services for families. More “modern” marketing practices, like customer relationship management and referral generation programs, often do not exist in a trade area. We confirm this market attribute during our due diligence process. Funeral homes that meet our criteria in these markets also have bloated overhead expenses and inefficient purchasing. After close of an acquisition, we will expand our earnings before interest, tax, depreciation and amortization (EBITDA) margins through general and administrative expense reductions and implement product purchasing initiatives. By providing back office services, such as accounting and payroll functions, to our acquired businesses, we will both improve system functionality and reduce costs associated with facility operations.

Large and Growing Number of Acquisition Opportunities and Limited Competition to Acquire Them. The owners of independent funeral homes mirror the overall aging population trends in the US. As in many sectors with family-owned businesses, Baby Boomers are getting older and are looking to retire. Often, their children do not wish to take over the family business and instead pursue other opportunities. The main industry association, in fact, predicts an increasing shortage of funeral directors in the near future We believe that this macro trend is creating an increasing number of funeral homeowners who wish to sell. In tier 2 through tier 4 markets, on which we focus, there are few buyers for individual funeral homes and associated properties due to the larger size requirements of the publicly traded players and large regional consolidators. This creates a large pool of available properties at nearly historically low price multiples and on favorable terms to our company. With more than 59% of the funeral homes in the US being independently owned and operated and falling within the $1 to $3 million in revenue range, we feel this represents a unique acquisition opportunity for our specific operating model. To date, these businesses have been mostly ignored by consolidators in our industry. There are a limited number of interested buyers for these independent properties in tier 2 through 4 markets, providing us with acquisition opportunities on favorable terms. Numerous industry contacts estimate there is a steadily growing list of funeral home and cemetery properties currently for sale or that are in the process of preparing for sale.

Strong Financial Profile of Funeral Business. We believe that the financial profile of operating a single funeral home – or many of them – makes these businesses a highly attractive asset class for lenders, private equity and a disciplined platform-build strategy. In the last four decades, our core team has demonstrated – in multiple death care companies, US regions, and varied funeral home profiles – that we can quickly expand EBITDA margins, grow revenues and capture additional market share. Minimal capital expenditures, or Capex, are required. Often, the appraised value of the real estate portion of the business is greater than 75% of the total consideration paid for the business. The industry is generally stable, but current population trends suggest continued robust growth. Due to the market conditions already discussed, we are able to buy at low multiples and we estimate sellers will partially finance a transaction up to 30% of the total price. Acquired properties with our target profile are typically cash flow positive upon closing and begin generating cash flow within two months, according to our experience and estimates.

Competition

We face competition in all our markets. Most of our competitors are and will be independent operations. Our ability to compete successfully depends on our management’s forward vision, timely responses to changes in the business environment, our operating business’ ability to maintain a good reputation and high professional standards as well as offer products and services at competitive prices. We anticipate that additional consolidators will enter the industry and likely pursue acquisitions in our market areas, potentially increasing the average consideration required to successfully purchase a Funeral Home business. If we face price competition in our markets, or if local competitors successfully exploit the fact that our acquired businesses are now owned by a perceived “corporate consolidator,” we will be challenged to successfully execute our business plan in a given market. Independent operators of funeral businesses have historically shown immediate defensive marketing efforts when one of their competitors has sold to a consolidator. They begin to label such businesses as “corporate owned” and market their own companies as “locally owned.”

Regulation

Federal, State and/or Local Regulatory Compliance

Our operations are subject to regulation, supervision, and licensing under numerous federal, state, and local laws, ordinances, and regulations, including extensive regulations concerning trust funds, preneed sales of funeral and cemetery products and services, and various other aspects of our business. For example, the funeral home industry is regulated by the Federal Trade Commission, or FTC, which requires funeral homes to take actions designed to protect consumers. Our facilities are also subject to stringent health, safety and environmental regulations. Violations of applicable laws could result in fines or sanctions against us, including the loss of licenses necessary to operate the businesses lawfully. Businesses in general are subject to the impact of recent major legislation, including the Care Act and the Dodd-Frank Act. Many provisions of these complex laws could impact our business, and many of the provisions require implementation through regulations that have not yet been promulgated.

Employees

As of February 28, 2020, we had 39 full-time employees and 60 part-time employees.

OUR PROPERTIES

Our company leases its principal office space at 365 5th Ave South, Suite 201, Naples, FL 34102.

Operating Company Owned Properties

The following properties are owned by the respective operating companies listed in the first column.

Remembrance Group Operating Company	D/B/A	Type	Location
Premier Funeral Management Group, LLC	Creech Funeral Home	Funeral Home	112 S 21st St, Middlesboro, KY 40965

Premier Funeral Management Group II, LLC	Markwell Funeral Home	Funeral Home	200 N Central Ave, Casey, IL 62420

Premier Funeral Management Group II, LLC	Greenwell Funeral Home	Funeral Home	30 N Washington St, Martinsville, IL 62442

Premier Funeral Management Group IV, LLC	Whinery Funeral Service	Funeral Home	403 W. Country Club, Elk City, OK 73644

Premier Funeral Management Group IV, LLC	Rose Chapel Funeral Service	Funeral Home	906 N. 4th St., Sayre, OK 73662

Premier Funeral Management Group IV, LLC	Rose Chapel Funeral Service	Funeral Home	602 McKinney, P.O. Box 405, Cheyenne, OK 73628

Premier Funeral Management Group IV, LLC	Whinery-Huddleston Funeral Service	Funeral Home	6210 NW Cache Rd, Lawton, OK 73505

The properties listed above are all financed through mortgages with traditional bank institutions.

The Premier Funeral Management Group, LLC property is financed through a mortgage note in the outstanding principal amount of $957,287 as of December 31, 2019. This mortgage is secured by substantially all of the assets of this operating company and its affiliates. Interest accrues on this mortgage at the annual rate of prime plus 2% and is paid monthly. This note matures in May 2038.

The Premier Funeral Management Group II, LLC properties are financed through a mortgage note in the outstanding principal amount of $1,090,351 as of December 31, 2019. This mortgage is secured by substantially all assets of this operating company and its affiliates. Interest accrues on this mortgage at the annual rate of prime plus 2.75% and is paid monthly. This note matures in December 2038.

The Premier Funeral Management Group IV, LLC properties are financed through a mortgage note in the outstanding principal amount of $3,727,361 as of December 31, 2019. This mortgage is secured by substantially all assets of this operating company and its affiliates. Interest accrues on this mortgage at the annual rate of prime plus 2.75% and is paid monthly. This note matures in June 2039.

Operating Company Leased Properties

The following properties are leased by the respective operating companies listed in the first column. These properties are all leased from PFMG Holdings, L.L.C., an unaffiliated third party, under seven year leases. The lease agreements contain an option to purchase the real estate assets at the end of initial seven year term, for three of the lease agreements the price equals the then current year’s rent multiplied by ten (10) and the remaining agreement the buyout price for the real estate is the then current annual rent divided by 9.75%. The lease agreements also contain early buyout options with differing buyout terms for years one (1) to four (4) and for years five (5) to seven (7). During years one to four, we would be required to pay a 6.00% premium in addition to the buyout formula amount and during years five to seven, the premium is 4.00%:

Remembrance Group Operating Company	D/B/A	Type	Location
Premier Funeral Management Group V, LLC (subsidiary of the Issuer)	Premier Sharp Funeral Home	Funeral Home	209 Roane Street, Oliver Springs, TN 37840
Lease start date, November 5, 2015, ends December 31, 2022; three optional renewal terms of seven years each; rent, $100,000 per year, 2.5% increase per year.
Premier Funeral Management Services III, LLC	McFarland Funeral Chapel	Funeral Home	54 McFarland Drive, Tryon, NC 28782
Lease start date, June 17, 2015, ends June 30, 2022; three optional renewal terms of seven years each; rent, $146,250 per year, minimum increase per year, 2%.
Premier Funeral Management Group VI, LLC	Sawyer-Miller-Masciarelli Funeral	Funeral Home	763 Massachusetts Ave, Lunenburg, MA 01462
Premier Funeral Management Group VI, LLC	Sawyer-Mallahy-Masciarelli Funeral	Funeral Home	243 Water St., Fitchburg, MA 01420
Premier Funeral Management Group VI, LLC	Sawyer-Miller-Masciarelli Funeral	Funeral Home	123 Main St., Westminster, MA 01473
Lease start date, November 1, 2016, ends October 31, 2023; three optional renewal terms of four years each; rent, $230,000 per year, 2.5% increase per year.
Premier Funeral Management Group VII, LLC	Adams Funeral Chapel	Funeral Home	2330 Shawnee Dr., Charleston, IL 61920
Lease start date, September 22, 2016, ends September 31, 2023; three optional renewal terms of seven years each; rent, $100,000 per year, 2.5% increase per year.

The nature of our business requires that our facilities be well maintained. We believe that we meet this standard.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Directors and Executive Officers

The following sets forth information about our directors and executive officers as of the date of this offering circular:

Name	Age	Position
Dennis L. Smith	62	Chief Executive Officer, President and Director
Michael A. Ryan CPA CMA	50	Treasurer
Michael Margolies	61	Director
David DeCarlo	73	Director
Ian M. Beadle	36	Director
Poul LeMasters	49	Director

Dennis L. Smith. Mr. Smith has served as our chief executive officer, president and a member of our board of directors since February 2020 and president a member of the board of directors of our predecessor, PF Management Services, LLC, since April 2017. Mr. Smith has been in the industry for more than 44 years, having held senior management positions at Carriage Services (from 2012 to 2015), SCI (from 1995 to 2012), Gibraltar Mausoleum (from 1987 to 1995), and Stewart Enterprises (from 1981 to 1987). He has demonstrated success in all areas of the death care industry, particularly related to scaling businesses, leading multi-location operations, acquiring and integrating new funeral home businesses, and implementing new systems and processes. Mr. Smith earned his Degree of Mortuary Science from University of Miami Dade.  Mr. Smith’s leadership with Carriage services led to the new development and acquisition of Funeral Homes/Cemeteries and Crematories in multiple states.

Michael A. Ryan, CPA, CMA. Mr. Ryan has served as our treasurer since February 2020 and the treasurer of our predecessor, PF Management Services, LLC, since July 2017. Mr. Ryan has more than 20 years of industry experience with a demonstrated history of financial success working in the manufacturing and distribution industries. He has brought a “fresh pair of eyes” to the funeral industry and his expertise in expense management, cash flow, fixed assets, workflow processes and leveraging technology have helped Remembrance focus on improving assets and maximizing cash flow. Before joining our firm Mr. Ryan served as Controller for LW Marketing, Inc. located in Bonita Springs, Fla where he served as their controller for four years. Mr. Ryan earned his Bachelor of Science in Accounting from Youngstown State University in 1994.

Michael Margolies. Mr. Margolies has served as a member of our board of directors since February 2020 and a member of the board of directors of our predecessor, PF Management Services, LLC, since September 2013. Additionally, Mr. Margolies has served as chief executive officer of Littlebanc Advisors, LLC, or Littlebanc, since 2009, where he leverages his extensive expertise and deep professional relationships with many of Wall Street’s most influential professionals to source and finance direct investments. With more than 25 years making principal investments, Mr. Margolies is a respected investment industry veteran. Prior to founding Littlebanc, he founded Avalon Research Group, a highly regarded pioneer of the independent research community. He is also a founding member of Investorside Research Association.

David DeCarlo. Mr. DeCarlo has served as a member of our board of directors since February 2020 and a member of the board of directors of our predecessor, PF Management Services, LLC, since January 2019. Mr. DeCarlo is one of the most accomplished people in the death care industry, having previously joined the board of directors and served as President and Vice Chairman (from 2011 to 2015) of Carriage Services and President at Matthews International (from 1993 to 2005). He brings significant operational and management expertise as well as valuable acquisition sourcing relationships to Remembrance Mr. DeCarlo is now CEO of DeCarlo Solutions Inc. Mr. DeCarlo earned his MBA in Finance, a Masters of Arts in Economics and Statistics and studied towards a Ph.D. in Applied Economics and Finance (all but dissertation) at the Wharton School of Finance and the University of Pennsylvania, as well as a Bachelor of Science degree in Industrial Management from West Virginia University.

Ian M. Beadle. Mr. Beadle has served as a member of our board of directors since February 2020and served as an observer of the board of directors of our predecessor, PF Management Services, LLC, since September 2013.  Mr. Beadle has been a Partner at Concrete Rose Capital since January 2020, an early stage venture investment vehicle deploying financial and social capital to exceptional underrepresented founders and entrepreneurs committed to building diverse teams.  Prior to joining Concrete Rose Capital in 2020, Mr. Beadle worked as a Principal at Littlebanc Advisors, LLC (from May 2014 to December 2019), where he was responsible for sourcing and underwriting investment opportunities as well as implementing growth strategies at acquired companies.  Mr. Beadle received his MBA from the University of Southern California and is a CFA Charterholder.

Poul LeMasters. Mr. LeMasters has served as a member of our board of directors since February 2020. Poul operates, and is principal of, LeMasters Consulting, located in Cincinnati, Ohio, a consulting business entirely for the deathcare profession. He works with funeral home owners/funeral directors/embalmers, cemeteries/cemeterains, and cremationists/crematory owners. He assists in areas of legal, compliance, regulatory, litigation, and operational issues. Poul also serves in various roles with national groups such as: Legal Counsel for NCBVA (National Concrete Burial Vault Association), Legal Advisor to CCC (Catholic Cemetery Conference), and General Counsel to ICCFA (International Cemetery, Crematory and Funeral Association).

Directors and executive officers are elected until their successors are duly elected and qualified. There are no arrangements or understandings known to us pursuant to which any director or executive officer was or is to be selected as a director (or director nominee) or executive officer.

Board of Directors

We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries.  The management and control of our company is vested in our board of directors which is responsible for the adoption of policy procedures with respect to the business affairs of our company and the approval of certain major decisions. The current members of our board of directors are Dennis L. Smith, Michael Margolies, David DeCarlo, Ian M. Beadle and Poul LeMasters.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, except as described below, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);
●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;
●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;
●	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Advisory Board

We intend to establish an Advisory Board to assist us with various matters that impact the business of our company. We anticipate that our advisors will include individuals who possess expertise and expertise in various aspects of our business strategy and the death care industry. Advisors are primarily long-time business colleagues and associates of our company’s senior principals. At this time, there are no contractual relationships between our company and any potential members of our Advisory Board, though we may elect to formalize such arrangements in the future.

EXECUTIVE COMPENSATION

Summary Compensation Table - Years Ended December 31, 2019 and 2018

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities, during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Option Awards ($)	Total ($)
Dennis L. Smith, Chief Executive Officer and President	2019	150,000	N/A	150,000
	2018	150,000	N/A	150,000

Michael A. Ryan, CPA CMA, Treasurer	2019	120,000	N/A	120,000
	2018	120,000	N/A	120,000

Derrick P. Husmann, Vice President of Operations	2019	115,000	N/A	115,000
	2018	115,000	N/A	115,000

Outstanding Equity Awards

There are no outstanding equity awards granted in the years 2019 or 2018. Award grants under our 2020 equity incentive plan are discussed below.

Employment Contracts

On January 1, 2020, we entered into an employment agreement with Dennis Smith, pursuant to which Mr. Smith will serve as chief executive officer and president of our company. We agreed to pay Mr. Smith an annual base salary of $175,000. This annual base salary will be increased to $200,000 if we and our wholly owned subsidiaries and operating affiliates collectively generate $1,000,000 of earnings before interest, tax, depreciation, and amortization, or EBITDA, after January 1, 2020 (calculated on a consolidated basis), and such base salary increase will be effective on the first day of the calendar month after the month in which we and our wholly owned subsidiaries and operating affiliates surpass such $1,000,000 threshold. Mr. Smith’s base salary will be reviewed at least annually by our board of directors and may be increased by the board of directors in its discretion; provided, however, that on January 1, 2021 and each January 1 thereafter during Mr. Smith’s employment with us, his annual base salary shall be increased by 5.0%. Mr. Smith is eligible to receive an annual cash bonus in an amount and subject to terms as may be determined by our board of directors in its sole discretion. If this offering is successful, as determined by our board of directors in its sole discretion, we will pay Mr. Smith a one-time cash performance bonus in the amount of $100,000. In addition, we agreed to grant Mr. Smith an award of 516,305 shares of our restricted common stock of which 25% shall vest on the one year anniversary of Mr. Smith’s employment with us and the remaining 75% shall thereafter vest pro rata on a monthly basis until the fourth anniversary of Mr. Smith’s employment with us. Mr. Smith will be entitled to fringe benefits and perquisites consistent with those provided to similarly situated executives of our company and following completion of this offering we will pay Mr. Smith up to $1,000 per month for a vehicle. We also agreed to reimburse Mr. Smith for all reasonable and necessary out-of-pocket business expenses and to entitle Mr. Smith to participate in all Company employee benefit plans and programs on a basis no less favorable than provided to similarly situated Company executives. Mr. Smith is also entitled to vacation days in accordance with Company practice and to be covered by our company’s directors and officers insurance policies. We have also agreed to obtain a “key person” life insurance policy in the amount of $5,000,000, assuming we determine that we can afford the policy premiums, which shall remain in place for so long as Mr. Smith is employed under his agreement with us and which shall name our company as loss payee with respect to 80% of the policy’s proceeds and Mr. Smith’s estate or other designee with respect to 20% of the policy’s proceeds. The employment agreement contains customary confidentiality provisions and covenants prohibiting Mr. Smith from competing with us or from soliciting any of our employees, consultants or customers within a radius of 75 miles of any business owned or operated by us or by any of our affiliates for a period ending two years after his employment termination. Mr. Smith may, however, purchase or own, as a passive investor, less than five percent (5%) of the stock of a publicly traded corporation engaged in a competitive business. The initial term of the employment agreement is for three years with one-year automatic extensions, unless either party provides 90 days’ prior written notice of its intention not to extend the term for an additional year. The employment agreement may be terminated by either party at any time for any reason, with at least 30 days advance written notice. If Mr. Smith’s employment is terminated for “cause,” as defined in his employment agreement, Mr. Smith shall be entitled to be paid accrued amounts except that he shall forfeit any earned but unpaid annual bonus. If Mr. Smith’s employment is terminated by us without cause, Mr. Smith shall be entitled to receive, in addition to any accrued amounts, one and one-half times his then monthly base salary amount for an additional eighteen (18) months following his termination, assuming certain post-employment conditions are met.

On January 1, 2020, we entered into an employment agreement with Michael A. Ryan, pursuant to which Mr. Ryan will serve as treasurer of our company. We agreed to pay Mr. Ryan an annual base salary of $125,000. Mr. Ryan’s base salary will be reviewed at least annually by our board of directors and may be increased by the board of directors in its discretion; provided, however, that on January 1, 2021 and each January 1 thereafter during Mr. Ryan’s employment with us, his annual base salary shall be increased by 2.0%. If gross proceeds of this offering equal or exceed $12,000,000, we will pay Mr. Ryan a one-time cash performance bonus in the amount of $20,000. In addition, we agreed to grant Mr. Ryan an award of 250,013 shares of our restricted common stock of which 25% shall vest on the one year anniversary of Mr. Ryan’s employment with us and the remaining 75% shall thereafter vest pro rata on a monthly basis until the fourth anniversary of Mr. Ryan’s employment with us. We also agreed to reimburse Mr. Ryan for all reasonable and necessary out-of-pocket business expenses, including those related to maintaining accounting licenses, and to entitle Mr. Ryan to participate in all Company employee benefit plans and programs on a basis no less favorable than provided to similarly situated Company executives. Mr. Ryan is also entitled to vacation days in accordance with Company practice and to be covered by our company’s directors and officers insurance policies. The employment agreement contains customary confidentiality provisions and covenants prohibiting Mr. Ryan from competing with us or from soliciting any of our employees, consultants or customers within the United States for a period ending two years after his employment termination. Mr. Ryan may, however, purchase or own, as a passive investor, less than five percent (5%) of the stock of a publicly traded corporation engaged in a competitive business. The initial term of the employment agreement is for one year with one-year automatic extensions, unless either party provides 90 days’ prior written notice of its intention not to extend the term for an additional year. The employment agreement may be terminated by either party at any time for any reason, with at least 30 days advance written notice. If Mr. Ryan’s employment is terminated for “cause,” as defined in his employment agreement, Mr. Ryan shall be entitled to be paid accrued amounts due him. If Mr. Ryan’s employment is terminated by us without cause, Mr. Ryan shall be entitled to receive, in addition to any accrued amounts, one times his then base salary amount for an additional twelve (12) months following his termination, assuming certain post-employment conditions are met.

On January 1, 2020, we entered into an employment agreement with Derrick Husmann, pursuant to which Mr. Husmann will serve as vice president, operations of our company. We agreed to pay Mr. Husmann an annual base salary of $110,000. Mr. Husmann’s base salary will be reviewed at least annually by our board of directors and may be increased by the board of directors in its discretion. In addition, we agreed to grant Mr. Husmann an award of 125,007 shares of our restricted common stock of which 25% shall vest on the one year anniversary of Mr. Husmann’s employment with us and the remaining 75% shall thereafter vest pro rata on a monthly basis until the fourth anniversary of Mr. Husmann’s employment with us. We also agreed to reimburse Mr. Husmann for all reasonable and necessary out-of-pocket business expenses and to entitle Mr. Husmann to participate in all Company employee benefit plans and programs on a basis no less favorable than provided to similarly situated Company executives. Mr. Husmann is also entitled to vacation days in accordance with Company practice and to be covered by the Company’s directors and officers insurance policies. The employment agreement contains customary confidentiality provisions and covenants prohibiting Mr. Husmann from competing with us or from soliciting any of our employees, consultants or customers within the United States for a period ending two years after his employment termination. Mr. Husmann may, however, purchase or own, as a passive investor, less than five percent (5%) of the stock of a publicly traded corporation engaged in a competitive business. The initial term of the employment agreement is for one year with one-year automatic extensions, unless either party provides 90 days’ prior written notice of its intention not to extend the term for an additional year. The employment agreement may be terminated by either party at any time for any reason, with at least 30 days advance written notice. If Mr. Husmann’s employment is terminated for “cause,” as defined in his employment agreement, Mr. Husmann shall be entitled to be paid accrued amounts due him. If Mr. Husmann’s employment is terminated by us without cause, Mr. Husmann shall be entitled to receive, in addition to any accrued amounts, an amount equal to 50% his then base salary amount for an additional six (6) months following his termination, assuming certain post-employment conditions are met.

Director Compensation

Our non-employee directors do not currently receive any compensation for their service, but we may adopt a compensation plan for our directors at a future time.

Management Services Agreement

Effective February 1, 2020, we have entered into a management services agreement with Littlebanc, a Florida limited liability company whose managing member is Michael Margolies, one of our directors and our controlling stockholder. Pursuant to the terms of this management services agreement, Littlebanc will perform the following services for the benefit of our company and our subsidiaries and affiliates, subject to the oversight and supervision of our board of directors:

●	identify, evaluate, manage, perform due diligence on, negotiate, and oversee the acquisitions of target businesses and other assets;
●	evaluate, manage, negotiate, and oversee the disposition of all or any part of our property or assets, including dispositions of all or any part of our affiliates or subsidiaries;
●	identify, structure, negotiate, and obtain bank, institutional, and other sources of debt financing;
●	provide advice in connection with the structuring and negotiation of agreements, contracts, documents, and instruments in the ordinary course of business;
●	review the provision of services by our independent accountants;
●	provide such assistance to our counsel and auditors as may be generally required to properly carry on our business and operations;
●	consult with the independent accountants and legal counsel as may be necessary in connection with Littlebanc’s activities;
●	provide advice in connection with any merger, restructuring, recapitalization, share exchange, combination, or change of control transactions;
●	provide management and financial planning, including advice on utilization of assets and financial, managerial, and operational advice;
●	evaluate the financial and operational performance, including monitoring our business and operations; and
●	provide other general business advice.

We will pay Littlebanc a quarterly management fee in an amount equal to the greater of: (i) $150,000; and (ii) 5.00% of the consolidated EBITDA of our company and our subsidiaries and affiliates for the most recently completed fiscal quarter. If we do not timely pay Littlebanc its management fee when due, we will be required to pay interest at the annual rate of 8% per year on any unpaid fee amounts. Additionally, we will reimburse Littlebanc for all costs and expenses it or its affiliates incur in connection with performing their services under the agreement. We have also awarded Littlebanc a restricted stock grant under our 2020 plan in the amount of 1,250,065 shares of our common stock, of which 25% shall vest on the one year anniversary of the effective date of the management services agreement and the remaining 75% shall thereafter vest pro rata on a monthly basis until the fourth anniversary of the effective date of the management services agreement. Our agreement with Littlebanc will remain effective until (i) it is either terminated by Littlebanc at any time upon 90 days’ prior written notice to us or (ii) we terminate the agreement at any time if a majority of our board of directors and the holders of a majority of our then outstanding common stock vote to terminate the agreement, neither Michael Margolies nor his designated successor is the managing member of Littlebanc, or there is a final court finding that Littlebanc has materially breached the terms of the agreement or acted with gross negligence, willful misconduct, bad faith, reckless disregard for its duties or fraudulently. We have agreed to indemnify Littlebanc and maintain adequate insurance to support any indemnity obligations, and we will not hold Littlebanc liable for any errors of judgment, mistakes of law or losses suffered by us unless Littlebanc has acted with gross negligence, willful misconduct, bad faith, reckless disregard for its duties or fraudulently.

Outstanding Options

As of the date hereof, under our 2020 equity incentive plan we have issued restricted stock awards for an aggregate of 891,325 shares of our common stock to our executive officers. We have also issued to Littlebanc a restricted stock award for 1,250,065 shares of our common stock under the terms of our management services agreement with Littlebanc.

Our 2020 Equity Incentive Plan

On February 3, 2020, our board of directors and our stockholders approved the Remembrance Group, Inc. 2020 Equity Incentive Plan, or our 2020 plan. The Plan is a stock-based compensation plan that provides for discretionary grants of stock options, stock awards and stock unit awards to key employees, non-employee directors and consultants. The purpose of our 2020 plan is to attract, motivate, and retain directors, employees, and others in a position to affect the financial and operational performance of our company and to recognize contributions made to our company by these persons and to provide them with additional incentive to achieve the objectives of our company. The following is a summary of our 2020 plan.

Administration. Our 2020 plan will be administered by our board of directors, unless we establish a committee of the board of directors for this purpose (we refer to the body administering our 2020 plan as the administrator). The administrator will have full authority to select the individuals who will receive awards under our 2020 plan, determine the form and amount of each of the awards to be granted and establish the terms and conditions of awards.

Number of Shares of Common Stock. The number of shares of the common stock that may be issued under our 2020 plan is 2,500,131. Shares issuable under our 2020 plan may be authorized but unissued shares or treasury shares. If there is a lapse, forfeiture, expiration, termination or cancellation of any award made under our 2020 plan for any reason, the shares subject to the award will again be available for issuance. Any shares subject to an award that are delivered to us by a participant, or withheld by us on behalf of a participant, as payment for an award or payment of withholding taxes due in connection with an award will not again be available for issuance, and all such shares will count toward the number of shares issued under our 2020 plan. The number of shares of common stock issuable under our 2020 plan is subject to adjustment, in the event of any reorganization, recapitalization, stock split, stock distribution, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of our company or any similar corporate transaction. In each case, the administrator has the discretion to make adjustments it deems necessary to preserve the intended benefits under our 2020 plan. No award granted under our 2020 plan may be transferred, except by will, the laws of descent and distribution.

Eligibility. All employees designated as key employees, including consultants, for purposes of our 2020 plan and all non-employee directors are eligible to receive awards under our 2020 plan.

Awards to Participants. The Plan provides for discretionary awards of stock options, stock awards and stock unit awards to participants. Each award made under our 2020 plan will be evidenced by a written award agreement specifying the terms and conditions of the award as determined by the administrator in its sole discretion, consistent with the terms of our 2020 plan.

Stock Options. The administrator has the discretion to grant non-qualified stock options or incentive stock options to participants and to set the terms and conditions applicable to the options, including the type of option, the number of shares subject to the option and the vesting schedule; provided that the exercise price of each stock option will be the fair market value (as defined in the 2020 Plan) of the common stock on the date on which the option is granted, except that the exercise price per share under a non-qualified stock option may be less than 100% of the fair market value of such shares on the date such option is granted provided that, and only if, the board of directors approves a lower price after consideration of the application of Section 409A of the internal revenue code, each option will expire no later than ten years from the date of grant and no dividend equivalents may be paid with respect to stock options. It is intended that stock options qualify as “performance-based compensation” under Section 162(m) of the internal revenue code and thus be fully deductible by us for federal income tax purposes, to the extent permitted by law.

In addition, an incentive stock option granted to a key employee is subject to the following rules: (i) the aggregate fair market value (determined at the time the option is granted) of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a key employee during any calendar year (under all incentive stock option plans of our company and its subsidiaries) cannot exceed $100,000, and if this limitation is exceeded, that portion of the incentive stock option that does not exceed the applicable dollar limit will be an incentive stock option and the remainder will be a non-qualified stock option; (ii) if an incentive stock option is granted to a key employee who owns stock possessing more than 10% of the total combined voting power of all class of stock of our company, the exercise price of the incentive stock option will be 110% of the fair market value of the common stock on the date of grant and the incentive stock option will expire no later than five years from the date of grant; and (iii) no incentive stock option can be granted after ten years from the date our 2020 plan was adopted.

Stock Awards. The administrator has the discretion to grant stock awards to participants. Stock awards will consist of shares of common stock granted without any consideration from the participant or shares sold to the participant for appropriate consideration as determined by the Board. The number of shares awarded to each participant, and the restrictions, terms and conditions of the award, will be at the discretion of the administrator. Subject to the restrictions, a participant will be a shareholder with respect to the shares awarded to him or her and will have the rights of a shareholder with respect to the shares, including the right to vote the shares and receive dividends on the shares; provided that dividends otherwise payable on any performance-based stock award will be held by us and will be paid to the holder of the stock award only to the extent the restrictions on such stock award lapse, and the administrator in its discretion can accumulate and hold such amounts payable on any other stock awards until the restrictions on the stock award lapse.

Stock Units. The administrator has the discretion to grant stock unit awards to participants. Each stock unit entitles the participant to receive, on a specified date or event set forth in the award agreement, one share of common stock or cash equal to the fair market value of one share on such date or event, as provided in the award agreement. The number of stock units awarded to each participant, and the terms and conditions of the award, will be at the discretion of the administrator. Unless otherwise specified in the award agreement, a participant will not be a shareholder with respect to the stock units awarded to him prior to the date they are settled in shares of common stock. The award agreement may provide that until the restrictions on the stock units lapse, the participant will be paid an amount equal to the dividends that would have been paid had the stock units been actual shares; provided that dividend equivalents otherwise payable on any performance-based stock units will be held by us and paid only to the extent the restrictions lapse, and the administrator in its discretion can accumulate and hold such amounts payable on any other stock units until the restrictions on the stock units lapse.

Payment for Stock Options and Withholding Taxes. The administrator may make one or more of the following methods available for payment of any award, including the exercise price of a stock option, and for payment of the minimum required tax obligation associated with an award: (i) cash; (ii) cash received from a broker-dealer to whom the holder has submitted an exercise notice together with irrevocable instructions to deliver promptly to us the amount of sales proceeds from the sale of the shares subject to the award to pay the exercise price or withholding tax; (iii) by directing us to withhold shares of common stock otherwise issuable in connection with the award having a fair market value equal to the amount required to be withheld; and (iv) by delivery of previously acquired shares of common stock that are acceptable to the administrator and that have an aggregate fair market value on the date of exercise equal to the exercise price or withholding tax, or certification of ownership by attestation of such previously acquired shares.

Provisions Relating to a “Change in Control” of our Company. Notwithstanding any other provision of our 2020 plan or any award agreement, in the event of a “Change in Control” of our company, the administrator has the discretion to provide that all outstanding awards will become fully exercisable, all restrictions applicable to all awards will terminate or lapse, and performance goals applicable to any stock awards will be deemed satisfied at the highest target level. In addition, upon such Change in Control, the administrator has sole discretion to provide for the purchase of any outstanding stock option for cash equal to the difference between the exercise price and the then fair market value of the common stock subject to the option had the option been currently exercisable, make such adjustment to any award then outstanding as the administrator deems appropriate to reflect such Change in Control and cause any such award then outstanding to be assumed by the acquiring or surviving corporation after such Change in Control.

Effect of Termination of Employment; Company Repurchase Right. The right to exercise an option (to the extent that it is vested) following termination of a participant’s employment or service with our company will expire thirty (30) days following the termination of employment or service, except (i) to the extent any longer period is permitted under the rules of section 422 of the internal revenue code with respect to a participant’s death or disability, and (ii) if a participant’s employment or service with our company is terminated for cause, as that term is defined in our 2020 plan, then, immediately upon the termination of the participant’s employment or service with us, all vested and unvested awards granted to participant shall be immediately forfeited and automatically terminate. With respect to an award of our restricted common stock, upon a death or disability, all of the shares of restricted common stock subject to an award shall become immediately vested. Upon the termination of a participant’s employment or service with our company for any reason, we will have the right, but not the obligation, until the first anniversary of the termination of the participant’s employment or service to repurchase some or all of the vested shares and/or the vested options from the participant, the participant’s estate (in the case of the participant’s death), or any permitted transferee of such vested shares and/or vested options. When exercising this right, we shall pay the participant an amount per share equal to the lesser of (i) the price per share paid by the participant for such shares and (ii) the lesser of the fair market value of the shares as of the date of termination of the participant’s employment with us and the date we exercise the repurchase right.

Amendment of Award Agreements; Amendment and Termination of our 2020 plan; Term of our 2020 plan. The administrator may amend any award agreement at any time, provided that no amendment may adversely affect the right of any participant under any agreement in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

The Board may terminate, suspend or amend our 2020 plan, in whole or in part, from time to time, without the approval of the shareholders, unless such approval is required by applicable law, regulation or stock exchange rule, and provided that no amendment may adversely affect the right of any participant under any outstanding award in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or rule of any stock exchange on which the shares are listed.

Notwithstanding the foregoing, neither our 2020 plan nor any outstanding award agreement can be amended in a way that results in the repricing of a stock option. Repricing is broadly defined to include reducing the exercise price of a stock option or cancelling a stock option in exchange for cash, other stock options with a lower exercise price or other stock awards. (This prohibition on repricing without shareholder approval does not apply in case of an equitable adjustment to the awards to reflect changes in the capital structure of our company or similar events.)

No awards may be granted under our 2020 plan on or after the tenth anniversary of the effective date of our 2020 plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common as of March 13, 2020 by (i) each of our executive officers and directors; (ii) all of our executive officers and directors as a group; and (iii) each person who is known by us to beneficially own more than 5% of our common stock. Unless otherwise specified, the address of each of the persons set forth below is in care of our company, 365 5th Ave, Ste 201, Naples, FL 34102.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Dennis L. Smith(3), chief executive officer, president and director	common stock	733,760	7.45%
Michael A. Ryan(4), treasurer	-	-	-
Michael Margolies(5), director	common stock	7,832,330	79.51%
David DeCarlo, director	common stock	84,432	*
Ian M. Beadle, director	-	-	-
Poul LeMasters, director	-	-	-
All officers and directors as a group (6 persons named above)	common stock	9,148,694	87.00%

Troy Centazzo 513 28th Ave., Venice, CA 90291	common stock	1,200,000	12.18%
LB Merchant PFMG(6) 455 NE 5th Ave., D-337 Delray Beach, FL 33483	common stock	3,090,315	31.37%
LB Merchant PFMG-2(7) 455 NE 5th Ave., D-337 Delray Beach, FL 33483	common stock	4,742,015	48.14%

*	Less than 1%.

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Except as set forth below, each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the common stock.

(2)	A total of 9,850,522 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of March 13, 2020. For each beneficial owner above, any options exercisable within 60 days have been included in the numerator and the denominator.

(3)	Does not include 516,305 shares of restricted stock that will be granted in 2020 pursuant to an employment agreement.

(4)	Does not include 250,013 shares of restricted stock that will be granted in 2020 pursuant to an employment agreement.

(5)	Consists of 3,090,315 shares of our common stock owned by LB Merchant PFMG, LLC and 4,742,015 shares of our common stock owned by LB Merchant PFMG-2, LLC. As President of LB Merchant PFMG, LLC and LB Merchant PFMG-2, LLC, Mr. Margolies has sole voting and dispositive control over these shares of our common stock and may be deemed to be the beneficial owner of such shares. Mr. Margolies disclaims beneficial ownership of these shares. Does not include 1,250,065 shares of restricted stock that will be granted to Littlebanc Advisors, LLC in 2020 pursuant to a management services agreement. Mr. Margolies is the Managing Member of Littlebanc Advisors, LLC.

(6)	As President of LB Merchant PFMG, LLC, Mr. Margolies has sole voting and dispositive control over these shares of our common stock and may be deemed to be the beneficial owner of such shares.

(7)	As President of LB Merchant PFMG-2, LLC, Mr. Margolies has sole voting and dispositive control over these shares of our common stock and may be deemed to be the beneficial owner of such shares.

We do not currently have any arrangements which if consummated would result in a change of control of our company.

TRANSACTIONS WITH RELATED PERSONS

The following includes a summary of transactions since the beginning of our 2018 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Certain shareholders of and investors in our company provide professional services to our company on terms that have not been bargained for at arms’ length and that have not been put on the market for competitive bidding. If an investor chooses to invest in the series A preferred stock, the investor should be prepared to entrust our company to handle these potential conflicts of interest in a fair and ethical manner without further oversight by the investors or any other independent party. For example, our company has contracted and may contract with entities, such as Littlebanc or with its employees or contractors, to provide various consulting or other professional services to our company or its affiliates. Shareholders of and investors in our company are affiliated with these firms and may personally benefit from these arrangements. In evaluating whether to invest in the series A preferred stock, an investor should consider the fact that the financial interests between the entities may be significant and are in addition to the interests of our company, and thus the interests of the parties and that of the investor may not always be aligned.

Effective February 1, 2020, we have entered into a management services agreement with Littlebanc, a Florida limited liability company whose managing member is Michael Margolies. Mr. Margolies is also a director of our company and the controlling stockholder. Pursuant to the terms of this management services agreement, we will pay Littlebanc a quarterly management fee in an amount equal to the greater of: (i) $150,000; and (ii) 5.00% of the consolidated EBITDA of our company and our subsidiaries and affiliates for the most recently completed fiscal quarter. Additionally, Littlebanc will be reimbursed for all costs and expenses it or its affiliates incur in connection with performing their services under the agreement. We have also awarded Littlebanc a restricted stock grant under our 2020 plan in the amount of 1,250,065 shares of our common stock, of which 25% shall vest on the one year anniversary of the effective date of the management services agreement and the remaining 75% shall thereafter vest pro rata on a monthly basis until the fourth anniversary of the effective date of the management services agreement.

DESCRIPTION OF SECURITIES

General

The following description summarizes important terms of the classes of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and our bylaws which have been filed as exhibits to the offering statement of which this offering circular is a part.

Our authorized capital stock consists of 20,000,000 shares of common stock, par value $0.0001 per share. Immediately prior to the initial closing of this offering, we plan to file with the Secretary of State of the State of Delaware an amended and restated certificate of incorporation which will include a designation of the preferences, rights and limitations of our series A preferred stock being sold in this offering. A description of the series A preferred stock is set forth below.

As of March 13, 2020, there were 9,850,522 shares of our common stock issued and outstanding.

Convertible Notes

In March and October 2019, the Company issued $1,100,000 and $500,000, respectively, of unsecured subordinated convertible notes, or the Notes, pursuant to certain convertible note purchase agreements, or the Note Purchase Agreements. Interest will accrue on the principal balance of each of the Notes at a simple rate of 12% per annum.  The principal and unpaid accrued interest on each of the Notes will be due and payable on or after the date that is 24 months following the date of the initial closing of the sale of the Notes, or the Maturity Date, by the Company at its election or upon demand by the holders of a majority-in-interest of  the aggregate principal amount of the Notes, or the Requisite Noteholders.

The Notes are subject to conversion (i) automatically, into equity securities issued in the Company’s next equity financing, or the Next Equity Financing, yielding gross proceeds of at least $5,000,000 in a single transaction or a series of related transactions (which, for the avoidance of doubt, shall exclude the aggregate principal amount of the Notes); (ii) at the Purchaser’s option, in the event of (a) a sale by the Company of all or substantially all of its assets, (b) a merger of the Company with or into another entity (if after such merger the holders of a majority of the Company’s voting security immediately prior to the transaction do not hold a majority of the voting securities of the successor entity), or (c) the transfer of more than 50% of the Company’s voting securities to a person or group, each a Corporate Transaction Conversion; and (iii) at the Requisite Noteholders’ option, on or after the Maturity Date while such Notes remains outstanding, into the Company’s common stock, a Maturity Conversion.

In the event of a Next Equity Financing, the outstanding principal and accrued interest of the Notes will automatically convert into a number of unregistered units of equity securities, equal to the outstanding principal and accrued interest of the Notes at such closing date divided by the applicable conversion price, or the Conversion Price. The Conversion Price is determined as the lesser of (a) the price that is 40% less than the lowest price per unit of the securities sold in the Next Equity Financing and (b) the quotient resulting from dividing $3,000,000, or the Valuation Cap, by the Company’s fully diluted capitalization immediately prior to closing of the Next Equity Financing. With respect to a Corporate Transaction Conversion, the Notes would be convertible at a conversion price equal to the quotient resulting from dividing the Valuation Cap by the Company’s fully diluted capitalization immediately prior to the closing of the Corporate Transition. With respect to a Maturity Conversion, the Notes would be convertible at a conversion price equal to the quotient resulting from dividing the Valuation Cap by the Company’s fully diluted capitalization immediately prior to the Maturity Conversion.

The Company may prepay the principal or accrued interest of the notes at any time before any of the conversion events as defined above.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters voted upon by our stockholders, including the election of directors, and do not have cumulative voting rights.  Subject to the rights of holders of any then outstanding shares of our Preferred Stock, our common stockholders are entitled to any dividends that may be declared by our board.  Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our Preferred Stock then outstanding.  Holders of our common stock have no preemptive rights to purchase shares of our stock.  The shares of our common stock are not subject to any redemption provisions.   The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our Preferred Stock currently outstanding or that we may issue in the future.

Preferred Stock

Prior to the initial closing of this offering, we will file an amended and restated certificate of incorporation with the Delaware Secretary of State that will authorize the board of directors to issue, from time to time, without stockholder approval, up to 5,000,000 shares of preferred stock. Our board may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. Subject to the provisions of our articles of incorporation and limitations prescribed by law, our board is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders.

One of the effects of undesignated Preferred stock may be to enable our board to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise. The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things: restricting dividends on the common stock; diluting the voting power of the common stock; impairing the liquidation rights of the common stock; or delaying or preventing a change in control without further action by the stockholders.

Series A Preferred Stock

The amended and restated certificate of incorporation that we will file with the Delaware Secretary of State prior to the initial closing of this offering will establish our series A preferred stock. Of the 5,000,000 shares of preferred stock to be authorized, we will designate a total of 1,200,000 shares of preferred stock as “Series A Cumulative Redeemable Preferred Stock,” or the series A preferred stock. Our series A preferred stock will have the following voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions:

Ranking. The series A preferred stock will rank, as to dividend rights and rights upon our liquidation, dissolution, or winding up, senior to our common stock. The terms of the series A preferred stock will not limit our ability to (i) incur indebtedness or (ii) issue additional equity securities that are equal or junior in rank to the shares of our series A preferred stock as to distribution rights and rights upon our liquidation, dissolution or winding up.

Dividend Rate and Payment Dates. Dividends on the series A preferred stock being offered will be cumulative and payable quarterly in arrears to all holders of record on the applicable record date. Holders of our series A preferred stock will be entitled to receive cumulative dividends in the amount of $0.175 per share each quarter, which is equivalent to the annual rate of 7% of the $10.00 original per share purchase price; provided that upon an event of default (generally defined as our failure to pay dividends when due or to redeem shares when requested by a holder), such amount shall be increased to $0.25 per quarter, which is equivalent to the annual rate of 10% of the $10.00 original per share purchase price. Dividends on shares of our series A preferred stock will continue to accrue even if any of our agreements prohibit the current payment of dividends or we do not have earnings.

Liquidation Preference. The liquidation preference for each share of our series A preferred stock will be $15.00, or 150% of the original per share purchase price. Upon a liquidation, dissolution or winding up of our company, holders of shares of our series A preferred stock will be entitled to receive the liquidation preference with respect to their shares plus an amount equal to any accrued but unpaid dividends (whether or not declared) to, but not including, the date of payment with respect to such shares.

Company Call and Stockholder Put Options. Commencing immediately after the initial closing of this offering and continuing indefinitely thereafter, we shall have a right to call for redemption all or any portion of the outstanding shares of our series A preferred stock at a call price equal to 150% of the original issue price of our series A preferred stock. Commencing on the fifth anniversary of the initial closing of this offering, each holder of shares of our series A preferred stock shall have a right to put all (but not less than all) of the shares of series A preferred stock held by such holder back to us at a put price equal to 150% of the original issue purchase price of such shares.

Further Issuances. The shares of our series A preferred stock have no maturity date, and we will not be required to redeem shares of our series A preferred stock at any time except as otherwise described above under the caption “Company Call and Stockholder Put Options.” Accordingly, the shares of our series A preferred stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our call right or, the holder of the series A preferred stock exercises his put right.

Voting Rights. We may not authorize or issue any class or series of equity securities ranking senior to the series A preferred stock as to dividends or distributions upon liquidation (including securities convertible into or exchangeable for any such senior securities) or amend our articles of incorporation (whether by merger, consolidation, or otherwise) to materially and adversely change the terms of the series A preferred stock without the affirmative vote of at least two-thirds of the votes entitled to be cast on such matter by holders of our outstanding shares of series A preferred stock, voting together as a class. Otherwise, holders of the shares of our series A preferred stock will not have any voting rights.

No Conversion Right. The series A preferred stock will not be convertible into shares of our common stock.

Warrants

Warrants Outstanding

As of March 13, 2020, there are outstanding warrants to purchase an aggregate of 150,000 shares of our common stock at an average exercise price of $0.01 per share. These warrants were issued to a strategic consultant and expire on April 6, 2021.

Anti-takeover Provisions

Delaware has enacted the following legislation that may deter or frustrate takeovers of Delaware corporations, such as our company:

Section 203 of the Delaware General Corporation Law. Section 203 provides, with some exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of the person, who is an “interested stockholder” for a period of three years from the date that the person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder, excluding shares owned by persons who are both officers and directors of the corporation, and shares held by some employee stock ownership plans; or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation’s board of directors and by the holders of at least 66 2/3% of the corporation’s outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An “interested stockholder” is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested stockholder.

In the amended and restated certificate of incorporation that we will file with the Delaware Secretary of State prior to the initial closing of this offering, we will indicate that we are opting not to be governed by or subject to Section 203 of the Delaware General Corporation Law.

Authorized but Unissued Stock

The authorized but unissued shares of our common stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offering to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock may enable our Board to issue shares of stock to persons friendly to existing management, which may deter or frustrate a takeover of our company.

Transfer Agent and Registrar

The transfer agent and registrar for our capital stock is Colonial Stock Transfer Company, Inc. with an address of 66 Exchange Place, Suite 100, Salt Lake City, Utah 84111. Their phone number is 801-355-5740.

UNDERWRITING

Engagement Agreement with Digital Offering

We are currently party to an engagement agreement with Digital Offering LLC, who we refer to as the underwriter. The underwriter has agreed to act as our managing broker-dealer for the offering. The underwriter has made no commitment to purchase all or any part of the shares of series A preferred stock being offered but has agreed to use its best efforts to sell such shares in the offering.

The term of the engagement agreement began on February 13, 2020 and will continue until the earlier to occur of: (i) the final closing and termination of this offering and (ii) ten (10) business days after either party gives the other written notice of termination.

The engagement agreement provides that the underwriter may ask other FINRA member broker-dealers that are registered with the SEC to participate as soliciting dealers for this offering. We refer to these other broker-dealers as soliciting dealers. Upon appointment of any such soliciting dealer, the underwriter is permitted to re-allow all or part of its fees and expense allowance as described below. Such soliciting dealer is also automatically entitled to receive the benefits of our engagement agreement with the underwriter, including the indemnification rights arising under the engagement agreement upon their execution of a soliciting dealer agreement with the underwriter that confirms that such soliciting dealer is so entitled. We will not be responsible for paying any placement agency fees, commissions or expense reimbursements to any soliciting dealers retained by the underwriter.

None of the soliciting dealers are purchasing any of the shares of series A preferred stock in this offering and are not required to sell any specific number or dollar amount of shares of series A preferred stock, but will instead arrange for the sale of securities to investors on a “best efforts” basis, meaning that they need only use their best efforts to sell the securities.

Underwriter Compensation

Cash Commission

We will pay the underwriter concurrently with each closing of the offering a cash placement fee equal to 7% of the gross proceeds of such closing.

Underwriter Warrants

On the date of each closing of the offering, we will issue to the underwriter warrants to purchase a number of shares of the series A preferred stock equal to the quotient of two percent (2%) of the of the dollar amount of shares sold at such closing divided by the price per share paid by investors for the shares sold at such closing. The underwriter warrants will be exercisable for five years from the effective date of the closing in which they were issued at an exercise price equal to the offering price of the shares in this offering. The underwriter’s warrants will provide for customary demand and “piggyback” registration rights. The underwriter’s warrants will provide for adjustment in the number and exercise price of such warrants (and the shares of common stock underlying such warrants) in the event of recapitalization, merger or other fundamental transaction. The underwriter’s warrants and the shares of series A preferred stock issuable upon the exercise of the underwriter’s warrants have been deemed compensation by FINRA and are therefore subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), none of such securities may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the qualification date of the Form 1-A of which this offering circular is a part or commencement of sales of the offering pursuant to which the underwriter’s warrants are being issued, except the transfer of any security:

●	by operation of law or by reason of our reorganization;
●	to any FINRA member firm participating in this Offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;
●	if the aggregate amount of our securities held by either an underwriter or a related person does not exceed 1% of the securities being offered;
●	that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or
●	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

In addition, in accordance with FINRA Rule 5110(f)(2)(G), the Underwriter’s warrants may not contain certain terms.

Underwriter Expenses

We will be responsible for paying or reimbursing the underwriter for all of its reasonable documented out-of-pocket expenses related to the offering including, without limitation, the underwriter’s legal expenses, cost of background checks and independent third party due diligence reports on our company, travel expenses, photocopying, and courier services subject to a cap of $30,000.

Retainer Amount

Upon entering into the engagement agreement with the underwriter, we paid the underwriter a $15,000 retainer, which was used by the underwriter for the payment of the legal and other expenses described above. The retainer amount will be set off against and credited toward the expenses described above. Any unused portion of the retainer amount will be returned to us if the offering is terminated for any reason.

Right to Bid

We agreed with the underwriter that if, but only if, the offering generates gross proceeds to us of $12 million that we will provide the underwriter with the right to bid for six months from the date of the consummation of the offering to act as financial advisor or to act as joint financial advisor on at least equal economic terms on any offering of debt or equity securities. Any engagement of the underwriter in a future offering would be on terms mutually agreed upon.

Company Expenses

We are responsible for all our own costs and expenses relating to the offering, including, without limitation:

●	all filing fees and communication expenses relating to the qualification of the securities to be sold in the offering with the SEC and the filing of the offering materials with the FINRA under FINRA Rule 5110,
●	the My IPO investor platform is paperless, should we want paper offering documents, the costs of all mailing and printing of the offering documents, the offering statement, the offering circular and all amendments, supplements and exhibits thereto and as many preliminary and final offering circulars as the underwriter and we may reasonably deem necessary,
●	the costs of preparing, electronically delivering certificates representing shares of series A preferred stock sold in the offering,
●	the costs and expenses of the transfer agent for the series A preferred stock, and
●	the costs and expenses of our accountants and the fees and expenses of our legal counsel and other agents and representatives.

We estimate the expenses of this offering payable by us, not including commissions, will be approximately $190,000 if the maximum amount is raised in this offering, which includes the underwriter expense reimbursement of up to $30,000 and one-half of the $120,000 processing fee payable to the clearing broker, or $60,000, but excludes any commissions attributable to the sale of shares of our series A preferred stock in the offering.

Purchase of Securities by Our Officers and Directors

Our officers and directors and affiliates of our officers and directors are permitted to purchase shares in the offering. Any such purchases shall be conducted in compliance with the applicable provisions of Regulation M.

Pricing of the Offering

Prior to the offering, our capital stock was not eligible for quotation in a public market. The offering price for our series A preferred stock was determined by negotiation between us and the underwriter. The principal factors considered in determining the terms of our shares of series A preferred stock and the offering price include:

●	the information set forth in this offering circular and otherwise available to the underwriter;
●	our history and prospects and the history of and prospects for the industry in which we compete;
●	our past and present financial performance;
●	our prospects for future earnings and the present state of our development;
●	the general condition of the securities markets at the time of this offering;
●	the recent market prices of, and demand for, publicly traded capital stock of generally comparable companies; and
●	other factors deemed relevant by our underwriter and us.

Indemnification and Control

We have agreed to indemnify the underwriter and soliciting dealers against liabilities relating to the offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in our engagement agreement with the underwriter or agreements with soliciting dealers, and to contribute to payments that the soliciting dealers may be required to make for these liabilities.

The underwriter and the soliciting dealers and their respective affiliates are engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and the soliciting dealers and their respective affiliates may in the future perform various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

Our Relationship with the Underwriter and Soliciting Dealers

In the ordinary course of their various business activities, the underwriter and soliciting dealers and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of our company. The underwriter and soliciting dealers and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offering Period and Expiration Date

This offering will start on or after the date that the offering statement is qualified by the SEC and will terminate at the earlier of: (1) the date at which the maximum amount of offered shares of series A preferred stock have been sold, (2) the date which is 180 days after this offering is qualified by the SEC, subject to an extension of up to an additional 180 days at the discretion of our company and the underwriter, or (3) the date on which this offering is earlier terminated by us in our sole discretion. We refer to the duration of this offering as described above as the offering period.

Investment Procedures

Subscription Procedures for Cambria Capital, My IPO and Cambria Capital’s Clearing Firm

Cambria Capital is an SEC registered broker-dealer and member of FINRA and SIPC. Cambria Capital has been appointed by us and Digital Offering, our managing broker-dealer, as a soliciting dealer for this offering. Cambria Capital operates the My IPO platform as a separate unincorporated business division. Cambria Capital’s clearing firm, who we refer to as the Clearing Firm, is an SEC registered broker-dealer and member of FINRA and SIPC and is authorized to act as a clearing broker-dealer. Cambria Capital and its My IPO division clear through the Clearing Firm as do other broker-dealers who may participate in this offering. We refer to such other broker-dealers that clear through the Clearing Firm and who may participate in this offering as Other Broker-Dealers.

Prospective investors investing through Cambria Capital, My IPO or Other Broker-Dealers will acquire shares of our series A preferred stock through book-entry order by opening an account with Cambria Capital, My IPO, or an Other Broker-Dealer, or by utilizing an existing Cambria Capital account, My IPO account or account with an Other Broker-Dealer. In each such case, the account will be an account owned by the investor and held at the Clearing Firm, as the clearing firm for the exclusive benefit of such investor. The investor will also be required to complete and submit a subscription agreement. Subscriptions for shares of series A preferred stock acquired through an account at Cambria Capital, My IPO or an Other Broker-Dealer are all processed online.

Our transfer agent is Colonial Stock Transfer Company, Inc. Our transfer agent will record and maintain records of the shares of series A preferred stock issued of record by us, including shares issued of record to the Depositary Trust Corporation, which we refer to as the DTC, or its nominee, Cede & Co., for the benefit of broker-dealers, including the Clearing Firm. The Clearing Firm, as the clearing firm, will maintain the individual shareholder beneficial records for accounts at Cambria Capital, My IPO or Other Broker-Dealers.

The process for investing through Cambria Capital, My IPO or through Other Broker-Dealers will work in the following manner. The Clearing Firm will enter into a custody agreement with us pursuant to which we will issue uncertificated securities to be held at the Clearing Firm, and the shares of series A preferred stock held at the Clearing Firm will be reflected as an omnibus position on our records and the transfer agent’s records in the name of the Clearing Firm, for the exclusive benefit of customers. We will open a brokerage account with the Clearing Firm and the Clearing Firm will hold the shares of series A preferred stock to be sold in the offering in book-entry form in our company’s Clearing Firm account. When the shares of series A preferred stock are sold, the Clearing Firm maintains a record of each investor’s ownership interest in those securities. Under an SEC no-action letter provided to the Clearing Firm in January 2015, the Clearing Firm is allowed to treat the issuer as a good control location pursuant to Exchange Act Rule 15c3-3(c)(7) under these circumstances. The customer’s funds will not be transferred into a separate account awaiting the initial closing, or any other closing, but will remain in the customer’s account at the Clearing Firm pending instructions to release funds to us if all conditions necessary for a closing are met. We intend to apply for DTC eligibility of our shares and if our shares gain DTC eligibility then the shares held in the Clearing Firm accounts will be included in the position of DTC or its nominee, Cede & Co., on the records of our transfer agent.

In order to subscribe to purchase the shares of series A preferred stock through Cambria Capital, My IPO or through an Other Broker-Dealer, a prospective investor must electronically complete and execute a subscription agreement and provide payment using the procedures indicated below. When submitting the subscription request through Cambria Capital, My IPO or an Other Broker-Dealer, a prospective investor is required to agree to various terms and conditions by checking boxes and to review and electronically sign any necessary documents. We will not accept any subscription agreements prior to the SEC’s qualification of this offering.

The funds that will be used by an investor purchasing through Cambria Capital, My IPO or an Other Broker-Dealer that clears through the Clearing Firm to purchase the securities are deposited by the investor prior to the applicable closing date into a brokerage account at the Clearing Firm, which will be owned by the investor. The funds for the investor’s account held at the Clearing Firm can be provided by check, wire, Automated Clearing House, or ACH, push, ACH pull, direct deposit, Automated Customer Account Transfer Service, or ACATS, or non-ACATS transfer. Under an SEC no-action letter provided to the Clearing Firm in July 2015, the funds will remain in the customer’s account after they are deposited and until the conditions of the offering are satisfied and the offering closes, the prospective investor’s offer is cancelled, or this offering is withdrawn or expired.

After any contingencies of the offering or any particular closing are met, we will notify the Clearing Firm when we wish to conduct a closing. The Clearing Firm executes the closing by transferring each investor’s funds from their Cambria Capital, My IPO or Other Broker-Dealer accounts to our Clearing Firm account and transferring the correct number of book-entry shares to each investor’s account from our Clearing Firm account. The shares are then reflected in the investor’s online account and shown on the investor’s Cambria Capital, My IPO or Other Broker-Dealer account statements. Cambria Capital, My IPO and Other Broker-Dealers will also send trade confirmations individually to the investors.

Other Procedures for Subscribing

Investors not purchasing through Cambria Capital, My IPO or an Other Broker-Dealer that clears through the Clearing Firm must complete and execute a subscription agreement for a specific number of shares and pay for the shares at the time of the subscription. Subscription agreements may be submitted in paper form, or electronically, if electronic subscription agreements and signature are made available to you by your broker-dealer or registered investment advisor. Generally, when submitting a subscription agreement electronically, a prospective investor will be required to agree to various terms and conditions by checking boxes and to review and electronically sign any necessary documents. You may pay the purchase price for your shares by: (i) check; (ii) wire transfer in accordance with the instructions contained in your subscription agreement or (iii) electronic funds transfer via ACH in accordance with the instructions contained in your subscription agreement. All checks should be made payable to Wilmington Trust, National Association as Escrow Agent for “Remembrance Group, Inc.” Completed subscription agreements will be sent by your broker-dealer or registered investment advisor, as applicable, to Digital Offering at the address set forth in the subscription agreement. Subscription payments should be delivered directly to the escrow agent. If you send your subscription payment to your broker or registered investment advisor, then your broker or registered investment advisor will immediately forward your subscription payment to the escrow agent. Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part.

You may not subscribe to this offering prior to the date this offering is qualified by the SEC, which we will refer to as the qualification date. Before the qualification date, you may only make non-binding indications of your interest to purchase securities in the offering. For any subscription agreements received after the qualification date, we have the right to review and accept or reject the subscription in whole or in part, for any reason or for no reason. If rejected, we will return all funds to the rejected investor within ten business days. If accepted, the funds will remain in the escrow account until all conditions to closing have been satisfied or waived, at which point we will have an initial closing of the offering and the funds in escrow will then be transferred into our general account.

Following the initial closing of this offering, we expect to have several subsequent closings of this offering until the maximum offering amount is raised or the offering is terminated. We expect to have closings on a monthly basis and expect that we will accept all funds subscribed for each month subject to our working capital and other needs consistent with the use of proceeds described in this offering circular.  Investors should expect to wait approximately one month and no longer than forty-five days before we accept their subscriptions and they receive the securities subscribed for.  An investor’s subscription is binding and irrevocable and investors will not have the right to withdraw their subscription or receive a return of funds prior to the next closing unless we reject the investor’s subscription. You will receive a confirmation of your purchase promptly following the closing in which you participate.

Right to Reject Subscriptions

After we receive your complete, executed subscription agreement (a form of which is attached to the offering statement as Exhibit 4.1 and the funds required under the subscription agreement have been transferred to the escrow account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions

Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Investment Amount Limitations

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

As a Tier 2, Regulation A offering, investors must comply with the 10% limitation to investment in the offering. The only investor in this offering exempt from this limitation is an “Accredited Investor” as defined under Rule 501 of Regulation D. If you meet one of the following tests you should qualify as an Accredited Investor:

1.	You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

2.	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase our shares (please see above on how to calculate your net worth);

3.	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

4.	You are an organization described in Section 501(c)(3) of the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the shares, with total assets in excess of $5,000,000;

5.	You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

6.	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

7.	You are a trust with total assets in excess of $5,000,000, your purchase of shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the shares; or

8.	You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

NOTE: For the purposes of calculating your Net Worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the shares.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this offering circular in any jurisdiction where action for that purpose is required. The securities offered by this offering circular may not be offered or sold, directly or indirectly, nor may this offering circular or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this offering circular comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this offering circular. This offering circular does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this offering circular in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the shares of series A preferred stock covered by this offering circular will be passed upon by Bevilacqua PLLC.

EXPERTS

The consolidated financial statements of our company for the years ended December 31, 2019 and 2018 included in this offering circular have been audited by Somerset CPAs, P.C., an independent registered public accounting firm, as stated in this report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC an offering statement on Form 1-A under the Securities Act with respect to the securities offered in this offering. This offering circular does not contain all the information set forth in the offering statement. For further information with respect to the securities offered in this offering and our company, we refer you to the offering statement and to the attached exhibits. With respect to each such document filed as an exhibit to the offering statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our offering statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

Our SEC filings, including the offering statement and the exhibits filed with the offering statement, are also available from the SEC’s website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Additionally, we will make these filings available, free of charge, on our website at https://www.Remembrancefuneralgroup.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

PF MANAGEMENT SERVICES, LLC

(now known as Remembrance Group, Inc.)

Consolidated Financial Statements

Years Ended December 31, 2019 and 2018

PF MANAGEMENT SERVICES, LLC

(now known as Remembrance Group, Inc.)

Report of Independent Registered Public Accounting Firm

To the Members

PF Management Services, LLC

Naples, Florida

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of PF MANAGEMENT SERVICES, LLC, its wholly-owned subsidiary and affiliates (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, members’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of their operations and their cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2019.

/s/ Somerset CPA’s, P.C.

Indianapolis, Indiana

March 5, 2020

PF MANAGEMENT SERVICES, LLC

(now known as Remembrance Group, Inc.)

Consolidated Balance Sheets

December 31, 2019 and 2018

	2019	2018

Assets

Current assets:
Cash and cash equivalents	$459,099	$182,435
Accounts receivable, net	427,478	503,368
Inventories	317,172	315,610
Other current assets	89,437	80,062

Total current assets	1,293,186	1,081,475

Preneed receivables, net and trust investments	2,997,120	2,673,221
Property and equipment, net	11,415,628	12,201,346

Total Assets	$15,705,934	$15,956,042

Liabilities and Equity

Current liabilities:
Accounts payable and accrued liabilities	$1,267,781	$1,158,386
Current maturities of long-term debt	916,873	1,246,510
Short-term notes payable	-	175,000

Total current liabilities	2,184,654	2,579,896

Long-term debt	13,478,032	12,465,752
Finance lease obligations	6,111,995	6,066,677
Deferred receipts held in trust	3,112,744	3,135,171
Accrued preferred dividends	1,809,720	1,206,480
Other long-term liabilities	368,528	52,947

Total liabilities	27,065,673	25,506,923

Commitments and contingencies (Note 8)

Equity:
Members’ deficit	(3,565,716)	(2,582,446)
Noncontrolling interests	(7,794,023)	(6,968,435)

Total equity	(11,359,739)	(9,550,881)

Total Liabilities and Equity	$15,705,934	$15,956,042

See accompanying notes.

PF MANAGEMENT SERVICES, LLC

(now known as Remembrance Group, Inc.)

Consolidated Statements of Operations

For the Years Ended December 31, 2019 and 2018

	2019	2018

Revenue
Service revenue	$5,048,660	$5,133,767
Property and merchandise revenue	3,595,547	3,507,513
Other revenue	210,698	525,686

Total revenue	8,854,905	9,166,966

Cost and expenses
Cost of property and merchandise	1,229,551	1,292,921
Cost of service	422,410	372,262
Overhead and other expenses	100,452	80,211

Total costs and expenses	1,752,413	1,745,394

Operating profit	7,102,492	7,421,572

General and administrative expenses	5,522,913	5,503,109
Depreciation and amortization	896,005	899,697

Operating income	683,574	1,018,766

Other income (expense)
Interest expense	(1,831,175)	(1,780,664)
Other income (expense)	(658,107)	(413,416)

Total other income (expense)	(2,489,282)	(2,194,080)

Net loss	(1,805,708)	(1,175,314)
Net loss attributable to noncontrolling interests	(825,588)	(874,617)

Net loss attributable to common and preferred interests	$(980,120)	$(300,697)

Net loss per common and preferred unit (basic and diluted)	$(0.12)	$(0.04)
Weighted average number of common and preferred units outstanding - basic	8,015,562	7,676,205
Weighted average number of common and preferred units outstanding - diluted	8,165,562	8,253,037

See accompanying notes.

PF MANAGEMENT SERVICES, LLC

(now known as Remembrance Group, Inc.)

Consolidated Statements of Equity

For the Years Ended December 31, 2019 and 2018

	Outstanding Common Units	Outstanding Series A Preferred Units	Common Unit Interest	Series A Preferred Unit Interest	Members' Deficit	Total Members' Equity	Noncontrolling Interest	Total Equity (Deficit)
Balance at January 1, 2018	1,743,660	5,932,545	$10,000	$7,311,907	$(9,603,656)	$(2,281,749)	$(6,093,818)	$(8,375,567)
Net loss	-	-	-	-	(300,697)	(300,697)	(874,617)	(1,175,314)
Balance at December 31, 2018	1,743,660	5,932,545	10,000	7,311,907	(9,904,353)	(2,582,446)	(6,968,435)	(9,550,881)
Issuance of restricted common units	426,832	-	-	-	-	-	-	-
Repurchase of common units	(87,475)	-	(3,150)	-	-	(3,150)	-	(3,150)
Net loss	-	-	-	-	(980,120)	(980,120)	(825,588)	(1,805,708)
Balance at December 31, 2019	2,083,017	5,932,545	$6,850	$7,311,907	$(10,884,473)	$(3,565,716)	$(7,794,023)	$(11,359,739)

See accompanying notes.

PF MANAGEMENT SERVICES, LLC

(now known as Remembrance Group, Inc.)

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2019 and 2018

	2019	2018

Cash Flows from Operating Activities
Net loss	$(1,805,708)	$(1,175,314)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	896,005	899,697
Accretion of finance lease obligations	45,318	60,281
Gain realized on disposal of property and equipment	(1,206)	(29,703)
Changes and assets and liabilities:
Accounts receivable, net of allowance	75,890	144,017
Inventories	(1,562)	(13,809)
Other current assets	(9,375)	(36,577)
Accounts payable and accrued and other long-term liabilities	259,701	191,349
Accrued preferred dividends	603,240	603,240
Effect of preneed sales production and maturities:
Preneed receivables, net and trust investments	(323,899)	262,641
Deferred receipts held in trust	(22,427)	(227,733)
Deferred revenue	165,275	(34,544)

Net cash provided by (used in) operating activities	(118,748)	643,545

Cash Flows from Investing Activities
Cash paid for capital expenditures	(49,000)	(146,664)
Proceeds from sales of property and equipment	2,200	37,705

Net cash used in investing activities	(46,800)	(108,959)

Cash Flows from Financing Activities
Proceeds from borrowings on notes payable	1,600,000	197,566
Principal payments on long-term debt	(1,154,638)	(820,610)
Principal payments on finance lease obligations	-	(6,123)
Repurchase of common units from member	(3,150)	-

Net cash provided by (used in) financing activities	442,212	(629,167)

Increase (Decrease) in Cash and Cash Equivalents	276,664	(94,581)

Cash and Cash Equivalents, Beginning of Year	182,435	277,016

Cash and Cash Equivalents, End of Year	$459,099	$182,435

Supplemental Cash Disclosures
Cash paid for interest	$1,703,175	$1,780,664

See accompanying notes.

PF MANAGEMENT SERVICES, LLC

(now known as Remembrance Group, Inc.)

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Note 1 - Nature of Operations and Summary of Significant Accounting Policies:

PF Management Services, LLC, now known as Remembrance Group, Inc. (the “Company”) is a provider of death care services and products, with funeral service locations operating in the United States. Our funeral operations consist of Funeral Service locations, Funeral Service/Cemetery combination locations, Crematories, and other related businesses, which enables us to provide services to every consumer regardless of their preferences when death occurs. We sell Funeral/Cemetery property merchandise and services at the time of need and on a pre-need basis.

Our funeral service locations provide all professional services relating to Funerals and Cremations, including the use of funeral facilities and motor vehicles, arranging and directing services, removal, preparation, Cremations, memorialization, and catering. Funeral merchandise, including burial and Cremation caskets and related accessories, urns and other Cremation receptacles, outer burial containers, flowers, online and video tributes, memorial stationery products, memorial tributes, Cremation memorialization products, and other ancillary merchandise is sold at our Funeral service locations.

Principles of Consolidation and Basis of Presentation

The Company has a wholly-owned subsidiary which operates one Funeral service location. The Company also operates seven Funeral service locations which are consolidated into our financial statements due to the entities being either majority owned by the Company or are consolidated because we are the primary beneficiary of the affiliated entities. Two of these Funeral service locations are majority owned by the Company and the other five Funeral service locations  are either separately owned entities or the Company owns a minority interest. The Company also manages two unaffiliated Funeral service locations under long-term contracts and other agreements in which we do not control and does not require to be consolidated. As a result, the Company did not consolidate the assets and liabilities related to these Funeral service locations. Under the long-term contract and other agreements associated with these Funeral service locations, which are subject to certain termination provisions, the Company is the exclusive operator of these Funeral service locations and earns revenues related to sales of services and merchandise. Upon termination of these agreements, the Company will retain certain benefits related to the contractual agreement. The Company has also recognized the existing customer contract-related performance obligations that it assumed as part of these agreements.

Our consolidated financial statements include the accounts of the Company and all subsidiaries in which we hold a controlling financial interest. The subsidiaries are consolidated because they are controlled by us. Control over a subsidiary exists because we possess the power to direct the activities that most significantly impact the subsidiary’s economic performance. The power to direct those activities arises either through us owning a majority voting interest in the subsidiary, or, alternatively, through legal or contractual rights or obligations of us whose terms implicitly or explicitly convey that power. Intercompany balances and transactions have been eliminated in consolidation.

Our consolidated financial statements also include the accounts of the Funeral service trusts in which we have a variable interest and are the primary beneficiary. We have retained the specialized industry accounting principles when consolidating the trusts. Our trusts are variable interest entities, for which we have determined that we are the primary beneficiary as we absorb a majority of the losses and returns associated with these trusts. Although we consolidate the trusts, it does not change the legal relationships among the trusts, us, or our customers. The customers are the legal beneficiaries of these trusts; therefore, their interests in these trusts represent a liability to us.

PF MANAGEMENT SERVICES, LLC

(now known as Remembrance Group, Inc.)

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Use of Estimates in the Preparation of Financial Statements

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. As a result, actual results could differ from these estimates.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments that are purchased within three months or less of an instrument’s maturity date to be cash equivalents.

Revenue Recognition

The Company’s revenues are derived from contracts with customers through sale and delivery of death care products and services. Primary sources of revenue are derived from Funeral Home operations generated both at the time of death (“at-need”) and prior to the time of death (“pre-need”), classified on the Consolidated Statements of Operations as Service Revenue and Property and Merchandise Revenue and investment income which includes income earned on assets maintained in service trusts related to sales of Funeral Home services occurring prior to the time of death and required to be maintained in the trust by state law as well as interest earned on pre-need installment contracts. Investment income is presented within Other revenue on the Consolidated Statements of Operations.

Revenue is recognized when control of the merchandise or services is transferred to the customer. Our performance obligations include the delivery of Funeral and Cemetery property, merchandise and services. Control transfers when merchandise is delivered, or services are performed. Sales taxes collected are recognized on a net basis in our consolidated financial statements. On our at-need contracts, we generally deliver the merchandise and perform the services at the time of need.

We also sell price-guaranteed pre-need contracts through various programs providing for future merchandise and services at prices prevailing when the agreements are signed. Revenue associated with sales of pre-need contracts is deferred until control of the merchandise or the services is transferred to the customer, which is upon delivery of the merchandise or as services are performed, generally at the time of need. Revenue is recognized at the time of delivery when control of the memorialization merchandise is transferred.

All personalized marker merchandise is sold on an at-need contract, when delivery is made with manufacturer fulfillment, we will:

●	purchase the merchandise from vendors,
●	personalize such merchandise in accordance with the customer’s specific written instructions,
●	install or deliver for installation the merchandise, based on the customer’s instructions and
●	transfer title to the customer.

We recognize revenue during the period in which it was sold. There is no general right of return for delivered items. Costs related to delivery or performance of merchandise and services are charged to expense when merchandise is delivered, or services are performed.

PF MANAGEMENT SERVICES, LLC

(now known as Remembrance Group, Inc.)

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Total consideration received for price-guaranteed pre-need and for at-need contracts with customers represents the stated amount of the contract excluding any amounts collected on behalf of third parties, such as sales taxes. Additionally, pursuant to state or provincial law, all or a portion of the proceeds from merchandise or services sold on a pre-need basis may be required to be deposited into trust funds and earnings on these trust funds, which are specifically identifiable for each performance obligation, are also included in total consideration.

The total consideration received for contracts with customers is allocated to each performance obligation based on relative selling price. Relative selling prices are determined by either the amount we sell the performance obligation for on a stand-alone basis or our best estimate of the amount we would sell it for based on an adjusted market assessment approach that is consistent with our historical pricing practices.

Payment on at-need contracts is generally due at the time the merchandise is delivered or the services are performed. For pre-need contracts, payment generally occurs prior to our fulfillment of the performance obligations. Our pre-need contracts may also have extended payment terms. We do not accrue interest on pre-need receivables if they are not paid in accordance with the contractual payment terms given the nature of our merchandise and services, the nature of our contracts with customers, and the timing of the delivery of our services. We do not consider pre-need receivables to be past due until the merchandise or services are required to be delivered at which time the pre-need receivable is paid or reclassified as a trade receivable with payment terms of less than thirty days. For unfulfilled performance obligations on cancelable pre-need contracts, our Consolidated Balance Sheet reflects the net contract liability, which represents the amount we have collected from customers, in deferred revenue, net.

Pursuant to state or provincial law, all or a portion of the proceeds from services sold on a pre-need basis may be required to be deposited into trust funds. When we receive payments from the customer, we deposit the amount required by law into the service trusts and reclassify the corresponding amount from deferred revenue, net into deferred receipts held in trust. Amounts are withdrawn from the service trusts when we fulfill the performance obligations. Earnings on these trust funds, which are specifically identifiable for each performance obligation, are also included in total consideration. We defer these investment earnings related to the service trusts until the associated services are performed.

If a pre-need contract is canceled prior to delivery, state or provincial law determines the amount of the refund owed to the customer, if any, including the amount of the attributed investment earnings. Upon cancellation, we receive the amount of principal deposited to the trust and previously undistributed net investment earnings and, where required, issue a refund to the customer. In addition, we are entitled to retain, in certain jurisdictions, a portion of collected customer payments when a customer cancels a pre-need contract. We recognized these retained funds, if any, and the attributed investment earnings (net of any investment earnings payable to the customer) as revenue in the Consolidated Statement of Operations. In certain jurisdictions, we may be obligated to fund any shortfall if the amount refundable to the customer exceeds the funds in trust.

Accounts Receivable and Allowance for Doubtful Accounts

Our trade receivables primarily consist of amounts due for funeral services already performed. We provide various allowances and cancellation reserves for our receivables. These allowances are based on an analysis of historical trends of collection and cancellation activity. At-need receivables are considered past due after thirty days. Collections are generally managed by the locations or third party agencies acting on behalf of the locations, until a receivable is one hundred eighty days delinquent at which time it is fully reserved and sent to a collection agency. These estimates are impacted by a number of factors, including changes in the economy, and demographic or competitive changes in our areas of operation.

PF MANAGEMENT SERVICES, LLC

(now known as Remembrance Group, Inc.)

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Inventories

Funeral merchandise items are stated at the lower of average cost or net realizable value. Inventory costs and Cemetery property are relieved using specific identification in fulfillment of performance obligations on our contracts.

Property and Equipment, Net

Property and equipment are stated at cost or, upon acquisition of a business, at the fair value of the assets acquired and depreciated on a straight-line basis. Maintenance and repairs are charged to expense, whereas renewals and major replacements that extend the assets useful lives are capitalized. Depreciation is recognized ratably over the estimated useful lives of the various classes of assets. Buildings and improvements are depreciated over a period ranging from seven to forty years, equipment is depreciated over a period from three to seven years, and leasehold improvements are depreciated over the shorter of the lease term or the life of the asset. When property or equipment is sold or retired, the cost and related accumulated depreciation are removed from the Consolidated Balance Sheet; resulting gains and losses are included in the Consolidated Statement of Operations in the period of sale or disposal.

Leases

We have lease arrangements related to real estate for our funeral service locations that are classified as finance leases at December 31, 2019 and 2018. Lease terms related to real estate generally range from seven to forty years with options to renew at varying terms. We consider reasonably assured renewal options and fixed escalation provisions in our calculation. For more information related to leases, see Note 6.

Fair Value of Measurements

We measure the available-for-sale securities held by our funeral services trusts at fair value on a recurring basis. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We utilize a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

●	Level 1 -	Financial assets or liabilities whose values are based on unadjusted quoted prices available in active markets for identical assets or liabilities.

●	Level 2 -	Financial assets or liabilities whose values are based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly for substantially the full term of the asset or liability.

●	Level 3 -	Financial assets or liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

An asset’s or liability’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

PF MANAGEMENT SERVICES, LLC

(now known as Remembrance Group, Inc.)

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Fixed income commingled funds and money market funds are measured at net asset value. Fixed income commingled funds and money market funds are redeemable for net asset value with two weeks’ notice and immediately, respectively.

We assess our investments in fixed income instruments for other-than-temporary declines in fair value on a quarterly basis. Prior to our adoption of the new guidance on financial instruments discussed below in “Recently Issued Accounting Pronouncements”, we also assessed our investments in equity instruments for other-than temporary declines in fair value on a quarterly basis. Impairment charges resulting from these assessments are recognized as investment losses in Other income (expense), net. These investment losses, if any, are offset by the corresponding reclassification in Other income (expense), net, related to Deferred receipts held in trust. For the years ended December 31, 2019 and 2018, we did not record an impairment charge for other-than-temporary declines in fair value related to certain investments.

Insurance-Funded Pre-Need Contracts

Where permitted by state or provincial law, we may sell a life insurance or annuity policy from third-party insurance companies, for which we earn a commission as general sales agent for the insurance company. These general agency commissions are based on a percentage per contract sold and are recognized as funeral revenue when the insurance purchase transaction between the pre-need purchaser and third-party insurance provider is completed. All selling costs incurred pursuant to the sale of insurance-funded pre-need contracts are expensed as incurred. Pre-need funeral contracts to be funded at maturity by third-party insurance policies totaled approximately $13,884,000 and $14,140,000 on a consolidated basis at December 31, 2019 and 2018, respectively, however these policies are not recorded as an asset or liability on the consolidated balance sheet.

We do not reflect the unfulfilled insurance-funded pre-need contract amounts in our Consolidated Balance Sheet. The policy amount of the insurance contract between the customer and the third-party insurance company generally equals the amount of the pre-need contract. Where jurisdictions allow, the policyholder may have made a revocable commitment to assign the proceeds from the policy to us at the time of need. The proceeds of the life insurance policies or annuity contracts will be reflected in funeral service and merchandise revenue as we perform these funerals.

Deferred Revenues

Revenues from the sale of services and merchandise as well as any investment income is deferred until such time that the services are performed and the merchandise is delivered. In addition to amounts deferred on new contracts, investment income, deferred revenues include deferred revenues from pre-need sales that were entered into by entities prior to the Company’s acquisition of those entities or the assets of those entities. The Company provides for a profit margin for these deferred revenues to account for the projected future costs of delivering products and providing services on pre-need contracts that the Company acquired through acquisition. These revenues and their associated costs are recognized when the related merchandise is delivered or services are performed and are presented on a gross basis on the Consolidated Statements of Operations.

PF MANAGEMENT SERVICES, LLC

(now known as Remembrance Group, Inc.)

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Income Taxes

The Company is not subject to U.S. federal and most state income taxes for the years ended December 31, 2019 and 2018. For these years the members of the Company are liable for income tax in regard to their distributive share of the Company’s taxable income. Such taxable income may vary substantially from net income reported in the accompanying consolidated financial statements. The Company’s corporate subsidiaries and consolidated affiliates are also not subject to U.S. federal and most state income taxes. The members of the affiliated consolidated companies are liable for income tax in regard to their distributive share of the Company’s taxable income. As discussed more fully in Note 10 – Subsequent Events on January 31, 2020 the Company elected to convert its organizational status from a Delaware limited liability company to a Delaware corporation.

Accounting principles generally accepted in the United States of America require the Company to examine its tax positions for uncertain positions. Management is not aware of any tax positions that are more likely than not to change in the next 12 months or that would not sustain an examination by applicable taxing authorities. The Company’s policy is to recognize penalties and interest as incurred in its Consolidated Statement of Operations. The Company’s federal and various state income tax returns for 2017 through 2019 are subject to examination by the applicable tax authorities, generally for three years after the later of the original or extended due date.

Recently Issued Accounting Pronouncements

In June 2016 and November 2018, the FASB amended “Financial Instruments” to provide financial statement users with more decision-useful information about the expected credit losses on debt instruments and other commitments to extend credit held by a reporting entity at each reporting date. This amendment replaces the incurred loss impairment methodology in the current standard with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to support credit loss estimates. The new guidance is effective for us on January 1, 2023, and we are still evaluating the impact of adoption on our consolidated results of operations, consolidated financial position and cash flows.

In February 2016, the FASB issued Accounting Standards Update 2016-02, “Leases”. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard also requires a lessor to classify leases as either sales-type, finance or operating. A lease will be treated as a sale if it transfers all of the risks and rewards, as well as control of the underlying asset, to the lessee. If risks and rewards are conveyed without the transfer of control, the lease is treated as financing. If the lessor doesn’t convey risks and rewards or control, an operating lease results. The new standard is effective for fiscal years beginning after a deferred one year period to January 1, 2021, including interim periods within those fiscal years. A modified retrospective transition approach is required for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available.

PF MANAGEMENT SERVICES, LLC

(now known as Remembrance Group, Inc.)

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

The Company adopted the new guidance on January 1, 2019 using the full retrospective transition method. The full retrospective transition method includes a number of optional practical expedients and accounting policy elections.

1.	We elected a package of practical expedients to not reassess:

a.	whether a contract is or contains a lease (as an accounting policy election, we did not reassess whether arrangements grandfathered under EITF 01-8 are or contain leases),
b.	lease classification, or
c.	initial direct costs.

2.	We did not elect a practical expedient to use hindsight when determining lease term.
3.	We did not elect the short-term lease recognition exemption.
4.	The remaining practical expedients did not apply or did not have a material impact.

Our current lease portfolio is composed of real estate. Upon adoption of this standard, we recognized a right-of-use asset and liability related to lease arrangements which were originally recorded as capital leases. The adoption of the new standard did not significantly impact our consolidated financial position due to the recognition of the right-of-use asset and liability for our leases as the leases were originally recorded as capital leases. The adoption did not have a material impact to our consolidated results of operations or cash flows.

In August 2018, the FASB amended “Fair Value Measurements” to modify the disclosure requirements. The amendment removes requirements to disclose (1) the amount of and reasons for transfers between levels 1 and 2 of the fair value hierarchy, (2) our policy for timing of transfers between levels, and (3) the valuation processes used in level 3 measurements. It clarifies that, for investments measured at net asset value, disclosure of liquidation timing is only required if the investee has communicated the timing either to us or publicly. It also clarifies that the narrative disclosure of the effect of changes in level 3 inputs should be based on changes that could occur at the reporting date. The amendment adds a requirement to disclose the range and weighted average of significant unobservable inputs used in level 3 measurements. The amended guidance is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years and is not expected to have an impact on our consolidated results of operations, consolidated financial position, and cash flows.

Note 2 - Accounts Receivable, Net of Allowance:

Accounts receivable, net, consisted of the following at December 31, 2019 and 2018:

	2019	2018

Customer receivables	$856,819	$802,215
Less: provision for bad debt	(429,341)	(298,847)

Accounts receivable, net	$427,478	$503,368

PF MANAGEMENT SERVICES, LLC

(now known as Remembrance Group, Inc.)

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Note 3 - Preneed Receivables, Net and Trust Investments:

At December 31, 2019 and 2018, the Company’s service trusts consisted of the investment in debt and equity marketable securities and cash equivalents, both directly as well as through mutual and investment funds.

All of these investments are carried at fair value. All of these investments subject to the fair value hierarchy are considered either Level 1 or Level 2 assets pursuant to the three-level hierarchy described in Note 1. There were no Level 3 assets.

The service trusts are variable interest entities of which the Company is deemed the primary beneficiary. The assets held in the trusts are required to be used to provide the services to which they relate. If the value of these services falls below the cost of providing such services, the Company may be required to fund this shortfall.

A reconciliation of the Company’s trust activities for the years ended December 31, 2019 and 2018 is presented below:

	2019	2018

Balance - beginning of period	$2,673,221	$2,935,862
Net preneed contract sales	401,389	237,417
Cash receipts from customers, net	(401,389)	(237,417)
Deposits to trust	401,389	237,417
Net undistributed investment earnings	295,902	87,156
Maturities and distributed earnings	(373,392)	(587,214)

Balance - end of period	$2,997,120	$2,673,221

The components of Preneed receivables, net and trust investments in our Consolidated Balance Sheets at December 31, 2019 and 2018 was as follows:

	2019	2018
Trust Investments, at market	$2,899,033	$2,607,924
Insurance-backed fixed income securities	98,087	65,297

Total	$2,997,120	$2,673,221

PF MANAGEMENT SERVICES, LLC

(now known as Remembrance Group, Inc.)

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

The market value associated with the assets held in the trusts as of December 31, 2019 and 2018 were as follows:

Assets at Fair Value as of December 31, 2019

	Level 1	Level 2	Total
Fixed income securities	$-	$1,433,085	$1,433,085
Common stock	826,586	-	826,586
Preferred stock	-	21,325	21,325
Registered Investment companies	556,030	-	556,030
Trust Investments, at fair value	$1,382,616	$1,454,410	$2,837,026
Cash and cash equivalents			57,784
Alternative investments			4,223
Other Insurance backed fixed income securities			98,087
Trust Investments, at net asset value			160,094
Trust Investments, at market			$2,997,120

Assets at Fair Value as of December 31, 2018

	Level 1	Level 2	Total
Fixed income securities	$-	$1,445,966	$1,445,966
Common stock	658,362	-	658,362
Preferred stock	-	28,462	28,462
Registered Investment companies	259,525	-	259,525
Trust Investments, at fair value	$917,887	$1,474,428	$2,392,315
Cash and cash equivalents			149,582
Alternative investments			66,027
Other Insurance backed fixed income securities			65,297
Trust Investments, at net asset value			280,906
Trust Investments, at market			$2,673,221

PF MANAGEMENT SERVICES, LLC

(now known as Remembrance Group, Inc.)

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Note 4 - Property and Equipment:

Property and equipment consisted of the following at December 31, 2019 and 2018:

	2019	2018

Computer equipment	$176,768	$171,013
Furniture and fixtures	1,214,839	1,213,643
Autos and trucks	1,071,400	1,084,171
Buildings	5,330,835	5,330,835
Finance lease right of use assets	5,790,000	5,790,000
Land	1,508,244	1,508,244
Leasehold improvements	420,461	385,126

Property and equipment, gross	15,512,547	15,483,032
Less: accumulated depreciation	(4,096,919)	(3,281,686)

Property and equipment, net	$11,415,628	$12,201,346

Depreciation expense was $833,724 and $814,721 for the years ended December 31, 2019 and 2018, respectively.

Note 5 - Debt:

Total debt consisted of the following at December 31, 2019 and 2018:

	2019	2018

Note payable to banking institution at the prime rate + 2.00% (6.75% and 7.50% at December 31, 2019 and 2018, respectively) due in monthly installments. The note is secured by substantially all assets of the affiliate and the Company. The note matures May 2038.	$957,287	$980,727

Note payable to banking institution at the prime rate + 2.00% (6.75% and 7.50% at December 31, 2019 and 2018, respectively) due in monthly installments. The note is secured by substantially all assets of the affiliate and the Company. The note matures May 2020.	10,294	29,782

Note payable to finance company at the interest rate of 2.99% due in monthly installments. The note is secured by the financed equipment. The note was paid in full.	-	936

Note payable to banking institution at the prime rate + 2.75% (7.50% and 8.25% at December 31, 2019 and 2018, respectively) due in monthly installments. The note is secured by substantially all assets of the affiliate and the Company. The note matures December 2038.	1,090,351	1,114,042

PF MANAGEMENT SERVICES, LLC

(now known as Remembrance Group, Inc.)

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Note payable to banking institution at 5.55% interest due in monthly installments. The note is secured by the financed equipment. The note matures September 2022.	16,029	21,292

Note payable to banking institution at the prime rate + 2.75% (7.50% and 8.25% at December 31, 2019 and 2018, respectively) due in monthly installments. The note is secured by substantially all assets of the affiliate and the Company. The note matures January 2039.	3,261,530	3,324,755

Note payable to banking institution at the prime rate + 2.75% (7.50% and 8.25% at December 31, 2019 and 2018, respectively) due in monthly installments. The note is secured by substantially all assets of the affiliate and the Company. The note matures June 2039.	3,727,361	3,802,570

Note payable to finance company at the implied interest rate of 7.00% due in monthly installments. The note is secured by the financed equipment. The note matures August 2020.	7,453	15,448

Note payable to finance company at the interest rate of 5.99% due in monthly installments. The note is secured by the financed equipment. The note matures January 2021.	9,492	17,339

Note payable to private equity firm at the prime rate + 6.75% (11.50% and 12.25% at December 31, 2019 and 2018, respectively) due in monthly installments. The note is secured by substantially all assets of the subsidiary and the Company. The note matures December 2025.	534,456	591,204

Note payable to private equity firm at the prime rate + 5.75% (10.50% and 11.25% at December 31, 2019 and 2018, respectively) due in monthly installments. The note is secured by substantially all assets of the subsidiary. The note matures March 2020.	7,247	35,619

Note payable to private equity firm at the prime rate + 3.50% (8.25% and 9.00% at December 31, 2019 and 2018, respectively) due in monthly installments. The note is secured by substantially all assets of the affiliate and the Company. The note matures November 2031.	130,593	136,664

Note payable to finance company at the implied interest rate of 7.99% due in monthly installments. The note is secured by the financed equipment. The note matures December 2021.	21,302	31,178

Note payable to private equity firm at the prime rate + 6.00% (10.75% and 11.50% at December 31, 2019 and 2018, respectively) due in monthly installments. The note is secured by substantially all assets of the subsidiary and the Company. The note matures November 2026.	300,420	327,864

PF MANAGEMENT SERVICES, LLC

(now known as Remembrance Group, Inc.)

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Note payable to private equity firm at the prime rate + 5.00% (9.75% and 10.50% at December 31, 2019 and 2018, respectively) due in monthly installments. The note is secured by substantially all assets of the subsidiary and the Company. The note matures June 2030.	207,964	218,687

Note payable to private equity firm at the prime rate + 6.50% (11.25% and 12.00% at December 31, 2019 and 2018, respectively) due in monthly installments. The note is secured by substantially all assets of the affiliate, a related affiliated company and the Company. The note matures August 2026.	425,606	465,708

Note payable to seller at 3.00% interest due in quarterly installments. The note is unsecured. The note matures December 2022.	172,088	226,107

Note payable to seller at 4.50% interest due in quarterly installments. The note is secured by the affiliate company’s property. The note matures May 2021.	104,694	125,556

Note payable to investor at 5.50% interest due in monthly installments. The note is secured by the affiliate company’s property. The note matures November 2030.	509,437	535,604

Convertible note payables to investors at 12%, principal and accrued interest is due and payable at maturity March 2021 and detailed in the Subordinated Convertible Notes Disclosure under Note 5.	1,600,000	-

Consulting agreement acquisition obligations to sellers in monthly installments. Agreements mature at various dates from April 2020 through October 2021.	92,125	161,013

Covenant not to compete acquisition obligations to sellers in quarterly installments. Agreements mature at various dates from June 2025 through March 2027.	1,544,954	1,931,325

	14,730,683	14,093,420
Less current maturities	(916,873)	(1,246,510)
Less loan origination fees, net	(335,778)	(381,158)

Long-term portion	$13,478,032	$12,465,752

PF MANAGEMENT SERVICES, LLC

(now known as Remembrance Group, Inc.)

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

The aggregate maturities of our long-term debt for the next five years subsequent to December 31, 2019 and thereafter are as follows:

Year Ending December 31
2020	$916,873
2021	2,462,264
2022	784,143
2023	776,387
2024	833,908
2025 and Thereafter	8,957,108

$14,730,683

Amortization of debt issuance costs related our debt obligations was $62,281 and $84,976 for the years ended December 31, 2019 and 2018, respectively.

Subordinated Convertible Notes

In March and October 2019, the Company issued $1,100,000 and $500,000, respectively of unsecured Subordinated Convertible Notes pursuant to note purchase agreements (the “Note Purchase Agreements”). Interest will accrue on the principal balance of each Note at a simple rate of 12% per annum. The principal and unpaid accrued interest on each Note then outstanding will be due and payable upon demand by the holders of a majority-in-interest of the aggregate principal amount of the Notes (the “Requisite Noteholders”) on or after the date (the “Maturity Date”) that is 24 months following the date of the Initial Closing.

The Subordinated Convertible Notes are subject to (i) automatic conversion into equity securities issued in the Company’s next equity financing (the “Next Equity Financing”) issued and sold at the close of the Company’s next equity financing yielding gross proceeds of at least $5,000,000 in a single transaction or a series of related transactions (which, for the avoidance of doubt, shall exclude the aggregate principal amount of the Notes converted); or (ii) at the Purchaser’s option, in the event of (a) a sale by the Company of all or substantially all of its assets, (b) a merger of the Company with or into another entity (if after such merger the holders of a majority of the Company’s voting security immediately prior to the transaction do not hold a majority of the voting securities of the successor entity), or (c) the transfer of more than 50% of the Company’s voting securities to a person or group; and (iii) at the Requisite Noteholders’ option, on or after the Maturity Date while such Note remains outstanding, into the Company’s Common Units ( a “Maturity Conversion”).

In the event of the Next Equity Financing, the outstanding principal and accrued interest will automatically convert into a number of unregistered shares of equity securities, equal to the outstanding principal and accrued interest at such closing date divided by the applicable conversion price (the “Conversion Price”). The Conversion Price is determined (i) with respect to a Next Equity Financing Conversion, the lesser of: (a) the price that is 40% (the “Discount”) less than the lowest price per unit of the membership units sold in the Next Equity Financing; and (b) the quotient resulting from dividing $3,000,000 (the “Valuation Cap”) by the Company’s fully diluted capitalization immediately prior to closing of the Next Equity Financing; (ii) with respect to a Corporate Transaction Conversion, the quotient resulting from dividing the Valuation Cap by the Company’s fully diluted capitalization immediately prior to the closing of the Corporate Transition; and (iii) with respect to a Maturity Conversion, the quotient resulting from dividing the Valuation Cap by the Company’s fully diluted capitalization immediately prior to the Maturity Conversion.

PF MANAGEMENT SERVICES, LLC

(now known as Remembrance Group, Inc.)

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Note 6 - Finance Lease Obligations

In 2016 and 2015, the Company entered into noncancelable leases for four of our funeral service locations that expire at various dates with initial lease terms ranging from June 2022 to October 2023. As of December 31, 2019, the four finance lease arrangements had aggregate gross and net asset values of $5.79 million and $5.243 million, respectively. As of December 31, 2018, the four capital lease arrangements had aggregate gross and net asset values of $5.79 million and $5.379 million, respectively. The agreements also provide the Company with renewal options that will extend the expected lease terms through October 2044. Leasehold improvements are amortized over the shorter of the lease term or asset life, which may include renewal periods where the renewal is reasonably assured. The average lease terms and discount rates for our finance leases as of December 31, 2019 are 24.5 years and 9.5%, respectively. The aggregate amount of remaining future minimum lease payments as of December 31, 2019 is as follows:

Year Ending December 31
2020	$627,809
2021	642,705
2022	657,957
2023	673,574
2024	689,565
2025 and Thereafter	17,068,095

Total	20,359,705
Less: Interest on capital leases	(14,247,710)

Total principal payable on capital leases	$6,111,995

The lease agreements contain terms that give the Company the option to purchase the real estate assets. If the Company acquires the real estate from the lessor at the end of initial seven year term, for three of the lease agreements the price equals the then current year’s rent multiplied by ten (10) and the remaining agreement the buyout price for the real estate is the then current annual rent divided by 9.75%. The lease agreements also contain early buyout options with differing buyout terms for years one (1) to four (4) and for years five (5) to seven (7). During years one to four, the Company is required to pay a 6.00% premium in addition to the buyout formula amount and during years five to seven, the premium is 4.00%.

The lessor has required corporate and personal guarantees for the lease obligations and the Company entered into a continuing and unconditional guaranty of payment and performance agreement for the lease obligations. Additionally, certain members of the Company and members of the affiliated companies also provide personal guarantees similar to the continuing and unconditional guaranty of payment and performance agreement executed by the Company.

The Company has other debt obligations outstanding with the lessor that are described in Note 5. The individual financings provided by the lessor are cross-collateralized through a cross default/cross collateralization agreement that was executed. If any of the entities that are parties to the lessor’s agreements and provided collateral for those specific financings also serve as collateral for all of the other debt facilities provided by lessor. Additionally, if any of these entities are in default per the terms of the specific loan agreements, the lessor can declare that all of the agreements are in default, with certain exceptions and limiting terms. As part of each financing, the lessor and the Company’s series A preferred unit holder entered into a subordination agreement that limits the Company’s ability to make payments (such as cash dividends) to the Company’s series A preferred unit holder.

PF MANAGEMENT SERVICES, LLC

(now known as Remembrance Group, Inc.)

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Note 7 - Members’ Equity:

The Company’s membership interests are represented by common units and preferred units.

Unrestricted Common Units and Restricted Common Units

The Company is authorized to issue up to a total of 12,000,000 common units. The Company is required to reserve and keep available out of its authorized and unissued common units such number of its duly authorized common units sufficient to (a) effect the conversion of outstanding and any convertible debt outstanding, preferred units into common units, (b) effect the exercise of any warrants outstanding, (c) issue the maximum amount of common units that can be issued under the Company’s equity incentive plan, and (d) issue any common units issuable in connection with options issued in connection with the Company’s equity incentive plan. If at any time the number of authorized and unissued common units is insufficient to fully effect the necessary conversions of the outstanding convertible instruments then the Company will take such action necessary to increase the authorized and unissued common units to a number that is sufficient for such purposes, including, but not limited to, using the Company’s best efforts to obtain requisite approvals from the Company’s Member(s) or Manager(s) for any necessary amendment to the Company’s operating agreement.

The Company is authorized to award common units to executive officers and to negotiate and enter into employment agreements or award agreements with each executive officer to whom it awards common units, which include such terms, conditions (including vesting conditions), rights, and obligations as may be determined by the Company’s Board of Directors. The Board of Directors may establish such vesting criteria for the awards of common units as it determines in its discretion and shall include such vesting criteria in an applicable employment agreement or award agreement. Common units that have not vested are restricted common units and common units that have vested are referred to as unrestricted common units.

We had 2,083,017 and 1,743,660 common units issued and outstanding at December 31, 2019 and 2018, respectively.

Convertible Preferred Units

The Company is authorized to issue up to 6,500,000 preferred units. At any time and from time to time, at the option of any holder thereof, each of the preferred units shall be convertible, by delivery of written notice to the Company, into the number of fully paid and nonassessable common units determined by dividing the liquidation preference amount (as defined in the Company’s operating agreement) of each preferred unit by the applicable series A conversion price, determined in accordance with the provisions of the Company operating agreement, in effect at the time of conversion. Each of the preferred units shall automatically be converted into the number of fully paid and nonassessable common units, without any act by the Company or the holder of preferred units, upon a qualified initial public offering.

We had 5,932,545 Series A Convertible Preferred Units (“Preferred Units”) issued and outstanding at December 31, 2019 and 2018, respectively.

PF MANAGEMENT SERVICES, LLC

(now known as Remembrance Group, Inc.)

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

The Series A Convertible Preferred Units currently has a conversion price of $1.1709 per unit and shall be subject to adjustment based upon the terms of the Company’s operating agreement. The Company has also granted participation rights to each of the preferred unit holders and any permitted subsequent holder of the preferred units (if any) or of any of the common units issuable upon conversion of the preferred units the right to purchase all or any part of such holder’s pro rata share of new securities that the Company may issue, from time to time. Each preferred unit holder and any such permitted holder may purchase all or any part of such holder’s pro rata share of such new securities based on the same terms and at the same price at which the Company proposes to sell and issue the new securities.

The preferred units accrue a cumulative dividend at a rate of 8.25% per annum on the original issue price of the preferred units from the date of issuance of the preferred units (“Series A Preferred Dividends”). The Series A Preferred Dividends is payable quarterly on January 1, April 1, July 1, and October 1 of each fiscal year.

During the years ended December 31, 2019 and 2018 we accrued $603,240 in Series A Preferred Dividends, respectively. As of December 31, 2019, and 2018 there was $1,809,720 and $1,206,480 in accrued but unpaid dividends, respectively.

Upon the occurrence of a deemed liquidation event, the preferred unit holders will receive, in preference to all holders of common units, a liquidation preference amount plus all accrued but unpaid Series A Preferred Dividends on each of the preferred units and, thereafter, shall participate in distributions with the common units on an as-converted basis. If there are insufficient cash proceeds to distribute the liquidation preference amount plus all accrued but unpaid Series A Preferred Dividends, at the request of the holder of a majority of the preferred units, the preferred unit holders shall receive additional common units. The number of additional units shall equal the liquidation preference amount plus all accrued but unpaid Series A Preferred Dividends, minus cash received, divided by the fair market value of the common units immediately following the deemed liquidation event.

Subsequent to December 31, 2019 the preferred unit holders elected to convert the number of Preferred Units of the Company and Series A Preferred Dividends accrued and unpaid into Common Units of the Company. On January 31, 2020 the 5,932,545 Preferred Units issued and outstanding at December 31, 2019 were converted to 6,244,651 Common Units and the accrued but unpaid Series A Preferred Dividends of $1,859,014 were converted to 1,587,680 Common Units.

Equity Incentive Plan

The Company established an equity incentive plan in which the Company’s Board of Directors is authorized to issue a number of restricted common units to employees and other persons outside of holders of the Company’s preferred units, participation rights through the forms of options, warrants, restricted common units, profit interests, or other form of equity compensation approved by the Board of Directors of the Company.

On April 11, 2011, the Company engaged a strategic consultant to raise capital for an affiliate of the Company. As set forth in the agreement, the Company agreed to issue to the strategic consultant in connection with its services warrants to purchase a number of common units in an amount equal to 5.0% of the outstanding affiliated company’s securities on a fully diluted, as if converted basis at the time of execution of the agreement. The agreement included the right to purchase common units of any affiliates, successor companies, sibling entities, which are part of the Company, its wholly owned subsidiary and affiliated companies.

PF MANAGEMENT SERVICES, LLC

(now known as Remembrance Group, Inc.)

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

The warrants have an exercise price of $0.01 per unit. The warrants expire ten (10) years after the date of issuance and provides for standard anti-dilution provisions for splits, dividends, and re-combinations. As of December 31, 2019 and 2018, the Company has reserved 150,000 common units related to any future exercise of the warrants by the holder.

On May 3, 2013, an affiliate of the Company issued and sold a subordinated convertible promissory note in the original principal amount of $50,000. The note accrues interest annually at a rate of 10.0% and automatically converts into common units upon a qualified financing, deemed liquidation event, or upon the maturity date set forth in the note. Pursuant to the terms and conditions of the note, the note holder received warrants to purchase one percent (1.0%) of the then outstanding units as of the date of the issuance of the affiliated company as well as the Company on a fully diluted basis. As of December 31, 2018, the Company has reserved 63,000 common units related to any future exercise of the warrants by the holder. During 2019, the Company entered into a note, warrant and subscription termination agreement whereas the Company and the note and warrant holder agreed to terminate the note and subscription agreement as well as the cancellation of the associated warrants effective May 29, 2018 for consideration to the note and warrant holder in the amount of $35,000.

At various times prior to January 1, 2017, the Company issued to key employee’s options to purchase restricted common units of the Company. At December 31, 2018, the Company had 326,050 vested options as well as 16,350 unvested options. As of December, 31 2019, there are no options outstanding.

Note 8 - Commitments and Contingencies:

Legal

The Company is party to legal proceedings in the ordinary course of its business but does not expect the outcome of any proceedings, individually or in the aggregate, to have a material adverse effect on its financial position, results of operations or cash flows. The Company carries insurance with coverage and coverage limits that it believes to be customary in the funeral home industry. Although there can be no assurance that such insurance will be sufficient to protect the Company against all contingencies, management believes that the insurance protection is reasonable in view of the nature and scope of the operations.

Regulatory

General. Our operations are subject to regulations, supervision and licensing under numerous federal, state and local laws, ordinances and regulations, including extensive regulations concerning trust funds, preneed sales of funeral and cemetery products and services and various other aspects of our business. We believe that we comply in all material respects with the provisions of these laws, ordinances and regulations. Legislative bodies and regulatory agencies frequently propose new laws and regulations, some of which could have a material impact on our business. We cannot predict the impact of any future laws and regulations or changes to existing laws and regulations.

PF MANAGEMENT SERVICES, LLC

(now known as Remembrance Group, Inc.)

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Federal Trade Commission. Our funeral home operations are comprehensively regulated by the Federal Trade Commission (“FTC”) under Section 5 of the Federal Trade Commission Act and a trade regulation rule for the funeral industry promulgated thereunder referred to as the “Funeral Rule.” The Funeral Rule defines certain acts or practices as unfair or deceptive and contains certain requirements to prevent these acts or practices. The preventive measures require a funeral provider to give consumers accurate, itemized pricing information and various other disclosures about funeral goods and services and prohibit a funeral provider from: (i) misrepresenting legal, crematory and cemetery requirements; (ii) embalming for a fee without permission; (iii) requiring the purchase of a casket for direct cremation; (iv) requiring consumers to buy certain funeral goods or services as condition for furnishing other funeral goods or services; (v) misrepresenting state and local requirements for an outer burial container; and (vi) representing that funeral goods and services have preservative and protective value. Additionally, the Funeral Rule requires the disclosure of mark-ups, commissions, additional charges and rebates related to cash advance items.

Environmental. Our operations are also subject to stringent federal, regional, state and local laws and regulations relating to environmental protection, including legal requirements governing air emissions, waste management and disposal and wastewater discharges. For instance, the federal Clean Air Act and analogous state laws, which restrict the emission of pollutants from many sources, including crematories, may require us to apply for and obtain air emissions permits, install costly emissions control equipment, and conduct monitoring and reporting tasks.

Also, in the course of our operations, we store and use chemicals and other regulated substances as well as generate wastes that may subject us to strict liability under the federal Resource Conservation and Recovery Act and comparable state laws, which govern the treatment, storage, and disposal of nonhazardous and hazardous wastes, and the federal Comprehensive Environmental Response, Compensation and Liability Act, a remedial statute that imposes cleanup obligations on current and past owners or operators of facilities where hazardous substance releases occurred and anyone who transported or disposed or arranged for the transportation or disposal of hazardous substances released into the environment from such sites. In addition, the Federal Water Pollution Control Act, also known as the federal Clean Water Act, and analogous state laws regulate discharges of pollutants to state and federal waters. Underground and aboveground storage tanks that store chemicals and fuels for vehicle maintenance or general operations are located at certain of our facilities and any spills or releases from those facilities may cause us to incur remedial liabilities under the Clean Water Act or analogous state laws as well as potential liabilities for damages to properties or persons. Failure to comply with environmental laws and regulations could result in the assessment of sanctions, including administrative, civil, and criminal penalties, the imposition of investigatory, remedial and corrective action obligations, delays in permitting or performance of projects and the issuance of injunctions restricting or prohibiting some or all of our activities in affected areas. Moreover, accidental releases or spills may occur in the course of our operations, and we cannot assure you that we will not incur significant costs and liabilities as a result of such releases or spills, including any third party claims for damages to property, natural resources or persons. Also, it is possible that implementation of stricter environmental laws and regulations or more stringent enforcement of existing environmental requirements could result in additional, currently unidentifiable costs or liabilities to us, such as requirements to purchase pollution control equipment or implement operational changes or improvements. While we believe we are in substantial compliance with existing environmental laws and regulations, we cannot assure that we will not incur substantial costs in the future.

PF MANAGEMENT SERVICES, LLC

(now known as Remembrance Group, Inc.)

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

Worker Health and Safety. We are subject to the requirements of the federal Occupational Safety and Health Act, as amended (“OSHA”), and comparable state statutes whose purpose is to protect the health and safety of workers. In addition, the OSHA hazard communication standard, the Emergency Planning and Community Right to Know Act and implementing regulations and similar state statutes and regulations require that we organize and/or disclose information about hazardous materials used or produced in our operations and that this information be provided to employees, state and local governmental authorities and citizens. We believe that we are in substantial compliance with all applicable laws and regulations relating to worker health and safety.

Note 9 - Consolidation of Variable Interest Entities:

The Company has consolidated five operating business entities which are not majority owned by the Company within the consolidated financial statements of the Company. The operating business entities are accounted for as subsidiaries in the consolidated financial statements because the Company has the power to direct the activities that most significantly impact the operating business entities economic performance. Those activities include management oversight, hiring, and strategic decision-making.

The Company has also entered into agreements with the owners of the operating business entities and as such the owners of those entities granted the Company the right to acquire 100% of the ownership interest of each of the operating business entities upon the election of the Company. The Company may exercise the option at any time for four of the business entities and for the remaining operating business entity the Company may exercise the option upon or at any time after (a) the earlier of (i) all of the outstanding principal and accrued and unpaid interest and obligations due under entity’s debt and lease financing facilities provided by a lender, have been paid, or (ii) consent of the lender for the financing to the transfer of the membership interests to the Company.

As discussed in Note 5, the assets of the affiliated companies are pledged as collateral for the related mortgage debt and, consequently, other Company creditors do not have recourse to those assets. Additionally the mortgage, finance lease obligations and other secured debt is guaranteed by the Company, the Company’s principal members and cross-collateralized by a security interest in the Company’s assets.

Should the affiliates require additional financial support in the future, it is expected that the Company would provide it due to the common ownership and other arrangements as described above between the Company and the affiliated companies. The Company is currently the sole source of the affiliated company’s financial support.

PF MANAGEMENT SERVICES, LLC

(now known as Remembrance Group, Inc.)

Notes to Consolidated Financial Statements

December 31, 2019 and 2018

The consolidated variable interest entities included in the consolidated balance sheets and statements of operations are as follows:

	2019	2018

Consolidated Balance Sheets
Cash and cash equivalents	$159,430	$105,248
Accounts receivable, net	277,093	299,052
Other current assets	218,175	226,547
Preneed receivables, net and trust investments	2,913,787	2,582,837
Property and equipment, net	7,728,084	8,305,996
Accounts payable and accrued liabilities	774,534	655,099
Debt and finance lease obligations	12,574,785	13,173,467
Deferred receipts held in trust	3,029,411	3,044,787
Other long-term liabilities	2,353,245	1,253,126
Noncontrolling interests	(7,435,406)	(6,606,799)

Consolidated Statements of Operations
Revenue	$6,273,154	$6,598,078
Costs of revenue	1,239,753	1,263,694
Operating profit	5,033,401	5,334,384
Operating expenses	4,818,030	5,194,842
Operating income	215,371	139,542
Net loss	(828,607)	(775,898)

Note 10 - Subsequent Events:

Management has evaluated subsequent events through March 5, 2020, the date the consolidated financial statements were available to be issued.

On January 31,2020 as discussed in more detail in Note 7 - Members’ Equity under Convertible Preferred Units, the Company issued 6,244,651 in Common Units to the Preferred Unit holders in exchange for the 5,932,545 Preferred Units issued and outstanding thereof and 1,587,680 in Common Units for consideration in forgiveness of accrued but unpaid Series A Preferred Dividends of $1,859,014.

On February 1, 2020, the Company changed its organizational status from a Delaware limited-liability company to a Delaware corporation and changed the Company’s name from PF Management Services, LLC to Remembrance Group, Inc.

On February 14, 2020, the Company entered into an agreement to divest one of its five funeral home businesses that is not majority owned by the Company. The Company is entering into a long-term management agreement and will receive management fees but will no longer exert the power to direct the activities that most significantly impact the operating business entities economic performance, therefore, this business will no longer be included in the Companies consolidated financial results. Management expects there will be minimal financial impact from this divesture.

PART III – EXHIBITS

Exhibit Index

Exhibit No.	Description

1.1*	Engagement Agreement, dated February 13, 2020, between Remembrance Group, Inc., and Digital Offering LLC

2.1*	Certificate of Incorporation of Remembrance Group, Inc., dated as of January 31, 2020

2.2*	Bylaws of Remembrance Group, Inc., dated as of January 31, 2020

2.3*	Form of Amended and Restated Certificate of Incorporation of Remembrance Group, Inc.

3.1*	Secured Promissory Note dated May 31, 2013

3.2*	Secured Promissory Note dated December 12, 2013

3.3*	Secured Promissory Note dated May 16, 2014

3.4*	Secured Promissory Note dated October 29, 2014

3.5	Form of Convertible Note Purchase Agreement of PF Management Services, LLC, dated March [*], 2019

3.6*	12% Convertible Unsecured Promissory Notes issued by PF Management Services, LLC dated March 18, 2019, March 21, 2019 and October 14, 2019.

4.1*	Form of Subscription Agreement

6.1*	Amended and Restated Option Agreement dated September 24, 2015 by and between PF Management Services, LLC and Premier Funeral Management Group, LLC

6.2*	Amended and Restated Option Agreement dated September 24, 2015 by and between PF Management Services, LLC and Premier Funeral Management Group II, LLC

6.3*	Amended and Restated Option Agreement dated September 24, 2015 by and between PF Management Services, LLC and Premier Funeral Management Group IV, LLC

6.4*	Option Agreement dated September 24, 2015 by and between PF Management Services, LLC and Premier Funeral Management Services III, LLC

6.5*	Option Agreement dated September 23, 2016 by and between PF Management Services, LLC and Premier Funeral Management Group VI, LLC

6.6*	Option Agreement dated September 23, 2016 by and between PF Management Services, LLC and Premier Funeral Management Group VII, LLC

6.7*	Executive Employment Agreement with Dennis L. Smith dated January 1, 2020

6.8*	Executive Employment Agreement with Michael A. Ryan dated January 1, 2020

6.9*	Executive Employment Agreement with Derrick Husmann dated January 1, 2020

6.10*	2020 Equity Incentive Plan of Remembrance Group, Inc.

6.11*	Management Services Agreement dated as of February 1, 2020 by and between Remembrance Group, Inc. and Littlebanc Advisors LLC

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6.12*	Lease Agreement with Option to Purchase dated June 17, 2015 by and between PFMG Holdings, L.L.C. and Premier Funeral Management Services III, LLC

6.13*	Lease Agreement with Option to Purchase dated November 5, 2015 by and between PFMG Holdings, L.L.C. and Premier Funeral Management Group V, LLC

6.14*	Lease Agreement with Option to Purchase dated October 12, 2016 by and between PFMG Holdings, L.L.C. and Premier Funeral Management Group VII, LLC

6.15*	Lease Agreement with Option to Purchase dated November 1, 2016 by and between PFMG Holdings, L.L.C. and Premier Funeral Management Group VI, LLC

7.1*	Plan of Conversion dated effective as of February 1, 2020

8.1**	Escrow Agreement, dated [*], 2020, by and among Remembrance Group, Inc., Digital Offering LLC and Wilmington Trust, National Association

10.1*	Power of attorney (included on the signature page of this offering statement)

11.1*	Consent of Somerset CPAs, P.C.

11.2**	Consent of Bevilacqua PLLC (included in Exhibit 12.1)

12.1**	Opinion of Bevilacqua PLLC

*	Filed herewith.
**	To be filed by amendment.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, Florida, on March 13, 2020.

Remembrance Group, Inc.

By:	/s/ Dennis L. Smith
Dennis L. Smith Chief Executive Officer and President

Each person whose signature appears below constitutes and appoints Dennis L. Smith as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-qualification amendments) to this Offering Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons, in the capacities, and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Dennis L. Smith	Chief Executive Officer (Principal Executive Officer), President and Director	March 13, 2020
Dennis L. Smith

/s/ Michael A. Ryan	Treasurer (Principal Financial Officer)	March 13, 2020
Michael A. Ryan CPA CMA

/s/ Michael Margolies	Director	March 13, 2020
Michael Margolies

/s/ David DeCarlo	Director	March 13, 2020
David DeCarlo

/s/ Ian M. Beadle	Director	March 13, 2020
Ian M. Beadle

/s/ Poul LeMasters	Director	March 13, 2020
Poul LeMasters

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